Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

RKI EXPLORATION & PRODUCTION, LLC,

WPX ENERGY, INC.

and

THUNDER MERGER SUB LLC

Dated as of July 13, 2015

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EXHIBITS:

A	Limited Liability Company Agreement of the Surviving Entity
B	Registration Rights/Lock-Up Agreement
C	Release Agreement
D	Non-Core Assets

SCHEDULES:

1.1	Allocated Values

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 13, 2015, by and among RKI Exploration & Production, LLC, a Delaware limited liability company (the “Company”), WPX Energy, Inc., a Delaware corporation (the “Parent”), and Thunder Merger Sub LLC, a Delaware limited liability company (“Merger Sub,” and collectively with the Parent, the “Buyer Parties”), with reference to the following circumstances:

A. The parties intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement (the “Merger”) and the Delaware Limited Liability Company Act (the “DLLCA”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of the Parent.

B. As a result of the Merger, and in accordance with the DLLCA, all the outstanding limited liability company interests in the Company immediately prior to the Effective Time (the “Existing Shares”) shall be converted into the right to receive the Merger Consideration (as defined below) as set forth herein.

C. The board of managers of Merger Sub has unanimously adopted resolutions (i) approving and declaring the advisability of this Agreement and the Contemplated Transactions, including the Merger, and (ii) recommending that Parent, as the sole member of Merger Sub, vote to adopt this Agreement.

D. The board of directors of Parent has unanimously adopted resolutions (i) approving this Agreement and (ii) approving the issuance of Parent Common Stock contemplated by this Agreement.

E. The Company Board has unanimously adopted resolutions (i) determining that this Agreement and the Contemplated Transactions are advisable, fair to, and in the best interests of the Company and the Members, (ii) approving and declaring the advisability of this Agreement and the Contemplated Transactions, including the Merger, and (iii) recommending that the Members vote to adopt this Agreement.

F. In order to induce Parent and Merger Sub to enter into this Agreement and to consummate the Contemplated Transactions, concurrently with the execution and delivery of this Agreement, certain Members are executing and delivering (i) voting and support agreements in favor of Parent and Merger Sub (the “Voting and Support Agreements”) and (ii) support agreements in favor of Parent and Merger Sub (the “Support Agreements”).

In consideration of the premises and the terms and conditions of this Agreement, the parties agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement, the terms set forth below shall have the following respective meanings:

“Acquisition Transaction” means any transaction or series of transactions (other than (i) the Contemplated Transactions, (ii) the PRB Sale, and (iii) the disposition of Non-Core Assets) involving:

(a) the sale, license, sublicense or disposition of all or a material portion of any of the Company’s or any of its Subsidiaries’ business or assets;

(b) the grant, issuance, disposition or acquisition of (i) any Equity Securities of the Company or any of its Subsidiaries, except in connection with the settlement of Rights existing on the date hereof and disclosed in Section 3.4 of the Company Disclosure Schedule, (ii) any Right (whether or not immediately exercisable) to acquire any Equity Security of the Company or any of its Subsidiaries, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any Equity Security of the Company or any of its Subsidiaries; or

(c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company or any of its Subsidiaries.

“Adjusted Indebtedness Amount” means the amount equal to the sum of (but without duplication): (i) the aggregate dollar amount of Company Indebtedness as of immediately prior to the Closing, as set forth in the Closing Statement, but excluding, in order to avoid any doubt, (A) the change of control premium payable to the holders of the Senior Notes upon exercise of any put option to be afforded to such holders after the Effective Time in accordance with the terms of such Senior Notes and (B) any make-whole or similar prepayment premium payable upon the voluntary prepayment of the Senior Notes by the Company after the date hereof, whether pursuant to Section 5.18(c) or otherwise; plus (ii) the aggregate dollar amount of all unpaid Company Transaction Expenses, as set forth in the Closing Statement; plus (iii) the Aggregate COC Amount, as set forth in the Closing Statement; plus (iv) the Employment Tax Amount, as set forth in the Closing Statement; plus (v) the Tax Liability Amount.

“Adjusted Net Working Capital” means (i) the Company’s net working capital as of the Closing Date, computed in accordance with GAAP, but disregarding any income tax assets, deferred tax assets, fixed-price commodity contract assets, fixed-price commodity contract liabilities, income tax liabilities or deferred tax liabilities included in such calculation under GAAP, less, but without duplication, (ii) the Adjusted Indebtedness Amount.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common control with, such specified Person.

“Aggregate COC Amount” means the aggregate dollar amount payable or to become payable, and the aggregate dollar value of all benefits provided or to be provided, by the Thunder Entities under all bonus, severance, change of control or other plans, agreements or arrangements as a result of or in connection with the Merger or any of the other Contemplated Transactions, except for and expressly excluding the value of unvested awards of Company Restricted Shares that vest as provided in Section 2.15.

“Aggregate Unaccredited Investor Cash-Out Consideration” means the amount equal to the product of the Unaccredited Investor Per Share Cash-Out Consideration and the number of Existing Shares outstanding immediately prior to the Effective Time that are held by Unaccredited Investors.

“Allocated Value” means, for each Thunder Property, the value per acre or other measurement assigned to the area in which the particular Thunder Property is located, as set forth on Schedule 1.1 attached to this Agreement.

“Appraised PRB Value” means the value of the PRB Assets as of a date within 30 days prior to the Closing as determined by a nationally recognized valuation firm selected by the Company Board.

“Average Stock Price” means the volume weighted-average per share price of Parent Common Stock on the New York Stock Exchange, as reported by Bloomberg, for the ten consecutive trading days ending on the last full trading day preceding the date of this Agreement, rounded to the nearest tenth of a cent.

“Business Day” means any day other than (a) a Saturday, Sunday or a federal holiday, or (b) a day on which commercial banks in New York City, New York are authorized or required to be closed.

“Cash Consideration” means, subject to further adjustment as provided in Section 2.10(a), the remaining difference after subtracting (i) the Stock Consideration, valued at the Average Stock Price, from (ii) $2,750,000,000.00.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Board” means the Board of Managers of the Company.

“Company Disclosure Schedule” means the schedule (dated as of the date of this Agreement) delivered to the Parent on behalf of the Company and prepared in accordance with Section 9.15.

“Company Indebtedness” means all Indebtedness of the Thunder Entities (and with respect to which any Thunder Entity is or may become subject to any obligation or other liability), including, without limitation, Indebtedness outstanding in the form of the Senior Notes and pursuant to the Credit Facility.

“Company Rabbi Trust” means the trust created and established by the Company under agreement dated effective January 1, 2011, in connection with the Company’s Deferred Compensation Plan adopted as of such date.

“Company Restricted Shares” means Existing Shares that have been awarded pursuant to the Company Share Plan prior to the Effective Time.

“Company Share Plan” means the Company’s Shares Incentive Plan, as amended from time to time.

“Company Transaction Expenses” means all fees, costs, expenses, payments, expenditures or liabilities (collectively, “Expenses”), whether incurred prior to the date of the Agreement, during the Pre-Closing Period or at or after the Effective Time (and whether or not invoiced prior to the Effective Time), incurred by or on behalf of any Thunder Entity, or to or for which any Thunder Entity is or becomes subject or liable, in connection with any of the Contemplated Transactions, including: (a) Expenses described in Section 9.3 of the Agreement; (b) Expenses payable to legal counsel or to any financial advisor, broker, accountant or other Person who performed services for or provided advice to any Thunder Entity prior to the Closing, or who is otherwise entitled to any compensation or payment from any Thunder Entity with respect to services provided prior to the Closing, in connection with any of the Contemplated Transactions; (c) Expenses that arise or are expected to arise, or are triggered or become due or payable, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of any of the Contemplated Transactions (other than the Expenses separately included in the Aggregate COC Amount and the Employment Tax Amount); (d) Expenses incurred or related to the PRB Transaction and the transfer, sale or other disposition of the Non-Core Assets; and (e) Expenses incurred prior to the Closing by or on behalf of any Member, stockholder or noteholder of any Thunder Entity or any Company employee in connection with any of the Contemplated Transactions that any Thunder Entity is or will be obligated to pay or reimburse, but excluding in any case any reasonable, properly documented out-of-pocket Expenses incurred by the Company in connection with its obligations pursuant to Section 5.18.

“Consent” means any approval, consent, ratification, permission, waiver, order or authorization (including any Permit).

“Constituent Documents” means the articles or certificate of incorporation and bylaws of a corporation, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation or articles of organization and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Contemplated Transactions” means all transactions and actions contemplated by this Agreement (including the Merger, the Financing and the PRB Transaction) and all transactions and actions contemplated by the agreements, plans and other documents entered into or delivered in connection with this Agreement.

“Contract” means any contract, agreement, arrangement, understanding or other instrument, obligation or commitment (whether oral or written, pending or executory).

“Control” (including the terms “Controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Credit Facility” means the obligations outstanding under and pursuant to that certain Second Amended and Restated Credit Agreement, dated as of November 14, 2011, as amended, by and among the Company and Khody, as borrowers, Citibank, N.A., as administrative agent, and the lenders party thereto.

“Damages” includes any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature, but net of insurance proceeds received in connection with the underlying loss, and specifically excluding any punitive, exemplary, speculative or remote damages, except to the extent any such punitive, exemplary, speculative or remote damages are required to be paid to a third party pursuant to a third-party claim.

“Employment Tax Amount” means the aggregate dollar amount of the employer portion of any payroll or employment Taxes relating to or resulting from the vesting of the Company Restricted Shares at the Effective Time or the payment (in whole or in part) of any Merger Consideration, the Aggregate COC Amount or any payments that are contingent upon or payable as a result of the Closing, the Effective Time, the Merger or any of the other Contemplated Transactions.

“Equity Securities” means (i) with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation, however designated, and any warrants, options or other rights to purchase or acquire any such capital stock and any securities convertible into or exchangeable or exercisable for any such capital stock, (ii) with respect to any partnership, all partnership interests, participations or other equivalents of partnership interests of such partnership, however designated, and any warrants, options or other rights to purchase or acquire any such partnership interests and any securities convertible into or exchangeable or exercisable for any such partnership interests, and (iii) with respect to any limited liability company, all units, interests, participations or other equivalents of membership interests of such limited liability company, however designated, and any warrants, options or other rights to purchase or acquire any such membership interests and any securities convertible into or exchangeable or exercisable for any such membership interests.

“Escrow Amount” means $137,500,000.

“Escrow Fund” means, at any time, the Escrow Amount less the aggregate amount of any amounts paid to Indemnitees or released to Indemnitors in accordance with Section 8.5 of the Agreement as of such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing” shall mean any debt or equity financing under which Parent or Merger Sub (either directly or through any of its Subsidiaries) receives proceeds that are sufficient to enable Parent and Merger Sub to consummate the Merger and the other Contemplated Transactions in accordance with the terms of this Agreement.

“Financing Sources” means the entities that have committed to provide, or otherwise entered into agreements with any of the Buyer Parties or any of their Affiliates in connection with, the Financing, including any parties (other than any Buyer Party or any of its Affiliates) to the agreements executed in connection with the Financing, any joinder agreements and fee letters (including the definitive agreements executed in connection with the Financing) and their respective successors and assigns.

“First Reserve Managers” has the meaning given to such term in the Thunder LLC Agreement.

“Fraud” means an actual and intentional fraud with respect to the making of any representation or warranty in this Agreement or any Transaction Document.

“Governmental Authority” means any nation or government, any state, commonwealth, province, territory, county, city, municipality or political subdivision thereof, any federal or state court and any other agency, body, authority or entity (including any quasi-governmental entity) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.

“Indebtedness” means, without duplication: (i) all obligations (including the principal amount thereof and, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of a Person, whether or not represented by bonds, debentures, notes or other securities (and whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, to financial institutions, on equipment leases or otherwise; (ii) all deferred liabilities of such Person for the payment of the purchase price of property or assets purchased (other than current accounts payable that were incurred in the ordinary course of business); (iii) all obligations of such Person to pay rent or other amounts under a lease which is required to be classified as a capital lease or a liability on a balance sheet prepared in accordance with GAAP, consistently applied; (iv) all outstanding reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (v) all obligations of such Person under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (vi) all obligations secured by any Lien existing on property or assets owned by such Person, whether or not indebtedness secured thereby has been assumed; (vii) all guaranties, endorsements, assumptions and other contingent obligations of such Person in respect of, or to purchase or to otherwise acquire, indebtedness of others; and (viii) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the Contemplated Transactions or any transaction in connection with any lender approval, consent, ratification, permission, waiver, order or authorization (including any Permit); provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.

“Indemnitees” means the following Persons: (i) Parent; (ii) Parent’s current and future Affiliates (including Merger Sub and, following the Merger, the Surviving Entity); (iii) the respective Representatives of the Persons referred to in clauses “(i)” and “(ii)” above; and (iv) the respective successors and assigns of the Persons referred to in clauses “(i)”, “(ii)” and “(iii)” above; provided, however, that the Indemnitors shall not be deemed to be “Indemnitees.”

“Indemnitors” means the Persons holding Existing Shares immediately prior to the Effective Time.

“Intellectual Property Rights” means all intellectual property rights, in any jurisdiction, whether registered or unregistered, including all rights in and to: (i) patents, patent applications, invention disclosures and utility models (“Patents”); (ii) trademarks, service marks, logos, trade dress, trade names, corporate names and all other designations of origin (“Trademarks”), together with the goodwill symbolized by any of the foregoing; (iii) copyrights, designs and copyrightable subject matter (“Copyrights”); (iv) rights in computer programs and software (whether in source code, object code, or other form); (v) trade secrets and rights in other confidential information, including rights in ideas, proprietary information, know-how, inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements, proprietary processes, technology, technical data, algorithms, specifications, formulae, models, and methodologies, customer lists and supplier lists, and industrial designs (“Trade Secrets”); (vi) Internet domain names; and (vii) all applications and registrations for the foregoing.

“Investment” means, with respect to any Person, any payment, loan, advance or contribution of any amount to any other Persons or any agreement or commitment to do any of the foregoing, and in any event shall include (i) any direct or indirect purchase or other acquisition of any notes, obligations, instruments, Equity Securities or other securities or ownership interests (including joint venture interests) and (ii) any capital contribution.

“Khody” means Khody Land & Minerals Company, an Oklahoma corporation.

“Knowledge of the Company” or similar expressions, including “the Company’s Knowledge,” shall mean matters actually known, after reasonable inquiry of their direct reports, by Ronnie K. Irani and/or Jeffrey A. Bonney.

“Law” means any constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of a Governmental Authority.

“Legal Proceeding” means any action, suit, litigation, arbitration, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” means, with respect to any properties or assets, any mortgage, pledge, hypothecation, assignment, security interest, lien, encumbrance or security agreement or arrangement or restriction of any kind or character whatsoever in respect of such properties or assets.

“Made Available” means (i) such document or other item of information was, at all times during the period from July 11, 2015 through the date of this Agreement (or for such shorter period acknowledged and agreed by Parent in writing), included (in the appropriate location) in, and properly categorized and indexed in, the virtual data room established by the Company in connection with the Contemplated Transactions, and (ii) Parent’s Representatives had full access to such document or other item throughout such period.

“Marketing Period” means the first period of 20 consecutive Business Days after the date of this Agreement throughout which (i) Parent and Merger Sub shall have received the Required Information and during which period such information shall remain compliant at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act and (ii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 6.1 and 6.3 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such 20 consecutive Business Day period; provided, that the Marketing Period shall not be deemed to have commenced if after the date of this Agreement and prior to the completion of the Marketing Period, (I) the financial statements included in the Required Information that is available to Parent and Merger Sub on the first day of any such 20 consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 20 consecutive Business Day period to permit a registration statement on Form S-1, using such financial statements, to be declared effective by the SEC on the last day of such 20 consecutive Business Day period, (II) Grant Thornton, LLP shall have withdrawn its audit opinion or indicated that its audit opinion may no longer be relied upon with respect to any of the financial statements contained in the Required Information (it being understood that, without prejudice to the requirements set forth herein, in each such case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued or such statement of non-reliance is retracted, as applicable, with respect to such financial statements contained in the Required Information by Grant Thornton, LLP, a “big four” accounting firm or another independent public accounting firm reasonably acceptable to Parent) or (III) the Company shall have announced (x) any intention to restate any historical financial statements of the Company included in the Required Information or (y) that any such restatement is under consideration or may be a reasonable possibility (it being understood that, without prejudice to the requirements set forth herein, in each such case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded no such restatement shall be required); and provided, further, that (i) if such 20 consecutive Business Day period were to commence but would not be completed in accordance with its terms prior to (A) August 24, 2015, then such 20 consecutive Business Day period shall not commence prior to September 8, 2015 or (B) December 23, 2015, then such 20 consecutive Business Day period shall not commence prior to January 5, 2016 and (ii) October 12, 2015, November 11, 2015, November 26, 2015 and November 27, 2015 shall not count as Business Days for the purpose of such period.

“Material Adverse Effect” means an effect on, or any change, claim, event, occurrence or state of facts (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be materially adverse to: (a) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company or any of the Indemnitors to perform any of its material covenants or obligations under this Agreement or under any other Transaction Document; provided, however, that for purposes of clause “(a)” only, the following shall not be deemed to constitute a Material Adverse Effect: (i) changes in national or international business, economic or political conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its respective territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America, to the extent that such Effect does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole; (ii) changes in the financial, banking or securities markets, including any disruption thereof or any decline in the price of securities generally or any market or index, to the extent that such Effect does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole; (iii) changes in conditions generally affecting the oil and natural gas industry or the natural gas liquids industry in any area or areas in which the Company operates, to the extent that such Effect does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole; (iv) changes in energy, electricity, oil, natural gas, natural gas liquids, or other commodity or raw materials prices, including changes in price differentials, or other operating costs, to the extent that such Effect does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole; (v) changes in Laws, to the extent such Effect does not have a disproportionate impact on the Company and its Subsidiaries or the oil and natural gas industry generally; (vi) changes in GAAP (or interpretations of GAAP) applicable to the Company; (vii) the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, (it being understood that this clause “(vii)” shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Contemplated Transactions or the compliance with the terms of this Agreement); and (viii) any actions taken or omitted to be taken with the written consent of the Parent (it being understood that this clause “(viii)” shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Contemplated Transactions or the compliance with the terms of this Agreement).

“Member” means a Person admitted as a member of the Company pursuant to the Thunder LLC Agreement owning one or more Existing Shares of the Company.

“Merger Consideration” shall mean the consideration received pursuant to Section 2.7(b) or Section 2.8, as applicable.

“Midstream/Infrastructure Assets” means the Company’s gas gathering systems, fresh water distribution systems, saltwater disposal systems and electrical distribution systems, including, without limitation, all easements, rights-of-way and other real property interests relating thereto, but excluding any such assets included within the PRB Assets.

“Non-Core Assets” means (a) the limited liability company membership interests in Prize Exploration, LLC, an Oklahoma limited liability company and wholly-owned Subsidiary of the Company, (b) the assets described on Exhibit D attached hereto, and (c) in the event of a PRB Sale, any of the PRB Assets which may, pursuant to the terms of the PRB Agreement relating to such PRB Sale, be excluded from the PRB Sale.

“Parent Common Stock” means the common stock, $0.01 par value per share, of the Parent.

“Person” means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization of any kind or character, including any Governmental Authority.

“PRB Agreement” means a purchase and sale agreement negotiated between the Company (or any Subsidiary or Subsidiaries of the Company) and the PRB Acquirer with respect to a PRB Sale.

“PRB Acquirer” means any third party to which the Company (or any Subsidiary or Subsidiaries of the Company) sells the PRB Assets prior to the Closing pursuant to the PRB Sale, or if the PRB Sale does not occur, the PRB Subsidiary.

“PRB Assets” means the Company’s assets relating to its Powder River Basin operations.

“PRB Escrow Fund” means, if provided under the terms of the PRB Sale, the escrow fund maintained with a financial institution in favor of the PRB Acquirer pursuant to the terms of a PRB Agreement and any related escrow agreement entered into in connection with the PRB Sale.

“PRB Escrow Recovery” means the amount received by the Surviving Entity, net of expenses described in Section 5.20(b), upon release of the PRB Escrow Fund pursuant to the terms of a PRB Agreement and any related escrow agreement entered into in connection with the PRB Sale.

“PRB Sale” means the sale of the PRB Assets to the PRB Acquirer prior to the Effective Time pursuant to a PRB Agreement.

“PRB Subsidiary” means the new Subsidiary of the Company formed to receive the PRB Assets, subject to all Liabilities of the Thunder Entities relating to such PRB Assets (including, without limitation, any obligation to sell the PRB Assets to any third party), in the event that the PRB Sale does not occur prior to the Effective Time.

“PRB Subsidiary Interests” means the Equity Securities of the PRB Subsidiary.

“PRB Transaction” means either (i) the PRB Sale or (ii) if the PRB Sale has not occurred prior to the Effective Time, the transfer of the PRB Assets, subject to all Liabilities of the Thunder Entities relating to such PRB Assets (including, without limitation, any obligation to sell the PRB Assets to any third party), to the PRB Subsidiary and the payment of the PRB Subsidiary Interests as Merger Consideration pursuant to this Agreement.

“PRB Value” means (i) if on the Closing Date, there is a PRB Agreement in effect, an amount equal to the greater of (a) the sum of (1) the aggregate stated purchase price under such PRB Agreement and (2) an amount, which may be positive or negative, equal to the Company’s good faith estimate of any adjustments that would be made to the stated purchase price if the closing under the PRB Agreement were held on the Closing Date, and (b) the Appraised PRB Value, or (ii) if on the Closing Date, there is not a PRB Agreement in effect, an amount equal to the Appraised PRB Value. In calculating the PRB Value pursuant to clause (i), to the extent that the consideration to be paid under the PRB Agreement consists of the securities of the buyer, then the value of such securities to be used to calculate the PRB Value shall be based on the volume-weighted average of the closing price of such securities over the ten trading day period up to and including the trading day preceding the Closing Date. If such securities do not have an existing public trading market at the time of the Closing, the value of the securities shall be the value estimated by the Company Board.

“Pre-Closing Period” means the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article VII or the Effective Time.

“Pro Rata Share” means for any particular holder of one or more Existing Shares immediately prior to the Effective Time, the fraction having a numerator equal to the aggregate amount of the Merger Consideration that such Person is entitled to receive pursuant to Section 2.7 of this Agreement, and having a denominator equal to the aggregate amount of the Merger Consideration that all such holders are entitled to receive pursuant to Section 2.7.

“Representatives” means, with respect to any Person, such Person’s managers, directors, officers, employees, agents, accountants, legal or financial advisors or any representatives of such accountants, legal or financial advisors, including, with respect to the Parent, the Financing Sources and their legal advisors.

“Required Information” means all customary financial and other pertinent information regarding the Company and its Subsidiaries as Parent and Merger Sub shall reasonably request in order to consummate the Financing, including: (i) any information necessary for the preparation of the Offering Documents being used for the Financing; (ii) financial statements prepared in accordance with GAAP, audit reports, opinions and other financial information and financial data, pro forma financial statements and other data and all other information regarding the Company and its Subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-1 (or any successor forms thereto) under the Securities Act (including summary reserve data prepared according to SEC guidelines including Rule 4-10 of Regulation S-X and Item 302(b) of Regulation S-K) and of the type and form, and for the periods, in each case, required or customarily included in Offering Documents being used for the Financing or used to syndicate credit facilities or used in registered offerings of debt or equity securities, in each case assuming that such syndication of credit facilities and offering(s) of debt or equity securities were consummated at the same time during the Company’s fiscal year as such syndication and offering(s) of debt or equity securities will be made; and (iii) drafts of customary comfort letters (including customary “negative assurances”) by the auditors and independent reserve engineers of the Company that such auditors and independent reserve engineers are prepared to issue upon completion of customary procedures in connection with any such syndication or offering of securities contemplated as part of the Financing.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified Representations” means: (i) the representations and warranties set forth in Sections 3.1(a) (Organization) (other than the last sentence thereof), 3.2 (Authority; Binding Effect), 3.3(b)(ii) (Regulatory Approvals; No Defaults), 3.4 (Capitalization) (other than Section 3.4(d)), 3.13(e) (Title; Ownership and Other Related Matters) and Section 3.31 (Accredited Investors); (ii) the representations and warranties set forth in the certificate referenced in Section 6.3(a), to the extent such representations and warranties relate to any matters addressed in any of the representations and warranties specified in clause “(i)” of this sentence; and (iii) the representations, warranties, certifications and other statements and information set forth in the Closing Statement.

“Senior Notes” means the Company’s 8.5% Senior Notes due 2021.

“Stock Consideration” means 40,000,000 unregistered shares of Parent Common Stock issuable in exchange for the Existing Shares in the Merger.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity (i) of which the Person at the time owns Equity Securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar governing body of such corporation, limited liability company, partnership or other entity or having the right to more than 50% of the distributions to be made by such corporation, limited liability company, partnership or other entity (either generally or upon liquidation of such corporation, partnership or other entity), or (ii) the management of which is otherwise Controlled by such Person.

“Tax” and “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, value added, goods and services, capital, production, transfer, franchise, unclaimed property, escheat, windfall profits, license, withholding, payroll, employment, unemployment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Time, and (ii) any liability in respect of any items described in clause (i) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, or Treasury Regulation Section 1.1502-6(a) (or any analogous or similar provision of Law).

“Tax Claim” means any Legal Proceeding with respect to Taxes of the Thunder Entities for which the Indemnitors may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 5.17(a)(v) or Article VIII.

“Tax Liability Amount” means, without duplication, an amount equal to the sum of (i) any amounts that would be properly accrued as income Taxes payable on the consolidated balance sheet of the Thunder Entities and the PRB Subsidiary as of the Closing Date in accordance with GAAP and (ii) any amount that would be properly reserved under ASC 740 or ASC 450 on the consolidated balance sheet of the Thunder Entities and the PRB Subsidiary as of the Closing Date in accordance with GAAP, in each case, calculated (x) as of the end of the Closing Date, (y) by including in taxable income all Section 481 adjustments that have not been included in income by the Thunder Entities as of the end of the Closing Date, and (z) by excluding all deferred Tax liabilities and deferred Tax assets.

“Tax Returns” means any and all returns, or other reports (including elections, declarations, disclosures, claims for refunds, schedules, estimates and information returns and any related or supporting information) filed or required to be filed with respect to any Tax (including any attachments thereto or amendments thereof).

“Thunder Entities” and each, individually, a “Thunder Entity” means the Company and any of its Subsidiaries or entities in which the Company owns any Equity Securities; provided, however, that the PRB Subsidiary, if any, shall not constitute a Thunder Entity.

“Thunder LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company, effective November 10, 2011, as amended from time to time.

“Thunder Properties” and each, individually, a “Thunder Property” means any oil and gas property, including the Leases, working interest, surface, mineral, royalty and other associated rights and interests, owned in fee or by virtue of leases, Contracts, agreements, vested or contingent, and pertinent to any Thunder Entity’s oil and natural gas operations, owned or operated by any of the Thunder Entities, but for clarity excluding all PRB Assets and the Non-Core Assets.

“Transaction Document” means, collectively, this Agreement, the Closing Statement, the Release Agreements, the Registration Rights/Lock-Up Agreements, the Voting and Support Agreements, the Support Agreements and each other agreement or document referred to in this Agreement or to be executed in connection with any of the Contemplated Transactions.

(b) Each of the terms below has the meaning set forth in the provision of this Agreement identified opposite such term in the following table:

Term	Provision
Accredited Investor	Section 2.8
Agreed Amount	Section 8.5(b)
Agreement	Introductory Paragraph
Arbitrable Dispute	Section 8.5(f)
Award Amount	Section 8.5(f)(v)
Benefit Plans	Section 3.11(d)
Buyer Parties	Introductory Paragraph
Certificate of Merger	Section 2.4
Claimed Amount	Section 8.5(a)
Closing	Section 2.3
Closing Date	Section 2.3
Closing Statement	Section 6.3(c)
Company	Introductory Paragraph
Company Registered IP	Section 3.28(a)
Confidentiality Agreement	Section 5.6
Contested Amount	Section 8.5(b)
Continuing Employees	Section 5.15
Debt Commitment Letter	Section 4.8(a)
Defensible Title	Section 3.13(b)(i)
Dispute Period	Section 8.5(b)
Disputed Title Defect	Section 5.7(d)(i)
DLLCA	Recitals
Effective Time	Section 2.4
End Date	Section 7.1(b)
Environmental Defect	Section 5.8(b)(i)
Environmental Defect Notice	Section 5.8(c)
Environmental Defect Value	Section 5.8(b)(ii)
Environmental Information	Section 5.8(a)(ii)
Environmental Laws	Section 3.16(a)(i)
Environmental Liabilities	Section 3.16(a)(ii)
Environmental Permits	Section 3.16(a)(iii)
Environmental Review	Section 5.8(a)(i)
ERISA	Section 3.11(d)

Term	Provision
ERISA Affiliate	Section 3.11(e)
Escrow Bank	Section 2.9
Examination Period	Section 5.7(a)
Exchange Agent	Section 2.11(a)
Exchange Fund	Section 2.11(a)
Excluded Asset Third Party Claim	Section 8.4(a)
Existing Shares	Recitals
FCPA	Section 3.15(c)
Financial Statements	Section 3.9(a)
FIRPTA Certification	Section 5.17(f)
GAAP	Section 3.9(a)
General Representation Survival Time	Section 8.1(a)
Hazardous Substances	Section 3.16(a)(iv)
Hedge Agreement	Section 3.18
Indemnified Party	Section 5.11(a)
Investor Questionnaire	Section 2.8
IRS	Section 3.12(e)
JAMS Rules	Section 8.5(f)(i)
Leases	Section 3.13(a)
Major Suppliers	Section 3.27
Material Contracts	Section 3.17(a)
Member Consents	Section 5.2
Members’ Agent	Section 9.1(a)
Merger	Recitals
Merger Sub	Introductory Paragraph
Net Revenue Interest	Section 3.13(b)(i)(A)
New Shares	Section 2.6
NOL Carryforwards	Section 3.12(i)
Notice of Claim	Section 8.5(a)
Notice Period	Section 5.9(b)
Offering Documents	Section 5.18(a)
Parent	Introductory Paragraph
Parent Reports	Section 4.6(a)
Permits	Section 3.15(b)
Permitted Encumbrances	Section 3.13(b)(ii)
Per Share Stock Consideration	Section 2.7(b)(i)
Preferential Right Agreement	Section 3.19
Registration Rights/Lock-Up Agreement	Section 5.4
Release	Section 3.16(a)(v)
Release Agreements	Section 6.3(i)(v)
Remedial Action	Section 3.16(a)(vi)
Repayment Indenture	Section 5.18(c)
Required Member Vote	Section 3.30
Requisite Regulatory Approvals	Section 5.10(a)
Response Notice	Section 8.5(b)

Term	Provision
Retained Escrow Amount	Section 8.5(g)
Reverse Termination Fee	Section 7.3(b)
Rights	Section 3.4(c)
Section 280G	Section 5.19
Section 280G Payments	Section 5.19
Stipulated Amount	Section 8.5(e)
Support Agreements	Recitals
Surviving Entity	Section 2.1
Tax Arbiter	Section 5.17(h)
Termination Fee	Section 7.3(a)
Threshold Amount	Section 8.3(a)
Title Benefit	Section 5.7(e)
Title Benefit Value	Section 5.7(e)
Title Defect	Section 5.7(b)
Title Defect Notice	Section 5.7(c)(i)
Title Defect Value	Section 5.7(c)(ii)
Transfer Taxes	Section 5.17(d)
Unaccredited Investor	Section 2.8
Unaccredited Investor Per Share Cash-Out Consideration	Section 2.8(a)(i)(A)
Unaudited Balance Sheet Date	Section 3.9(a)
Units	Section 3.13(a)
Unresolved Claim	Section 8.5(g)
Voting and Support Agreements	Recitals
Wells	Section 3.13(a)

ARTICLE II.

DESCRIPTION OF THE TRANSACTION

Section 2.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving entity of the Merger (the “Surviving Entity”) and will become a wholly owned Subsidiary of Parent.

Section 2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DLLCA. Without limiting the foregoing, from and after the Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

Section 2.3 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201, at 10:00 a.m. on a Business Day to be designated by Parent, which shall be no earlier than the fifth Business Day after the end of the Examination Period and no later than the fifth Business Day (unless the parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of each of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of conditions, then the Closing shall not occur until the earlier of (i) a Business Day before or during the Marketing Period as may be specified by Parent on no less than two Business Days’ prior notice to the Company and (ii) the second Business Day immediately following the final Business Day of the Marketing Period (subject, in each case to the satisfaction or waiver of each of the conditions set forth in Article VI as of the date determined pursuant to this proviso); provided, further, that the parties may attend the Closing by means of remote communication and shall not be required to personally attend. The date on which the Closing actually takes place is referred to in the Agreement as the “Closing Date.”

Section 2.4 Effective Time. Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of Section 18-209(c) of the DLLCA (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as may be specified in the Certificate of Merger with the consent of the Parent and the Company (the time at which the Merger becomes effective being referred to as the “Effective Time”).

Section 2.5 Certificate of Formation and Limited Liability Company Agreement; Managers and Officers. Unless otherwise determined by the Parent prior to the Effective Time:

(a) the Certificate of Formation of the Company immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Entity as of and immediately following the Effective Time;

(b) the Limited Liability Company Agreement of the Surviving Entity shall be amended and restated as of the Effective Time in the form attached hereto as Exhibit A; and

(c) the managers and officers of the Surviving Entity immediately after the Effective Time shall be the individuals designated by Parent in its sole discretion.

Section 2.6 Conversion of Merger Sub Interests. At the Effective Time, automatically by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, any Member or any other Person, each unit of Merger Sub’s limited liability company interests that is issued and outstanding immediately prior to the Effective Time shall be converted into a validly issued, fully paid and nonassessable common unit of limited liability company membership interest in the Surviving Entity (the “New Shares”), all such New Shares to be held solely by Parent.

Section 2.7 Merger Consideration. Subject to the provisions of this Agreement (including Section 2.8), at the Effective Time, automatically by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, any holder thereof or any other Persons:

(a) each Existing Share owned by Parent, Merger Sub, the Company, or any direct or indirect wholly owned Subsidiary of Parent, Merger Sub, or the Company immediately prior to the Effective Time, if any, shall be cancelled and no consideration shall be paid or payable with respect thereto;

(b) each Existing Share outstanding immediately prior to the Effective Time (other than any Existing Share to be cancelled pursuant to Section 2.7(a)) shall be converted into the right to receive:

(i) an amount of unregistered shares of Parent Common Stock determined by dividing the Stock Consideration (subject to adjustment as provided in Section 2.16) by the number of Existing Shares outstanding immediately prior to the Effective Time (“Per Share Stock Consideration”);

(ii) an amount of cash or other immediately available funds equal to (1) the Cash Consideration, minus the Escrow Amount, divided by (2) the number of Existing Shares outstanding immediately prior to the Effective Time;

(iii) (A) if the PRB Sale has occurred prior to the Effective Time, an amount of cash or other immediately available funds equal to (1) the PRB Escrow Recovery divided by (2) the number of Existing Shares outstanding immediately prior to the Effective Time, to be disbursed to the former holders of such Existing Shares at the time and in the manner required by Section 5.20(b), and (B) if the PRB Sale has not occurred prior to the Effective Time, a number of the PRB Subsidiary Interests equal to the number of total PRB Subsidiary Interests divided by the number of Existing Shares outstanding immediately prior to the Effective Time; and

(iv) any cash disbursements required to be made from the Escrow Fund with respect to such Existing Share to the former holder thereof in accordance with Section 8.5(g) or (h), as and when such disbursements are required to be made.

Section 2.8 Reallocation of Merger Consideration. Promptly following the date of this Agreement, the Company shall deliver to each of the holders of Existing Shares an “Investor Questionnaire” (the “Investor Questionnaire”) which shall solicit certain information from such holder relative to such Person’s qualifications as an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act (an “Accredited Investor”). In the event that the Company does not deliver to Parent, on or prior to the third Business Day prior to the Closing Date, fully-completed and executed Investor Questionnaires from such number of Persons such that the Parent may reasonably determine that the aggregate number of Persons holding Existing Shares immediately prior to the Effective Time who are not Accredited Investors (each, an “Unaccredited Investor”) is 35 or fewer, then notwithstanding anything to the contrary in this Agreement, the Parent Common Stock and, if applicable, the PRB Subsidiary Interests issued pursuant to this Agreement shall be issued only to the Accredited Investors and:

(a) in lieu of the Merger Consideration paid pursuant to Section 2.7(b), each Existing Share outstanding immediately prior to the Effective Time (other than any Existing Share to be cancelled pursuant to Section 2.7(a)) held by a Person that is an Unaccredited Investor shall be converted into the right to receive:

(i) an amount of cash or other immediately available funds equal to the sum of:

(A) the sum of (1) the product of the Per Share Stock Consideration multiplied by the Average Stock Price, plus (2) if the PRB Sale has not occurred prior to the Effective Time, the quotient obtained by dividing the PRB Value by the number of Existing Shares outstanding immediately prior to the Effective Time (collectively, the “Unaccredited Investor Per Share Cash-Out Consideration”); and

(B) (1) the Cash Consideration, minus the Escrow Amount, divided by (2) the number of Existing Shares outstanding immediately prior to the Effective Time;

(ii) if the PRB Sale has occurred prior to the Effective Time, an amount of cash or other immediately available funds equal to (A) the PRB Escrow Recovery divided by (B) the number of Existing Shares outstanding immediately prior to the Effective Time, to be disbursed to the former holders of such Existing Shares at the time and in the manner required by Section 5.20(b); and

(iii) any cash disbursements required to be made from the Escrow Fund with respect to such Existing Share to the former holder thereof in accordance with Section 8.5(g) or (h), as and when such disbursements are required to be made.

(b) in lieu of the Merger Consideration paid pursuant to Section 2.7(b), each Existing Share outstanding immediately prior to the Effective Time (other than any Existing Share to be cancelled pursuant to Section 2.7(a)) held by a Person that is an Accredited Investor shall be converted into the right to receive:

(i) an amount of unregistered shares of Parent Common Stock determined by dividing the Stock Consideration (subject to adjustment as provided in Section 2.16) by the number of Existing Shares outstanding immediately prior to the Effective Time that are held by Accredited Investors;

(ii) an amount of cash or other immediately available funds equal to (A) the Accredited Investors’ aggregate Pro Rata Share of the Cash Consideration, minus the Accredited Investors’ aggregate Pro Rata Share of the Escrow Amount, minus the Aggregate Unaccredited Investor Cash-Out Consideration, divided by (B) the number of Existing Shares outstanding immediately prior to the Effective Time that are held by Accredited Investors;

(iii) (A) if the PRB Sale has occurred prior to the Effective Time, an amount of cash or other immediately available funds equal to (1) the PRB Escrow Recovery divided by (2) the number of Existing Shares outstanding immediately prior to the Effective Time, to be disbursed to the former holders of such Existing Shares at the time and in the manner required by Section 5.20(b), and (B) if the PRB Sale has not occurred prior to the Effective Time, a number of the PRB Subsidiary Interests equal to (1) the number of total PRB Subsidiary Interests, divided by (2) the number of Existing Shares outstanding immediately prior to the Effective Time that are held by Accredited Investors; and

(iv) any cash disbursements required to be made from the Escrow Fund with respect to such Existing Share to the former holder thereof in accordance with Section 8.5(g) or (h), as and when such disbursements are required to be made.

Section 2.9 Escrow Contribution. At Closing, Parent shall cause the Escrow Amount to be paid over to Wells Fargo Bank, National Association (the “Escrow Bank”) to hold in escrow pursuant to an escrow agreement mutually acceptable to Parent, the Company and the Escrow Bank until such amounts, if any, are required to be distributed to the Indemnitees or the Indemnitors in accordance with the provisions of Article VIII.

Section 2.10 Adjustments to Cash Consideration.

(a) Adjustments. At the Closing, the Cash Consideration shall be adjusted (without duplication) in accordance with this Section 2.10:

(i) The Cash Consideration shall be increased by the amount, if any, by which Adjusted Net Working Capital exceeds zero; and

(ii) The Cash Consideration shall be decreased by (A) the amount, if any, by which reductions due to Title Defects exceed amounts due for Title Benefits, as provided in Section 5.7, (B) the amount of reductions due to Environmental Defects as provided in Section 5.8, and (C) the amount, if any, by which Adjusted Net Working Capital is less than zero.

(b) Closing Statement. At least three Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent the Closing Statement.

Section 2.11 Deposit of Merger Consideration.

(a) On or prior to the Closing Date, Parent shall select a bank or trust company to act as the exchange agent in the Merger (the “Exchange Agent”). At or before the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent (i) stock certificates or book-entry registrations representing the number of unregistered shares of Parent Common Stock and (ii) immediately available funds equal to the total Cash Consideration less the Escrow Amount, in each case in the quantity sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.14, but excluding the Escrow Amount) (collectively, the “Exchange Fund”), and, if the PRB Sale has not occurred on or prior to the Effective Time, the Company shall deposit, or cause to be deposited, the PRB Subsidiary Interests with the Exchange Agent. Parent shall instruct the Exchange Agent to timely pay and deliver the Merger

Consideration and cash in lieu of fractional shares in accordance with this Agreement. The Exchange Agent will be instructed to invest the funds included in the Exchange Fund in the manner directed by Parent; provided that in no event shall any losses on such investments affect the amount of cash payable to holders of Existing Shares pursuant to this Article II. Any interest or other income resulting from the investment of such funds shall be the property of, and will be paid to, Parent.

(b) Any portion of the Exchange Fund that remains unclaimed by the holders of Existing Shares as of the date that is one year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent, other than the PRB Subsidiary Interests (if applicable), which shall be delivered to the Company. Any such holders who have not theretofore complied with this Section 2.11 and Section 2.12(a) shall thereafter look only to Parent for the Merger Consideration deliverable in respect of each Existing Share such Person holds as determined pursuant to this Agreement, in each case without any interest thereon. If payment for Existing Shares is not claimed prior to the date on which such shares of Parent Common Stock, PRB Subsidiary Interests (if applicable), or cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of Existing Shares for any Merger Consideration (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. The Buyer Parties and the Exchange Agent shall be entitled to rely upon the transfer books of the Company relating to the Existing Shares to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any Existing Shares, the Buyer Parties and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration with respect to such Existing Shares and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

Section 2.12 Payment and Delivery of Merger Consideration.

(a) On or promptly after the Effective Time, the Parent shall cause the Exchange Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of Existing Shares: (i) a letter of transmittal in customary form and containing such provisions as Parent or the Exchange Agent may reasonably specify and the Company shall reasonably approve (including (A) a provision specifying that the exchange of Existing Shares shall be effected, and risk of loss and title to Existing Shares shall pass only upon delivery of such Existing Shares to the Exchange Agent, and (B) a provision pursuant to which such Person agrees to be bound by the provisions of this Section 2.12, Article VIII, Section 9.1, and the other applicable provisions of this Agreement), and (ii) requirements and instructions for use in effecting the surrender of Existing Shares in exchange for the Merger Consideration to which such Person may be entitled pursuant to this Article II. Upon delivery to the Exchange Agent of such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Existing Shares will be entitled to receive as promptly as practicable after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of such holder’s Existing Shares, after giving effect to any required deduction for Taxes. No interest will accrue or be paid with respect to any payment to be made upon surrender of Existing Shares. For purposes of the payment of Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of Existing Shares held in the Company Rabbi Trust, such payment shall be made to the Company, in its capacity as trustee of the Company Rabbi Trust, for distribution to the beneficiaries of the Company Rabbi Trust in connection with the termination of the Company Rabbi Trust and the related deferred compensation plan of the Company.

(b) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Existing Shares until such Existing Shares are surrendered for exchange in accordance with this Section 2.12. Subject to the effect of applicable Laws, following surrender of any such Existing Shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not yet paid to such holder, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(c) The Buyer Parties, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as the Buyer Parties, the Company or the Exchange Agent, as applicable, are required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Buyer Parties, the Company or the Exchange Agent.

(d) Legend. Any certificate representing Parent Common Stock or the PRB Subsidiary Interests, as applicable, issued to any Person pursuant to this Article II shall be imprinted with the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN PURSUANT TO REGISTRATION UNDER SAID ACT OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR OTHER EXEMPTION AS THEN IN EFFECT, WITHOUT FIRST OBTAINING IF REASONABLY REQUIRED BY THE COMPANY, (I) A WRITTEN OPINION OF COUNSEL

SATISFACTORY TO THE COMPANY, WHICH MAY BE COUNSEL TO THE COMPANY, TO THE EFFECT THAT THE CONTEMPLATED SALE OR OTHER DISPOSITION WILL NOT BE IN VIOLATION OF SAID ACT, OR (II) A ‘NO-ACTION’ OR INTERPRETIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH STAFF WILL TAKE NO ACTION IN RESPECT OF THE CONTEMPLATED SALE OR OTHER DISPOSITION.”

Section 2.13 Rights as Members; Transfers of Existing Shares. All Existing Shares, when converted as provided in Section 2.7, shall no longer be outstanding and shall automatically be cancelled and retired, shall cease to exist, and shall thereafter represent only the right to receive for each such Existing Share the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock in accordance with this Article II. At the Effective Time, the holders of Existing Shares shall cease to be, and shall have no rights as, members of the Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock as provided under this Article II. After the Effective Time, there shall be no further registration of transfers of Existing Shares on the Company’s transfer books pertaining to the Existing Shares.

Section 2.14 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Parent shall pay or cause to be paid to each Person who otherwise would receive a fractional share of Parent Common Stock, rounded to the nearest one-hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in Parent Common Stock to which such holder would otherwise be entitled by the Average Stock Price.

Section 2.15 Share-Based Awards. Immediately prior to the Effective Time, all unvested Company Restricted Shares, if any, shall vest in full so as to no longer be subject to any forfeiture or vesting requirements of the Company Share Plan or any underlying award agreements, and all such Company Restricted Shares shall be considered outstanding Existing Shares for all purposes of this Agreement, including, without limitation, for purposes of the right to receive the Merger Consideration with respect thereto. The Company Board (or, if appropriate, any committee thereof administering the Company Share Plan) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

Section 2.16 Anti-Dilution Provisions. In the event that on or after the first trading day used in determining the Average Stock Price and before the Effective Time Parent changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Parent Common Stock, the number of shares of Parent Common Stock to be issued in exchange for the Existing Shares pursuant to the provisions of this Article II shall be equitably adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Parent Common Stock if (a) Parent issues additional shares of Parent Common Stock and receives consideration for such shares in a bona fide third party transaction, or (b) Parent issues employee or director stock options, restricted stock awards, grants or similar equity awards or Parent issues Parent Common Stock upon exercise or vesting of any such options, grants or awards.

Section 2.17 No Right to Dissent. Section 18-210 of the DLLCA (titled “Contractual Appraisal Rights”) shall not apply to or be incorporated into this Agreement or the Contemplated Transactions.

Section 2.18 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity or the Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers, managers and directors of the Surviving Entity and the Parent, respectively, shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule attached to this Agreement, subject to Section 9.15, the Company hereby represents and warrants to the Buyer Parties (with the understanding and acknowledgement that the Buyer Parties would not have entered into this Agreement without being provided with the representations and warranties set forth in this Article III and that the Buyer Parties are relying on these representations and warranties), as follows:

Section 3.1 Organization.

(a) The Company has been duly formed and is validly existing and in good standing as a limited liability company under the laws of the State of Delaware, and has all limited liability company power and authority to own and operate its assets and properties and conduct its business and operations as presently being conducted. The Company is duly qualified to conduct business and in good standing in the jurisdictions indicated on Section 3.1(a) of the Company Disclosure Schedule.

(b) The Company has Made Available to the Buyer Parties accurate and complete copies of the Constituent Documents of the Company. There has been no violation of any of the provisions of the Constituent Documents of any of the Company and its Subsidiaries, and none of the Company and its Subsidiaries has taken any action that is inconsistent in any material respect with any resolution adopted by such entity’s members or board of managers (or other similar body) or any committee of the board of managers (or other similar body) of such entity.

(c) Section 3.1(c) of the Company Disclosure Schedule accurately sets forth as of the date hereof: (i) the names of the members of the Company Board and of the board of managers (or other similar body) of the Company’s Subsidiaries; (ii) the names of the members of each committee of the Company Board and of the board of managers (or other similar body) of the Company’s Subsidiaries; and (iii) the names and titles of the officers of each of the Thunder Entities.

Section 3.2 Authority; Binding Effect.

(a) The Company has all requisite limited liability company power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Merger in accordance with the terms hereof. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the Merger have been duly and validly authorized by all necessary action on the part of the Company, except, as of the date hereof only, for obtaining the Required Member Vote. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by the Buyer Parties, constitutes the legal, valid and binding obligation of the Company, except as limited by bankruptcy, insolvency, reorganization or other such Laws concerning the rights of creditors.

(b) The Company Board has unanimously: (i) determined that the Merger is advisable and fair to and in the best interests of the Company and the Members; (ii) approved this Agreement; (iii) recommended the adoption of this Agreement by the Members and directed that this Agreement and the Merger be submitted for consideration by the Members; and (iv) adopted all necessary resolutions causing the Contemplated Transactions to not be subject to any state takeover law or similar legal requirement that might otherwise apply to the Contemplated Transactions, including the Merger.

(c) The First Reserve Managers have approved the Merger and the Contemplated Transactions as required by, and in accordance with, Sections 5.8.1 and 5.8.2 of the Thunder LLC Agreement.

Section 3.3 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or filings or registrations with, any Governmental Authority are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger, except for (i) filing of notices, and expiration of the related waiting period, under the HSR Act, and (ii) the filing of the Certificate of Merger and the issuance thereof by the Secretary of State of the State of Delaware.

(b) Subject to making the filings and receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions do not and will not (i) except as otherwise disclosed on Section 3.3(b) of the Company Disclosure Schedule, constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, repurchase option, increase in material benefit payable or right of termination under, any Law or any judgment, decree, order, Permit, Contract, Lease, or agreement, indenture or instrument of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or properties is subject or bound (including any Material Contract), (ii) constitute a breach or violation of, or a default under, the Company’s or any of its Subsidiaries’ Constituent Documents, or (iii) except as otherwise disclosed on Section 3.3(b) of the Company Disclosure Schedule, require any consent, notice, waiver, declaration, filing, or approval of, to or from any Person under any such Law, Contract, Lease, judgment, decree, order, material Permit, or material agreement, indenture or instrument.

(c) As of the date of this Agreement, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

(d) No state or foreign takeover statute or similar legal requirement applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

Section 3.4 Capitalization.

(a) The authorized amount of Existing Shares of the Company consists of 7,013,515 Existing Shares. The Company’s outstanding Existing Shares as of the date hereof are set forth on Section 3.4 of the Company Disclosure Schedule. As of the date hereof, there are no other issued or outstanding Existing Shares or other Equity Securities of the Company other than those set forth on Section 3.4 of the Company Disclosure Schedule. At the Effective Time, the number of issued and outstanding Existing Shares or other Equity Securities of the Company, in each case, will not exceed the aggregate amounts set forth on Section 3.4 of the Company Disclosure Schedule, including the number of Existing Shares reflected on Section 3.4 of the Company Disclosure Schedule that are issuable upon exercise of the Rights indicated thereon. All of such Existing Shares are uncertificated and reflected solely in book-entry form on the books of the Company. All of the Existing Shares have been duly authorized, are fully paid and nonassessable (except for assessments optional to the holder thereof) and were issued in compliance with all applicable federal and state securities laws.

(b) Section 3.4(b) of the Company Disclosure Schedule accurately sets forth (i) the record owners of all Existing Shares as of the date hereof, (ii) the number of Existing Shares held by each such record owner and (iii) the address of each such record owner.

(c) Notwithstanding anything herein to the contrary, except as set forth on Section 3.4(c) of the Company Disclosure Schedule, there are no outstanding options, warrants, calls, subscriptions, rights, convertible securities or other agreements or commitments of any character (whether or not currently exercisable) (collectively, “Rights”) pursuant to which the Company is or may be obligated to issue, grant, transfer or sell any issued or unissued Equity Securities (including any promise or commitment to grant or issue any Equity Securities to any employee or other provider of services to the Company or any of its Subsidiaries) or to purchase or redeem any of its Equity Securities or make any other payments in respect thereof. All such Rights will be fully settled by the Company prior to the Effective Time by the issuance of the Existing Shares set forth on Section 3.4(c) of the Company Disclosure Schedule. The total number of Existing Shares reserved for issuance pursuant to (a) such Rights and (b) the Company Share Plan, respectively, is set forth on Section 3.4(c) of the Company Disclosure Schedule. There are no other Equity Securities of the Company reserved for issuance for any purpose. Except as set forth on Section 3.4(c) of the Company Disclosure Schedule, the Company has not agreed to register any of its Equity Securities under the Securities Act. Immediately following the Effective Time there will be no outstanding Rights in respect of the Company’s Equity Securities.

(d) The Company has not taken any action or entered into any transaction that has resulted in, or that will or would reasonably be expected to result in, any liability of the Company or any of its Subsidiaries to any current, former or alleged Member or holder of Equity Securities of the Company or any of its Subsidiaries in such Person’s capacity (or alleged capacity) as a Member or holder of Equity Securities of the Company or any of its Subsidiaries.

Section 3.5 Subsidiaries and Investments. Except as set forth on Section 3.5 of the Company Disclosure Schedule, (a) the Company does not have any Subsidiaries, (b) the Company does not own beneficially or of record or have any interest in any Equity Securities of any Person or any Rights pursuant to which the Company is entitled to purchase any such Equity Securities and (c) the Company is not a participant in any joint venture, partnership or similar arrangement. As to each Subsidiary set forth on Section 3.5 of the Company Disclosure Schedule, the Company owns beneficially and of record the Equity Securities set forth on such Section 3.5 of the Company Disclosure Schedule, and all such Equity Securities (i) have been validly issued and are fully paid and nonassessable, (ii) were not issued in violation of any preemptive right or other rights to subscribe for or purchase Equity Securities of such Subsidiary and (iii) were issued in compliance with all applicable federal and state securities laws. The Company has Made Available to Parent true and correct copies of the Constituent Documents of each of its Subsidiaries and all other documents and agreements setting forth the rights and obligations of the holders of Equity Securities of such Subsidiaries. As to each Subsidiary set forth Section 3.5 of the Company Disclosure Schedule, each such Subsidiary has been duly formed and is validly existing and in good standing under the laws of the jurisdiction of its formation, and has all corporate or company power and authority, as applicable, to own and operate its assets and properties and conduct its business and operations as presently being conducted. Each Subsidiary set forth on Section 3.5 of the Company Disclosure Schedule is duly qualified to conduct business and in good standing in the jurisdictions other than jurisdiction of its formation as respectively indicated on Section 3.5 of the Company Disclosure Schedule. There are no outstanding Rights pursuant to which any of the Company’s Subsidiaries is or may be obligated to issue, grant, transfer or sell any issued or unissued Equity Securities (including any promise or commitment to grant or issue any Equity Securities to any employee or other provider of services to any Company Subsidiary) or to purchase or redeem any of its Equity Securities or make any other payments in respect thereof.

Section 3.6 Litigation. Except as set forth on Section 3.6 of the Company Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened before any arbitrator or any foreign or United States federal, state or local Governmental Authority or in any court: (a) by, against or involving the Company or its Subsidiaries or any of their respective officers, managers, directors, employees, property, or individuals with a direct or indirect ownership interest of five percent or more in their respective capacities as such, or any of the assets owned or used by any of the Thunder Entities or any Person at law or in equity; (b) that challenges, or seeks to restrain, delay or enjoin the consummation of the Contemplated Transactions; or (c) that relates to the ownership of any Equity Securities of the Thunder Entities, or any Rights to the Equity Securities of the Thunder Entities, or right to receive consideration as a result of this Agreement. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists that would reasonably be expected to give rise to, or serve as a basis for the commencement of, any such Legal Proceeding. Neither the Company nor any of its Subsidiaries is subject to any outstanding order issued by a Governmental Authority that relates specifically to either the Company or its Subsidiaries or any of the assets owned or used thereby, other than customary orders of Governmental Authorities applicable to the oil and natural gas business generally and that do not disproportionately and adversely impact the Thunder Entities as compared to other similarly situated participants in the oil and natural gas business.

Section 3.7 Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees as listed on Section 3.7(a) of the Company Disclosure Schedule, (ii) standard manager and officer indemnification agreements approved by the Company Board as listed on Section 3.7(a) of the Company Disclosure Schedule, and (iii) the purchase of the Company’s Equity Securities, in each instance, approved by the Company Board, there are no agreements, understandings or proposed transactions between the Company and any of its officers, employees, managers, Members or any Affiliate thereof, except for employment agreements, severance plans, Constituent Documents and agreements and similar agreements disclosed on Section 3.7(a) of the Company Disclosure Schedule, copies of which have been provided to the Parent.

(b) The Company is not indebted, directly or indirectly, to any of its managers, officers, employees or Members or to their respective spouses or children or to any Affiliate of any of the foregoing, other than expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for payroll and other customary employee benefits made generally available to all employees. None of the Company’s managers, officers, employees, Members or any members of their immediate families, or any Affiliate of the foregoing (i) is, directly or indirectly, indebted to the Company, or (ii) to the Company’s Knowledge, has any direct or indirect ownership interest in any Person with which the Company is affiliated or with which the Company has a business relationship, or any Person that competes with the Company, except that managers, officers or employees of the Company may own stock in publicly traded companies that may compete with the Company. None of the Company’s managers, officers, employees or Members or any members of their immediate families or any Affiliate of any of the foregoing is, directly or indirectly, interested in any material Contract with the Company separate and apart from such Person’s position with the Company, except any such Contract disclosed on Section 3.7(b) of the Company Disclosure Schedule. None of the Company’s managers, officers, employees or Members or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s major business relationship partners, service providers, joint venture partners, licensees or competitors.

Section 3.8 Absence of Liens. The property and assets that the Thunder Entities own are free and clear of all Liens, except (a) for statutory Liens for the payment of current taxes that are not yet delinquent, and (b) for Permitted Encumbrances. With respect to the property and assets it leases (other than the Thunder Properties), the applicable Thunder Entity is in compliance with the terms of such leases and holds a good and valid leasehold interest free of any Liens other than those of the lessors of such property or assets pursuant to the terms of such leases. Neither the Thunder Entities nor, to the Knowledge of the Company, any other Person are (or will be with due notice, lapse of time or both) in default under any such leases.

Section 3.9 Financial Statements; Indebtedness.

(a) The Company has delivered to the Parent its audited financial statements (including balance sheet, income statement and statement of cash flows) as of December 31, 2014, 2013 and 2012, for the fiscal years then ended and its unaudited financial statements as of March 31, 2015 (the “Unaudited Balance Sheet Date”) and March 31, 2014, for the three-month periods then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present in all material respects the financial condition, operating results and cash flows of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than: (i) current liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to the Unaudited Balance Sheet Date; (ii) obligations under any Contract to which the Company or any of its Subsidiaries is a party that are expressly set forth in and are identifiable by reference to the text of such Contract; and (iii) other commitments that are (A) incurred in the ordinary course of business, consistent with past practice, or (B) disclosed on Section 3.9(a) of the Company Disclosure Schedule. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b) The books, records and accounts of the Company and each of its Subsidiaries accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Company and its Subsidiaries. The systems of internal accounting controls maintained by the Company and its Subsidiaries are sufficient to provide, in all material respects, reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There is not, and there has not been, any fraud, whether or not material, that involves or involved management or other employees who have or had a significant role in the Company’s or any of its Subsidiaries’ internal control over financial reporting. No significant deficiencies or material weaknesses in the design or operation of the Company’s and each of its Subsidiaries’ system of internal control over financial reporting were identified in Company’s most recent assessment that would be reasonably likely to adversely affect the Thunder Entities ability to record, process, summarize and report financial information.

(c) All of the accounts receivable of the Company and each of its Subsidiaries arose in the ordinary course of business, are carried on the records of the Company and its Subsidiaries at values determined in accordance with GAAP and are bona fide.

(d) None of the Company or any of its Subsidiaries is or has ever been a party to any “off balance sheet arrangement” (as defined in Item 303(a)(4) of Regulation S-K promulgated by the SEC).

(e) Section 3.9(e) of the Company Disclosure Schedule sets forth a complete and correct list of each item of Company Indebtedness as of the date of this Agreement, identifying the creditor to which such Company Indebtedness is owed, the name and address of such creditor, the type of instrument under which such Company Indebtedness is owed and the amount of such Company Indebtedness as of the close of business on the date of this Agreement. Except as set forth in Section 3.9(e) of the Company Disclosure Schedule, no Company Indebtedness contains any restriction upon: (i) the prepayment of any of such Company Indebtedness; (ii) the incurrence of any other Indebtedness by the Company or any of its Subsidiaries; or (iii) the ability of the Company or its Subsidiaries to grant any Lien on any of its assets. With respect to each item of Company Indebtedness, the Company and its Subsidiaries are not in default and no payments are past due. The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Company Indebtedness. The Closing Statement will contain a complete and accurate list of each item of Company Indebtedness as of the Closing Date, identifying the creditor to which such Company Indebtedness is owed, the name and address of such creditor, the type of instrument under which such Company Indebtedness is owed and the aggregate dollar amount of such item of Company Indebtedness immediately prior to the Effective Time. None of the Company or any of its Subsidiaries has guaranteed or is responsible or has any liability for any Indebtedness of any other Person and has not guaranteed any other obligation of any other Person.

(f) Section 3.9(f) of the Company Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Company and each of its Subsidiaries at any bank or other financial institution: (i) the name of the bank or other financial institution at which such account is maintained; (ii) the account number; (iii) the type of account; and (iv) the names of all Persons who are authorized to sign checks or other documents with respect to such account.

Section 3.10 Material Changes. Since the Unaudited Balance Sheet Date, except for any Effect resulting from the consummation of the PRB Transaction, there have been no events or circumstances of any kind that have had or could reasonably be expected to result in a Material Adverse Effect. Since the Unaudited Balance Sheet Date, and except for the PRB Transaction and the sale or other disposition of the Non-Core Assets, the Thunder Entities have conducted their business only in the ordinary course of business and consistent with past practices and have used commercially reasonable efforts to (a) preserve intact their present business organization, (b) keep available the services of their present officers, managerial personnel and key employees and independent contractors (other than any departing personnel identified in Section 3.10 of the Company Disclosure Schedule), (c) preserve their relationships with customers, suppliers and others having business dealings with them, and (d) maintain their assets in their current condition, except for ordinary wear and tear, depletion of oil and gas reserves and Lease expirations in the ordinary course of business. Except as set forth on Section 3.10 of the Company Disclosure Schedule, since the Unaudited Balance Sheet Date, none of the Company or any of its Subsidiaries has taken any action that would have been prohibited or otherwise restricted under Section 5.13 hereof, had such action been taken during the Pre-Closing Period.

Section 3.11 Employment Matters.

(a) No Thunder Entity is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Thunder Entities have complied in all material respects with all applicable state and federal equal employment opportunity Laws and with other Laws related to employment, including those related to wages, hours, worker classification, immigration, occupational health and safety and collective bargaining. The Thunder Entities have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from their respective employees, and none of the Thunder Entities is liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing. No individual who has performed services for the Thunder Entities has been improperly excluded from participation in any Benefit Plan, and none of the Thunder Entities have any material direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or as exempt rather than non-exempt, or with respect to any employee leased from another employer.

(b) There are no collective bargaining agreements or other labor union agreements in effect to which any of the Thunder Entities are a party or bound. None of the Thunder Entities are the subject of any Legal Proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization. None of the Thunder Entities have had any actual or, to the Company’s Knowledge, threatened strike, slowdown, work stoppage, boycott, lockout, job action or other material labor dispute since January 1, 2012. There has not been a “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local laws) with respect to any of the Thunder Entities within the six months preceding the date of this Agreement.

(c) Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, the employment of each employee of each of the Thunder Entities is terminable at the will of such Thunder Entity. Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, upon termination of the employment of any such employees, no severance or other payments will become due from any Thunder Entity. Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, none of the Thunder Entities has any policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d) Section 3.11(d) of the Company Disclosure Schedule sets forth each employee benefit plan, policy, agreement or program, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained, established or sponsored by any of the Thunder Entities, in which any of the Thunder Entities participates, to which any of the Thunder Entities contributes or with respect to which any of the Thunder Entities has any direct or indirect liability, contingent or otherwise (collectively, the “Benefit Plans”). The Thunder Entities have timely made all required contributions and premium payments (without regard to any waivers granted with respect thereto) to each Benefit Plan or any funds or trusts established thereunder or in connection therewith and have no current or projected liability in respect of post-employment health, medical or life insurance benefits for any current or former employees, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA and at the individual’s expense, and each Benefit Plan has been established, administered and maintained in compliance in all material respects with its terms and all applicable Laws for any such Benefit Plan, including ERISA and the Code.

(e) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the IRS stating that such Benefit Plan is so qualified and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification. None of the Thunder Entities nor any other entity which, together with any of the Thunder Entities, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) contributes to or has in the past six years sponsored, maintained, contributed to or had any liability in respect of any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. No Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and none of the Thunder Entities nor any of their respective ERISA Affiliates has at any time sponsored or contributed to, or had any liability or obligation in respect of, any such multiemployer plan.

(f) No action or other claim with respect to any Benefit Plan (other than routine claims for benefits) that, individually or in the aggregate, has resulted or would reasonably be expected to result in material liability to the Thunder Entities is pending or, to the Knowledge of the Company, threatened. No event has occurred, and to the Knowledge of the Company, no condition exists that would, directly or by reason of the affiliation of any of the Thunder Entities with any of their ERISA Affiliates, subject the Thunder Entities to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws. Each Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) complies in all material respects with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

(g) The execution and delivery of this Agreement and the consummation of the Merger (either alone or in combination with any other event) will not: (i) materially increase the compensation or benefits payable by any Thunder Entities under any Benefit Plan; (ii) result in any acceleration of the time of payment or vesting of any material benefits payable by any Thunder Entities under any Benefit Plan, other than the Company Share Plan; or (iii) create any limitation or restriction on the right of any Thunder Entity to merge, amend or terminate any Benefit Plan, or (iv) except as set forth on Section 3.11(g) of the Company Disclosure Schedule, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

Section 3.12 Taxes.

(a) There are no material federal, state, county, local or foreign Taxes due and payable by the Thunder Entities that have not been timely paid. There are no material accrued and unpaid federal, state, county, local or foreign Taxes of the Thunder Entities that are due, whether or not assessed or disputed. The Thunder Entities have duly and timely filed all income, franchise and other material federal, state, county, local and foreign Tax Returns required to have been filed by them, and all such Tax Returns are true, complete and correct in all material respects. There are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. All material amounts required to be withheld by the Thunder Entities have been duly and timely collected or withheld and paid to the proper Governmental Authority.

(b) The Thunder Entities have delivered to the Buyer Parties true, correct and complete copies of (i) all federal, state, local and foreign Tax Returns of the Thunder Entities relating to taxable periods ending on or after December 31, 2012, and (ii) any audit report issued within the last five years relating to any Taxes due from or with respect to the Thunder Entities.

(c) Except for Permitted Encumbrances, there are no Liens for Taxes upon any of the assets of the Thunder Entities.

(d) Except as disclosed on Section 3.12 of the Company Disclosure Schedule, (i) there have been no examinations or audits of any Tax Returns or reports by any applicable federal, state, local or foreign Governmental Authority, (ii) all deficiencies asserted or assessments made as a result of any examinations by any Governmental Authority of the Tax Returns of the Thunder Entities have been fully paid, (iii) there are no examinations or audits by any Governmental Authority presently pending, or threatened in writing, with respect to the Thunder Entities, and (iv) no written claim has been made by a Governmental Authority in any jurisdiction where a Thunder Entity does not file a Tax Return that such Thunder Entity is or may be subject to taxation by that jurisdiction.

(e) None of the Thunder Entities (i) is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement or (ii) is subject to any private letter ruling of the United States Internal Revenue Service (“IRS”) or comparable rulings of any Governmental Authority.

(f) There are no Taxes of any Person for which the Thunder Entities could be held liable after the Closing under Treasury Regulations Section 1.1361-4(a)(6), 1.1502-6, 301.7701-2(c)(2)(iii) or similar principles or otherwise as a transferee or successor.

(g) None of the Thunder Entities has (a) participated in any listed transaction or any other reportable transaction within the meaning of Treasury Regulations Section 1.6011-4, (b) engaged in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code, or (c) taken any position on a Tax Return that could give rise to a substantial underpayment of Tax under Section 6662 of the Code or any similar provision of state or local law for which the Thunder Entities could be held liable.

(h) The Thunder Entities will not be required to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date that was realized (or reflects economic income) prior to the Closing, including as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date or (iii) election pursuant to Section 108(i) of the Code.

(i) As of December 31, 2014, the net operating loss carryforwards of the Thunder Entities (as determined under Section 172 of the Code) (the “NOL Carryforwards”) were equal to the amounts set forth on Section 3.12 of the Company Disclosure Schedule and will expire no sooner than the dates set forth on Section 3.12 of the Company Disclosure Schedule. Except as a result of the application of Section 56(d)(1) of the Code, the NOL Carryforwards will offset any gain incurred for U.S. federal, state or local income tax purposes as a result of the PRB Transaction and the disposition of Non-Core Assets. The Company’s ability to use such NOL Carryforwards will not be reduced or diminished as a result of a limitation imposed under Section 382 of the Code (other than by reason of the Contemplated Transactions).

(j) Since January 1, 2010, the Company has elected to be classified as an association taxable as a corporation for federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3. Khody and RKI Finance Corp. are classified as corporations pursuant to the provisions of Treasury Regulations Section 301.7701-2(b)(1). All of the Company’s other Subsidiaries are classified as “disregarded entities” pursuant to the provisions of Treasury Regulations Section 301.7701-3.

(k) No portion of the Thunder Properties: (1) has been contributed to and is currently owned by a tax partnership; (2) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any federal tax statute, rule or regulation to be or to have created a tax partnership; or (3) otherwise constitutes “partnership property” (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Code) of a tax partnership. For purposes of this section, a “tax partnership” is an entity, organization, agreement, arrangement or group deemed to be a partnership within the meaning of section 761 of the Code regardless of whether organized as a partnership under state law.

(l) All futures, hedges, swaps, collars, puts, calls, floors, caps, options and other similar Contracts to which any of the Thunder Entities is a party or is bound (including, but not limited to, those items specified in Section 3.18) qualify as hedging transactions as defined in Treasury Regulations Section 1.1221-2, and have been properly and timely identified as hedging transactions in accordance with Treasury Regulations Section 1.1221-2(f).

(m) Timely elections to expense intangible drilling and development costs (IDC) pursuant to Treasury Regulations Section 1.612-4(d) have been made by each Thunder Entity that has incurred IDC.

Section 3.13 Title; Ownership and Other Related Matters.

(a) Section 3.13 of the Company Disclosure Schedule sets forth all of the oil, gas and mineral leases and other leaseholds, royalties, overriding royalties, net profits interests, mineral fee interests and other hydrocarbon property interests (“Leases”) owned by the Thunder Entities, excluding the Leases included in the PRB Assets and the Non-Core Assets (which, for all relevant purposes under this Agreement, are deemed to be excluded from and will not be deemed to be Leases). Each of the Thunder Entities holds Defensible Title to the Leases shown on Section 3.13 of the Company Disclosure Schedule and the oil and gas wells thereon (“Wells”) and pooled, communitized or unitized acreage which includes all or any part of any Lease or any Well (“Units”) shown on Section 3.13 of the Company Disclosure Schedule, as applicable. Each such Lease has a primary term the expiration of which is set forth on Section 3.13 of the Company Disclosure Schedule.

(b) For purposes of this Agreement:

(i) “Defensible Title” means title of any Thunder Entity with respect to the Leases, Wells and Units that, except for and subject to Permitted Encumbrances and any depth or formation restrictions or limitations noted on Section 3.13 of the Company Disclosure Schedule:

(A) entitles the applicable Thunder Entity to receive a share of the hydrocarbons produced, saved and marketed from the developed Leases, Wells and Units throughout the duration of the productive life of such developed Leases, Wells and Units (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens paid to third parties on or measured by production of hydrocarbons) (hereinafter, “Net Revenue Interest”), of not less than the Net Revenue Interest shown on Section 3.13 of the Company Disclosure Schedule for such developed Lease, Well or Unit, except decreases in connection with those operations in which the applicable Thunder Entity, with the Parent’s prior approval, may after the date hereof be a non-consenting owner, decreases resulting from the establishment or amendment after the date hereof of pools or units, and except as stated on Section 3.13 of the Company Disclosure Schedule;

(B) obligates the applicable Thunder Entity to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any developed Leases, Wells and Units shown on Section 3.13 of the Company Disclosure Schedule, not greater than the “working interest” shown on Section 3.13 of the Company Disclosure Schedule, without increase throughout the productive life of such developed Leases, Wells and Units, except as stated on Section 3.13 of the Company Disclosure Schedule, and except increases that are accompanied by at least a proportionate increase in the applicable Thunder Entity’s Net Revenue Interest;

(C) entitles the applicable Thunder Entity to receive not less than the net mineral acres and Net Revenue Interest for each undeveloped Lease set forth on Section 3.13; of the Company Disclosure Schedule;

(D) with respect to owned minerals, is good and marketable title thereto, is not subject to any condition precedent or subsequent and is not subject to any right of reversion or reverter; and

(E) is free and clear of Liens, burdens, irregularities, or other defects, other than Permitted Encumbrances.

(ii) “Permitted Encumbrances” means the following:

(A) royalties and any overriding royalties, reversionary interests and other similar burdens on production in existence as of the date hereof to the extent that the net cumulative effect of such burdens does not reduce the applicable Thunder Entity’s Net Revenue Interest or net mineral acres below that shown on Section 3.13 of the Company Disclosure Schedule;

(B) the terms and conditions of the Lease(s) or Contract(s) applicable thereto, including consent and notice obligations with respect to the Merger, as disclosed on Section 3.3(b) of the Company Disclosure Schedule;

(C) Liens for current Taxes or assessments not yet due and payable;

(D) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar Liens arising in the ordinary course of business for amounts not yet due and payable (including any amounts being withheld as provided by Law);

(E) all rights to consent by, required notices to, and filings with, Governmental Authorities in connection with the Merger as disclosed on Section 3.3 of the Company Disclosure Schedule;

(F) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Leases in any manner and rules and orders of any such Governmental Authority or under any license or permit issued by any such Governmental Authority with respect to the Leases subject thereto;

(G) applicable Laws;

(H) any other easements, servitudes, encumbrances on land, or similar defects or irregularities that do not, individually or in the aggregate, interfere with the use or ownership of the Leases subject thereto or affected thereby and which do not increase the cost of operation of or reduce the Net Revenue Interest of the Leases subject thereto or affected thereby, which would be accepted by a reasonably prudent operator engaged in the business of owning and operating oil and gas properties; and

(I) Liens disclosed in Section 3.13(b)(ii)(I) of the Company Disclosure Schedule.

(c) Each of the Company and its Subsidiaries has good and valid title to, or a valid leasehold interest in (or other right to use), all of the tangible personal property shown to be owned or leased by it on the Financial Statements and all other assets reflected in the books and records of the Company and its Subsidiaries, free and clear of all Liens, except for Permitted Encumbrances, or inventory or other assets of immaterial amounts or obsolete assets disposed of in the ordinary course of business since the date of the Financial Statements.

(d) All material items, furniture, furnishings, machinery, equipment, vehicles and other material tangible personal property owned or leased by the Company or any of its Subsidiaries are (i) in good operating condition and repair (subject to normal wear and tear and replacement in accordance with the Company’s existing replacement policies), and (ii) suitable and adequate in all material respects for continued use in the manner in which they are presently being used.

(e) At Closing, the only assets owned by Prize Exploration, LLC shall be the assets described in clauses “(b)” and “(c)” of the definition of Non-Core Assets.

Section 3.14 Carried and Similar Interests. Section 3.14 of the Company Disclosure Schedule lists all the assets of the Thunder Entities (excluding any PRB Assets and Non-Core Assets) that have different before-payout and after-payout interests, together with the approximate amount of the payout balance with respect to each such property as of the date indicated.

Section 3.15 Compliance with Laws; Licenses and Permits.

(a) Except as set forth on Section 3.15(a) of the Company Disclosure Schedule, (i) no Thunder Entity has failed to comply with or has violated any applicable Law and (ii) no investigation or review by any Governmental Authority is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Thunder Entity. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by any of the Thunder Entities of, or constitute a failure on the part of any of the Thunder Entities to comply with, any Law. Since January 1, 2012, none of the Thunder Entities has received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Law.

(b) Each of the Thunder Entities is in possession of and in compliance in all material respects with all licenses, permits, consents, approvals and other authorizations (collectively, “Permits”) that are required by any Governmental Authority in connection with the ownership of its assets and its business and operations as currently conducted. No suspension or cancellation of any such Permit is pending or, to the Knowledge of the Company, has been threatened. Each such Permit is valid and in full force and effect, and each Thunder Entity is and always has been in compliance with the terms, conditions and requirements of each such Permit. Section 3.15(b) of the Company Disclosure Schedule provides an accurate and complete list of all Permits held by each Thunder Entity (other than Permits relating exclusively to the PRB Assets and the Non-Core Assets), and the Company has Made Available or otherwise provided Buyer Parties with access to accurate and complete copies of each such Permit. No claim has been made by any Governmental Authority that any other Permit is required in connection with the business and operations of the Thunder Entities as currently conducted, and the Thunder Entities do not know of any basis for such a claim.

(c) No Thunder Entity, and no Representative of any Thunder Entity (with respect to any matter relating to any Thunder Entity), has: (i) used any funds for any unlawful contribution, loan, donation, gift or entertainment or for any other unlawful expense relating to political activity; (ii) made or agreed to make any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign; (iii) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd 1 et seq. (the “FCPA”) or any similar Law in any jurisdiction where any Thunder Entity conducts business, if such Thunder Entity was subject thereto; or (iv) made or agreed to make any other unlawful payment. No Thunder Entity has provided any funds or anything else of value, including a discounted price for a product, with the Company’s Knowledge that the recipient or any other Person would use such funds or other thing of value to make, promise or offer an improper payment.

Section 3.16 Environmental Compliance.

(a) For the purposes of this Agreement:

(i) the term “Environmental Laws” shall mean any Law (including common law) relating to pollution, contamination of soils, surface water, sediments or groundwater, the use, handling, Release or management of, or exposure to, Hazardous Substances, or protection of the environment, natural resources or human health and safety;

(ii) the term “Environmental Liabilities” means any and all damages, losses, claims or liabilities (whether known or unknown, foreseen or unforeseen, contingent or otherwise), including, without limitation, liability for fines, penalties, response costs, property damage, seismic disturbances, natural resource damage or any Remedial Action, which arise under or relate to any Environmental Laws;

(iii) the term “Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law;

(iv) the term “Hazardous Substances” shall mean any toxic or hazardous pollutant, contaminant, chemical, waste, material or substance defined or otherwise regulated by any Environmental Law, and specifically includes, but is not limited to: (A) petroleum and petroleum products, including crude oil and any fractions thereof; (B) natural gas, synthetic gas and any mixtures thereof; and (C) polychlorinated biphenyls, but does not include naturally occurring radioactive materials or asbestos or asbestos-containing materials in quantities typical for oil field operations in the areas in which the Thunder Properties are located;

(v) the term “Release” has the meaning set forth in the Comprehensive Environmental Response, Conservation, and Liability Act of 1980; and

(vi) the term “Remedial Action” means all actions to investigate, clean up, remove or treat a Release(s) of Hazardous Substances (including required remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, operations and maintenance and monitoring).

(b) The Thunder Entities and their assets are not, and upon the consummation of the Merger will not be, subject to any existing, pending or, to the Knowledge of the Company, threatened action, suit, investigation, inquiry or proceeding under or in connection with any Environmental Law.

(c) Except as could not reasonably be expected to result in any Thunder Entity incurring material Environmental Liabilities, the Thunder Entities have obtained, maintained and complied with all Environmental Permits.

(d) The Thunder Entities and their assets are not, have not been, and upon the consummation of the Merger will not be, in violation of, or subject to any Environmental Liabilities under, any Environmental Law, except as could not reasonably be expected to result in any Thunder Entity incurring material Environmental Liabilities.

(e) No Hazardous Substances have been Released on, to or from any of the Thunder Entities’ assets, except as could not reasonably be expected to result in any Thunder Entity incurring material Environmental Liabilities.

(f) No Hazardous Substances have been generated, managed, treated or transported to or from any of the Thunder Entities’ assets, except as could not reasonably be expected to result in any Thunder Entity incurring material Environmental Liabilities.

(g) The Thunder Entities have not received any written notice from any Governmental Authority or other third person of any Environmental Liabilities in connection with any of the applicable Thunder Entities’ assets.

(h) The Thunder Entities have not received any written notice, claim or request for information alleging that the applicable Thunder Entity is, or its assets are, or may be liable for Environmental Liabilities as a result of a Release or threatened release of Hazardous Substances.

(i) The Thunder Entities are not a party, whether as a direct signatory or as successor, assignee or third party beneficiary, or otherwise bound, to any lease, Contract, agreement or other instrument under which any Thunder Entity is or will be obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning a Release of Hazardous Substances or non-compliance with Environmental Laws.

Section 3.17 Material Contracts.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a list of all Contracts, including amendments and supplements thereto, to which as of the date hereof the Company or any of its Subsidiaries is bound, meeting any of the descriptions set forth below (collectively referred to herein as the “Material Contracts”), but excluding any such Contracts relating or otherwise applicable solely to the PRB Assets or the Non-Core Assets, in either case that will be assigned to the PRB Acquirer or the acquirer of the Non-Core Assets without continuing liability to the Company or any of the other Thunder Entities that will be a Subsidiary of the Company following the Closing:

(i) each Contract relating to the supply of any products or services to the Thunder Entities and providing for payments by any one or more of the Thunder Entities individually or in the aggregate, in excess of $1,000,000 in any fiscal year;

(ii) any Contract imposing any restriction on any Thunder Entity: (i) to engage in any line of business; (ii) to compete with any Person in any line of business or in any geographic area; (iii) to acquire any product or other asset or any services from any other Person, sell any product or other asset to or perform any services for any other Person, or transact business or deal in any other manner with any other Person, including any Company Contract that contains any “most favored nation” or “most favored customer” or similar provision; or (iv) to solicit or hire any prospective employee, consultant, or contractor;

(iii) any Contract contemplating an exclusive relationship between any Thunder Entity and any other Person;

(iv) any Contract relating to any joint venture, strategic alliance, operating agreements (including joint operating agreements), partnership or sharing of profits, revenue or proprietary information or similar arrangement;

(v) any Contract with, or for the material benefit of, any Member, manager, officer or management-level employee of any Thunder Entity, or any member of his or her immediate family or any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to or for the benefit of any such Person, but excluding any Contract that terminates or expires in its entirety as of the Effective Time without liability on the part of any Thunder Entity;

(vi) any Contract relating to any transaction in which any Thunder Entity (or any Subsidiary of a Thunder Entity) merged with any other Person (other than mergers exclusively between or among Subsidiaries of the Company) or acquired any securities or assets of another Person for purchase consideration in excess of $20,000,000 or pursuant to which the Company has any material continuing obligations, rights or liabilities;

(vii) any Contract between any Thunder Entity and any Company employee pursuant to which (i) benefits would vest or amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of any of the Contemplated Transactions (whether alone or upon the occurrence of any additional or subsequent events), (ii) any Thunder Entity is or may become obligated to make any severance, termination, retention, gross-up or similar payment to any Company employee, or (iii) any Thunder Entity is or may become obligated to make any bonus, incentive compensation or similar payment (other than in respect of salary or wages) to any Company employee;

(viii) any Contract providing for or otherwise contemplating the sale or other disposition of any of the assets of any Thunder Entity for purchase consideration in excess of $20,000,000 or pursuant to which the Company has any material continuing obligations, rights or liabilities, other than the sale of inventory in the ordinary course of business;

(ix) any Contract relating to the acquisition, sale or spin-off of any Subsidiary or business unit or operation, the PRB Assets, the Non-Core Assets or securities of the Thunder Entities or any other Person, to the extent any actual or contingent express obligations remain in effect thereunder;

(x) any outstanding power of attorney executed by or on behalf of any Thunder Entity;

(xi) any Contract that provides for indemnification of any current, former or future officer, manager, employee or agent of any Thunder Entity, other than the Constituent Documents of the Thunder Entities;

(xii) any Contract regarding the acquisition, issuance or transfer of any Equity Securities and each Contract affecting or dealing with any Equity Securities of any Thunder Entity, including any escrow agreement and any underwriting or other agreement relating to any actual or potential offering of Equity Securities;

(xiii) any Contract with any Governmental Authority;

(xiv) any Contract relating to the voting or any other rights or obligations of a holder of Equity Securities of the Thunder Entities, other than the Constituent Documents of the Thunder Entities;

(xv) any Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement or otherwise relating to the incurrence, assumption or guarantee of any Indebtedness by any Thunder Entity or imposing a Lien on any of the assets of any Thunder Entity;

(xvi) each lease, lease guaranty, sublease or other Contract for the leasing, use or occupancy of leased real property and each Contract or other right pursuant to which any Thunder Entity uses or possesses any Company personal property (other than Company personal property owned by the Thunder Entities);

(xvii) any Contract relating to any liquidation or dissolution of the Company or any of its Subsidiaries; and

(xviii) any other Contract that was entered into outside the ordinary course of business which (A) provides for any material performance obligation by the Company and its Subsidiaries, unless terminable by the Company or Subsidiary without penalty or continuing obligation upon notice of 30 days or less, or (B) is otherwise material to the business of the Company and its Subsidiaries.

(b) Neither the Thunder Entities nor, to the Knowledge of the Company, any other Person are in breach of or default under any Material Contract. Each of the Material Contracts is in full force and effect, subject to expirations in accordance with the terms thereof; provided, that the Company’s breach of or default under any such Contract did not cause the expiration thereof, and is the legal, valid and binding obligation of the Company or its applicable Subsidiary and, to the Knowledge of the Company, the other parties thereto, enforceable against each of them in accordance with its terms (except as limited by bankruptcy, insolvency, reorganization or other such laws concerning the rights of creditors). To the Company’s Knowledge, no party to any of the Material Contracts has exercised or threatened to exercise any termination rights with respect thereto. The Company has Made Available to Parent true, correct and complete copies of all of the Material Contracts. With respect to the Thunder Entities, and to the Knowledge of the Company with respect to the other parties thereto, no event has occurred, and no circumstance or condition exists, that, with notice, the passage of time or both, could reasonably be expected to: (i) constitute a default under or result in a violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract (other than the expiration of the term thereof) or cause the breach of any Material Contract by any Thunder Entity. There are no Contracts with Affiliates of the Thunder Entities that will be binding on the Thunder Entities or their respective assets after the Effective Time, other than the Material Contracts. There are no futures, options, swaps or other derivatives with respect to the sale of production that will be binding on the Thunder Entities or their respective assets after Closing, other than as set forth on Section 3.18 of the Company Disclosure Schedule. There are no Contracts for the purchase, sale or exchange of oil, gas or other hydrocarbons produced from or attributable to the Thunder Entities’ respective assets that will be binding on the Thunder Entities after the Effective Time, other than the Material Contracts. No notice of default or breach has been received or delivered by any of the Thunder Entities under any Material Contract, the resolution of which is currently outstanding. Neither the Company nor any of its Subsidiaries has waived any of its respective material rights under any Material Contract.

Section 3.18 Hedging. Section 3.18 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the futures, hedge, swap, collar, put, call, floor, cap, option and other similar Contracts to which the Thunder Entities are party or are bound that are intended to reduce or eliminate the risk of fluctuations in interest rates or the price of commodities, including hydrocarbons (a “Hedge Agreement”).

Section 3.19 Preferential Rights to Purchase and Consents to Assign. As of the date hereof, none of the Thunder Properties is subject to any preferential right to purchase, right of first refusal or other agreement that gives a third party the right to purchase such Thunder Property as a result of the Merger, or requires the consent of any third party to consummate the Merger (a “Preferential Right Agreement”).

Section 3.20 Future Production. Except as set forth on Section 3.20 of the Company Disclosure Schedule, none of the Thunder Entities is obligated, by virtue of a prepayment arrangement, make-up right under a production sales Contract containing a “take or pay” or similar provision, production payment or any other arrangement, to deliver hydrocarbons at some future time without then or thereafter receiving full payment therefor. None of the Thunder Properties is subject to an allowable penalty under applicable laws, rules or regulations that would prevent any Well on such property from being entitled to its full legal and regular allowable from and after the Closing Date, the effect of which would be to materially reduce the projected production from such property as set out in the Thunder Reserve Reports. Section 3.20 of the Company Disclosure Schedule sets forth a summary of the gas balancing obligations of the Thunder Entities, including the amounts of any over production and under production imbalances.

Section 3.21 Lease Provisions; Suspense. All rents, royalties, overriding royalty interests and other payments due with respect to production from the Thunder Properties operated by any Thunder Entity have been timely and properly paid, except amounts that are properly being held in suspense. To the Knowledge of the Company, all rents, royalties, overriding royalty interests and other payments due with respect to production from the Thunder Properties operated by third parties have been timely and properly paid, except amounts that are properly being held in legal suspense.

Section 3.22 Midstream/Infrastructure Assets. The Thunder Entities hold good and valid title to, or with respect to certain personal property comprising a part of the Midstream/Infrastructure Assets, a valid leasehold interest in, the Midstream/Infrastructure Assets free and clear of all Liens, other than Permitted Encumbrances. All of the Midstream/Infrastructure Assets are in good operating condition and repair (ordinary wear and tear excepted), suitable for use in the operation of the Thunder Entities’ business in the manner presently utilized and consistent with prudent operating standards in the oil and natural gas industry in the geographic areas where such Midstream/Infrastructure Assets are located.

Section 3.23 Proper Use and Maintenance of Tangible Property. The Thunder Entities have at all relevant times operated their respective tangible personal property in a good and workmanlike manner (as determined by reference to prudent operating standards in the oil and natural gas industry in the geographic areas in which the Thunder Entities operate) and subject to prudent maintenance programs (of the type customarily employed by prudent exploration and production companies in the geographic areas in which the Thunder Entities operate).

Section 3.24 Books and Records. The minute books of each of the Thunder Entities contain complete and accurate records of all formal meetings and other official actions and proceedings of the Members or other equityholders, as applicable, and governing bodies (including committees thereof) of such Thunder Entity. Accurate and complete copies of the minute books and ownership records of each Thunder Entity have been Made Available to Parent.

Section 3.25 Areas of Mutual Interest. Except as set forth on Section 3.25 of the Company Disclosure Schedule, neither the Thunder Entities nor their assets are party to or bound by any area of mutual interest agreements or other agreement or arrangement that would restrict the Thunder Entities’ ability to compete with any Person or in any geographic area or in any kind of business or require that the Thunder Entities share any business opportunity or the benefits thereof with any Person.

Section 3.26 Insurance.

(a) Each Thunder Entity has been covered since January 1, 2012 by insurance in scope and amount customary and reasonable for the business in which it has been engaged during such period.

(b) Section 3.26(b) of the Company Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, directors and officers liability, professional liability insurance, errors and omissions insurance, or workers’ compensation coverage and bond and surety arrangements) with respect to which any Thunder Entity has been a party, a named insured or otherwise the beneficiary of coverage at any time during the past three years: (i) the name, address and telephone number of the agent or broker; (ii) the name of the insurer, the name of the policyholder and the name of each covered insured; (iii) the policy number and the period of coverage; (iv) the scope and amount of coverage; (v) a description of any retroactive premium adjustments or other loss sharing arrangements; (vi) a list of all premiums paid or returned, by policy and by year; and (vii) a list of all losses or claims paid, either by the insurers or by any Thunder Entity under a self-insurance arrangement, in excess of $250,000 per occurrence, including any recoveries or subrogation recoveries, as well as all pending claims or losses. Each of such insurance policies is legal, valid, binding, enforceable and in full force and effect, and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following consummation of the Contemplated Transactions. No Thunder Entity, and to the Knowledge of the Company, no other Person, is in breach or default under any such insurance policy (including with respect to the payment of premiums or the giving of notices), and to the Knowledge of the Company, no event has occurred and no circumstance or condition exists that, with notice or the lapse of time or both, would constitute such a breach or default under, or permit the termination or modification of, any such insurance policy. To the Knowledge of the Company, no party to any such insurance policy has repudiated any provision thereof. The Company has Made Available to Parent true and complete copies of each such insurance policy.

Section 3.27 Suppliers. Section 3.27 of the Company Disclosure Schedule sets forth an accurate and complete list of each supplier of goods or services to any Thunder Entity to which the Thunder Entities collectively paid in the aggregate more than $50,000,000 since January 1, 2012 or that is a sole source supplier of any component of, or service used by any Thunder Entity (collectively, the “Major Suppliers”), together with the amount paid to each Major Supplier during such period. Since January 1, 2012, (a) no Major Supplier has terminated its relationship with any Thunder Entity, and (b) no Major Supplier has materially changed the pricing or other terms of its business with any Thunder Entity except in connection with changes generally applicable to such Major Supplier’s similarly situated customers. No Thunder Entity is engaged in any material dispute with any Major Supplier and, to the Knowledge of the Company, no Major Supplier intends to terminate, limit or reduce its business relations with any Thunder Entity or materially change the pricing or other terms of its business with any Thunder Entity, except in the latter instance in connection with changes generally applicable to such Major Supplier’s similarly situated customers. To the Knowledge of the Company, the consummation of the Contemplated Transactions could not reasonably be expected to have an adverse effect on the business relationship of any Thunder Entity with any Major Supplier.

Section 3.28 Intellectual Property.

(a) Section 3.28 of the Company Disclosure Schedule sets forth a list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright applications and registrations, and (iv) Internet domain names, in each case, owned or filed by or held in the name of the Thunder Entities (“Company Registered IP”); indicating with respect to all items listed in items “(i)” through “(iii),” where applicable, the jurisdiction in which each of the items of Company Registered IP has been applied for, filed, issued or registered, the application/registration number and the current owner of record. The Company Registered IP listed in Section 3.28 of the Company Disclosure Schedule and the other Company Registered IP is in effect, valid, enforceable and subsisting and the Thunder Entities have otherwise complied with and are in compliance with all Laws (including payment of all applicable fees) with respect to any Company Registered IP. The Thunder Entities, as indicated, exclusively own all right, title and interest in, to and under the items listed in Section 3.28 of the Company Disclosure Schedule. To the Knowledge of the Company, (i) no Company Registered IP is being infringed, misappropriated or otherwise violated by any third party and (ii) neither the Company nor any of its Subsidiaries is infringing, misappropriating or otherwise violating any Intellectual Property Rights of any third party.

Section 3.29 Brokers. Except for compensation that either will be paid prior to the Closing or taken into account in the calculation of Adjusted Net Working Capital on the Closing Statement, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.30 Vote Required. The affirmative vote of the Members holding a majority of the Existing Shares is the only vote of Members necessary to adopt and approve this Agreement and approve the Contemplated Transactions (the “Required Member Vote”).

Section 3.31 Accredited Investors. Each of the Members set forth on Section 3.31 of the Company Disclosure Schedule is an Accredited Investor, and no such Member was organized for the specific purpose of acquiring shares of Parent Common Stock.

Section 3.32 PRB Sale. As of the date hereof, none of the Company or any of its Subsidiaries has entered into a PRB Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent represents and warrants to the Company as follows:

Section 4.1 Organization. The Parent has been duly formed and is a validly existing corporation under the laws of its jurisdiction of formation and has all requisite corporate power and authority to own and operate its assets and properties and conduct its business and operations as presently being conducted. Merger Sub has been duly formed and is a validly existing limited liability company under the laws of its jurisdiction of formation.

Section 4.2 Ownership and Operations of Merger Sub. The Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.3 Authority; Binding Effect. The Buyer Parties have all requisite power and authority to enter into this Agreement and the other agreements referenced herein, to perform their respective obligations hereunder and thereunder and to consummate the Merger in accordance with the terms hereof and thereof. The execution and delivery by the Buyer Parties of this Agreement and such other agreements, the performance by the Buyer Parties of their respective obligations hereunder and thereunder and the consummation by the Buyer Parties of the Merger have been duly and validly authorized by all necessary corporate or other action. No stockholder approval on the part of the Parent is required in order to adopt this Agreement, and the approval of this Agreement by the Parent’s board of directors is the sole approval required on behalf of the member of the Merger Sub in order to authorize and approve this Agreement and the Contemplated Transactions on behalf of Merger Sub. This Agreement has been, and at the Closing each other agreement contemplated hereunder will be, duly executed and delivered by the Buyer Parties party thereto, and assuming the due execution and delivery by the Company, constitutes a legal, valid and binding agreement of the respective Buyer Parties, enforceable against the Buyer Parties in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization or other such laws concerning the rights of creditors.

Section 4.4 Noncontravention. The execution and delivery by the Buyer Parties of this Agreement and the other agreements contemplated herein, the performance by the Buyer Parties of their respective obligations hereunder and thereunder, as applicable, and the consummation by the Buyer Parties of the Merger will not: (a) conflict with, or result in any violation or breach of, any provision of the Constituent Documents of either of the Buyer Parties; (b) conflict with, or result in any violation or breach of, constitute a default under, give rise to any termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void, voidable or without further effect, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other agreement, instrument or document to which either of the Buyer Parties is a party or by which any of their respective properties or assets is or may be bound; or (c) conflict with, or result in any violation of, any Law that is applicable to the business, assets or operations of the Buyer Parties, in each case, except for such conflicts, violations or breaches in clauses “(b)” and “(c)” as would not have a material adverse effect on the Buyer Parties’ ability to consummate the Contemplated Transactions.

Section 4.5 Parent Capitalization. The authorized capital stock of Parent consists of (a) 100,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are outstanding, and (b) 2,000,000,000 shares of Parent Common Stock, of which 205,139,952 shares are issued and outstanding as of July 9, 2015. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Parent stockholder. The shares of Parent Common Stock to be issued in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights of any Person.

Section 4.6 SEC Documents; Financial Statements.

(a) Parent has filed all required reports, registration statements and other documents with the SEC that it has been required to file since January 1, 2014 (the “Parent Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Parent Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent Reports. None of the Parent Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has not received notice that there are any outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Parent Reports. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Parent and its Subsidiaries contained in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and except for liabilities reflected in the Parent Reports filed prior to the date hereof or incurred in the ordinary course of business, consistent with past practice, of Parent and its Subsidiaries, or incurred in connection with this Agreement, since December 31, 2014 to the date hereof, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) The consolidated financial statements of Parent (including any related notes and schedules thereto) included in the Parent Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(c) Parent (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Parent’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

Section 4.7 Absence of Certain Changes or Events. Since December 31, 2014, there has been no change or development with respect to Parent and its assets and business or combination of such changes or developments that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on Parent and its Subsidiaries.

Section 4.8 Financing; Availability of Funds.

(a) On or prior to the date hereof, the Parent has delivered to the Company a true and complete copy of a letter dated July 13, 2015 pursuant to which Barclays Bank PLC committed to arrange $2,000,000,000 of senior unsecured bridge loans to finance a portion of the aggregate Cash Consideration (such letter, together with the schedules and exhibit thereto, the “Debt Commitment Letter”).

(b) As of the Closing Date, assuming (i) the satisfaction of the conditions to the Buyer Parties’ obligation to consummate the Contemplated Transactions (including Section 6.3(a)), (ii) satisfaction of the conditions set forth in Exhibit C of the Debt Commitment Letter and (iii) receipt of the Financing contemplated by the Debt Commitment Letter in accordance with its terms, the Buyer Parties will have sufficient immediately available funds in cash or cash equivalents to pay the aggregate Cash Consideration and to pay any other amounts payable pursuant to this Agreement, and to consummate the Merger.

Section 4.9 Qualifications. As of the Closing Date, the Buyer Parties will be qualified with, and will have obtained any and all necessary consents from, any applicable Governmental Authority required in order to own an interest in the Thunder Properties.

ARTICLE V.

COVENANTS

Section 5.1 Efforts. Subject to the terms and conditions of this Agreement, the Company and the Buyer Parties will use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Merger and make effective the Contemplated Transactions as promptly as practicable and otherwise to enable consummation of the Contemplated Transactions, and each will cooperate fully with, and furnish information to, the other party to that end. In addition and subject to Section 5.10(c), each party to this Agreement shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; provided, however, that, under no circumstance may the Company or any of its Subsidiaries pay a fee to any third party in order to obtain any Consent pursuant to this Section 5.1 without Parent’s prior written consent.

Section 5.2 Company Member Approval. The Company shall ensure that, within two hours after the execution and delivery of this Agreement, written consents in favor of the adoption and approval of this Agreement and approval of the Contemplated Transactions are executed and delivered to the Company and to Parent on behalf of Members representing not less than 85% of the outstanding Existing Shares (the “Member Consents”). The Member Consents

shall specify that adoption and approval of this Agreement and approval of the Contemplated Transactions, including the Merger, shall constitute (i) adoption of this Agreement under the DLLCA and under the Thunder LLC Agreement, and (ii) approval by the Members of: (A) the escrow (including the Escrow Amount) and indemnification obligations of such Members set forth in Article II and Article VIII; and (B) appointment of the Members’ Agent pursuant to Section 9.1, with the rights and responsibilities set forth in this Agreement.

Section 5.3 [Reserved]

Section 5.4 Registration Rights/Lock-Up Agreement. At or prior to the Closing, Parent shall, and the Company shall cause each Member receiving Parent Common Stock pursuant to Article II to, enter into a registration rights and lock-up agreement in the form of Exhibit B attached hereto (the “Registration Rights/Lock-Up Agreement”), to be effective upon the Closing.

Section 5.5 Press Releases. The Company and the Parent have agreed to the text of the joint press release announcing the signing of this Agreement. The Company shall consult with Parent before issuing any press release, written employee communication or other written Member or shareholder communication with respect to the Merger or this Agreement and will not issue any such communication or make any such public statement without the prior consent of Parent; provided that the Company may, without the prior consent of Parent (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable Law.

Section 5.6 Access; Information. The Company agrees that, upon reasonable notice and subject to applicable Laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford the Parent and the Parent’s officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours throughout Pre-Closing Period to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of the Company and to such other information of the Company as the Parent may reasonably request and, during such period, it will furnish promptly to Parent all information concerning the business, properties and personnel of the Company as the Parent may reasonably request. The Company shall not be required to afford access to or disclose information that would jeopardize attorney-client privilege, contravene any binding agreement with any third party, or violate any Law; provided, however, that the Company will make appropriate substitute arrangements in circumstances where the foregoing applies. The Buyer Parties shall maintain as such any information that is nonpublic and confidential to the extent required by, and in accordance with, the separate Non-Disclosure Agreement between the Parent and the Company (the “Confidentiality Agreement”).

Section 5.7 Title Matters.

(a) Examination Period. Until 5:00 p.m. Central Time on August 12, 2015 (the “Examination Period”), the Company shall permit the Buyer Parties and their Representatives to examine all abstracts of title, title opinions, title files, ownership maps, Lease, Unit, Well, and division order files, assignments, operating and accounting records and all Contracts and other agreements pertaining to the Thunder Properties, insofar as the same may now be in existence and in the possession or Control of the Thunder Entities, subject to such restrictions upon disclosure as may exist under confidentiality or other agreements binding upon the Thunder Entities. The Thunder Entities shall not be required to perform any additional title work, and no existing abstracts and title opinions will be updated and made current by the Thunder Entities. Should the Buyer Parties prepare or update abstracts or title opinions, a copy of same will be made available to the Company, without cost and without warranty of any kind, for the Company’s independent examination upon the delivery of a notice of alleged Title Defect.

(b) Title Defects. The term “Title Defect” means: (i) any Lien, burden, irregularity or other defect that causes the applicable Thunder Entity not to have Defensible Title to a Thunder Property; (ii) the failure to provide any notice or obtain any consent shown on Section 3.3 of the Company Disclosure Schedule as and when required; and (iii) any default by a Thunder Entity under a Lease or Contract that would (A) have an adverse effect on the operation or value of, or increase the operating cost of, a Lease or any Well, (B) prevent the Thunder Entity from receiving the proceeds of production or share of hydrocarbons attributable to its Net Revenue Interest therein, or (C) result in the reduction, loss or cancellation of the Company’s Net Revenue Interest therein.

(c) Notice of Title Defects; Title Defect Valuation.

(i) If the Buyer Parties discover any Title Defect affecting a Thunder Property, the Parent shall promptly notify the Company of such alleged Title Defect. To be effective, such notice (a “Title Defect Notice”) must (A) be received by the Company prior to the expiration of the Examination Period, (B) describe the Title Defect in sufficient, specific detail (including any alleged variance in the Net Revenue Interest), (C) identify the specific Thunder Property affected by such Title Defect, including Well by Well and/or Lease by Lease identification, (D) contain copies of all data, title opinions and other documents and information in the Buyer Parties’ possession or control relating to the alleged Title Defect and their determination of the Title Defect Value, and (E) include the Title Defect Value, as reasonably determined by Buyer Parties acting in good faith.

(ii) The value attributable to each Title Defect (the “Title Defect Value”) shall be determined based upon the criteria set forth below:

(A) If the Title Defect is a Lien upon a Thunder Property (other than any Lien existing as a result of the Credit Facility or the Senior Notes, respectively, which Liens, in order to avoid any doubt, shall not be considered Title Defects for purposes of this Agreement), the Title Defect Value is the amount necessary to be paid to remove the Lien from the affected Thunder Property, if known at the time of issuance of the Title Defect Notice; otherwise, the Title Defect Value shall be the face amount of the Title Defect;

(B) If the Title Defect asserted is that the Net Revenue Interest attributable to a Lease or Well is less than that stated on Section 3.13 of the Company Disclosure Schedule, then the Title Defect Value is the product of the Allocated Value attributed to such Thunder Property, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest applicable thereto set forth on Section 3.13 of the Company Disclosure Schedule and the actual Net Revenue Interest, and the denominator of which is the applicable Net Revenue Interest stated on Section 3.13 of the Company Disclosure Schedule;

(C) If the Title Defect represents an obligation, burden or charge upon the affected Thunder Property (including any increase in working interest for which there is not a proportionate increase in Net Revenue Interest) and for which the economic detriment to the Buyer Parties is unliquidated, the amount of the Title Defect Value shall be determined by taking into account, in each case if known, the Allocated Value of the affected Thunder Property, the portion of the Thunder Property affected by the Title Defect, the legal effect of the Title Defect, and the potential economic effect of the Title Defect over the life of the affected Thunder Property;

(D) If the Title Defect represents a consent to be obtained or a notice to be delivered by the Company which has not been obtained or delivered, as applicable, by the expiration of the Examination Period, then the Title Defect Value is the Allocated Value attributed to such Thunder Property; and

(E) Such other factors as are reasonably necessary to make a proper evaluation.

The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in any other Title Defect Value hereunder. Notwithstanding anything to the contrary in this Section 5.7(c)(ii), in no event shall a Title Defect Value exceed the Allocated Value of the Thunder Property affected thereby.

(d) Exclusive Remedies for Title Defects. Subject to Section 5.7(f), the following shall be Buyer Parties’ sole and exclusive remedy with respect to Title Defects:

(i) No later than two Business Days following receipt of a Title Defect Notice, the Company and the Parent shall meet and use their reasonable best efforts to agree on the validity or invalidity of each asserted Title Defect and the Title Defect Value of each alleged Title Defect in such Title Defect Notice. If, prior to the Closing Date, the Company and Parent cannot agree on the validity or invalidity of any Title Defect asserted pursuant to Section 5.7(c) and the associated Title Defect Value of such Title Defect, such asserted Title Defect shall constitute a “Disputed Title Defect.” The Company shall have the right to elect, within its sole discretion, whether or not to attempt to cure any such asserted Title Defect. The Cash Consideration shall be reduced by the Title Defect Value associated with each Title Defect asserted pursuant to Section 5.7(c), if any, (1) as to which, prior to the Closing Date, the Company and Parent have agreed on both the validity and the Title Defect Value, and (2) that is not cured prior to Closing. In order to avoid any doubt, there shall be no adjustment to the Cash Consideration pursuant to Section 2.10(a) for the Title Defect Value of any Disputed Title Defect.

(ii) Any Title Defect cured by the Company to the reasonable satisfaction of Parent or for which the Parent receives an adjustment to the Cash Consideration shall constitute a Permitted Encumbrance.

In order to avoid any doubt, except in the case of Fraud, the Buyer Parties’ exclusive remedies with respect to Title Defects (other than Disputed Title Defects), including any breach of Section 3.13 or, as it pertains to any Lease, Section 3.17, shall be recourse to the procedures described in this Section 5.7. Except in the case of Fraud, any Title Defects (other than Disputed Title Defects) not asserted by the Buyer Parties prior to the expiration of the Examination Period shall be deemed waived in all respects, and the Indemnitees shall have no right to indemnification with respect to any Title Defects (including any breach of Section 3.13 or, as it pertains to any Lease, Section 3.17) pursuant to Article VIII, including, without limitation, pursuant to Section 8.2(a) or 8.2(b) of this Agreement.

(e) Title Benefits. Subject to Section 5.7(f), and in accordance with Section 2.10(a)(ii), the Company shall be entitled to an upward adjustment to the Cash Consideration (such upward adjustment not to exceed the aggregate amount of all reductions due to Title Defects) with respect to all Title Benefits in an amount (the “Title Benefit Value”) mutually agreed upon by the parties and determined in accordance with the criteria set forth in the definition of the term Title Defect Value. A party identifying a Title Benefit affecting the Thunder Properties shall promptly notify the other party in writing of such Title Benefit. The term “Title Benefit” shall mean the Company’s Net Revenue Interest in any Lease that is greater than the Net Revenue Interest set forth on Section 3.13 of the Company Disclosure Schedule, or the Company’s working interest in any Well that is less than the working interest set forth on Section 3.13 of the Company Disclosure Schedule (without a proportionate decrease in the Net Revenue Interest applicable to such Well), including, without limitation, Wells and/or Net Revenue Interests acquired by the Company after the date of this Agreement and prior to the Closing.

(f) Limitation. Notwithstanding anything to the contrary contained in this Agreement, (i) if the Title Defect Value for a given Title Defect, or the Title Benefit Value for a given Title Benefit, does not exceed $50,000, then no claim or adjustment to the Cash Consideration shall be made for such Title Defect or Title Benefit, and any such Title Defect shall be deemed to be a Permitted Encumbrance for purposes of this Agreement and shall not be deemed to constitute a breach of Section 3.13 or, as it pertains to any Lease, Section 3.17, (ii) if the aggregate net value of all uncured Title Defects and Title Benefits exceeding $50,000 individually does not exceed $68,750,000, then no adjustment of the Merger Consideration shall be made therefor and each such Title Defect shall not be deemed to constitute a breach of Section 3.13 or, as it pertains to any Lease, Section 3.17, and (iii) if the aggregate net value of all uncured Title Defects and Title Benefits exceeding $50,000 individually exceeds $68,750,000, then the Cash Consideration shall only be adjusted by the amount of such excess, and Title Defects with an aggregate Title Defect Value equal to $68,750,000 shall not be deemed to constitute a breach of Section 3.13 or, as it pertains to any Lease, Section 3.17.

Section 5.8 Environmental Matters.

(a) Environmental Review.

(i) The Buyer Parties shall have the right to conduct an environmental review of the Thunder Properties prior to the expiration of the Examination Period (“Environmental Review”). The Company shall provide the Buyer Parties such access as they may reasonably request to the Leases, Units and Wells (provided that if such Well is operated by a third party, the Company shall use reasonable best efforts to secure such access) and the non-privileged environmental data in the Thunder Entities’ files for the Thunder Properties. The scope of work comprising the Environmental Review conducted at or upon the Leases, Units and Wells shall be limited to that mutually agreed in writing by the Parent and the Company (acting reasonably) prior to commencement thereof and shall not include any intrusive test or procedure without the prior written consent of the Company, which consent shall not unreasonably be withheld. The Parent shall (A) consult with the Company before conducting any work comprising such Environmental Review, (B) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with the Thunder Entities’ operations, and (C) comply with all applicable laws, rules, and regulations of applicable Governmental Authorities. The Parent and the Company shall cooperate and use reasonable best efforts to obtain any third party consents that are required in order to perform any work comprising the Environmental Review, including, without limitation, consent from the operator of any Thunder Properties operated by a third party that the Buyer Parties desire to inspect. The Company shall have the right to have one or more Representatives accompany the Parent at all times during the Environmental Review, the Parent shall give the Company notice not more than seven days and not less than 48 hours before any visits by the Parent to any of the Thunder Properties, and the Parent shall seek and obtain the Company’s prior consent (which shall not be unreasonably withheld or delayed) before it enters upon any of the Thunder Properties. With respect to any samples taken in connection with the Environmental Review, the Parent shall take split samples, providing one of each such sample, properly labeled and identified, to the Company. The Parent hereby agrees to release, defend, indemnify and hold harmless the Company and its Affiliates from and against all claims arising from, out of any negligence or willful misconduct of any Buyer Party during the Environmental Review.

(ii) Unless otherwise required by applicable Law, the Buyer Parties shall treat all matters revealed by the Environmental Review, including, without limitation, any analyses, compilations, studies, documents, reports or data prepared or generated from such review (the “Environmental Information”), as confidential, and the Buyer Parties shall not disclose any Environmental Information to any Governmental Authority or other third party without the prior written consent of the Company except as hereafter provided. Prior to the Closing, the Buyer Parties may use the Environmental Information only in connection with the Contemplated Transactions. The Environmental Information shall be disclosed by the Buyer Parties only to their Representatives who need to know the Environmental Information for purposes of evaluating the Contemplated Transactions and who have agreed to be bound by the terms of the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, upon the Company’s request the Buyer Parties shall promptly deliver the Environmental Information, and all copies thereof and works based thereon, to the Company, which Environmental Information shall become the sole property of the Company. Upon request the Buyer Parties shall provide copies of the Environmental Information to the Company without charge.

(b) Definitions.

(i) The term “Environmental Defect” shall mean, with respect to any given Thunder Property, a violation of Environmental Laws in effect as of the date of this Agreement in the jurisdiction in which such Thunder Property is located, including, without limitation, the presence of Hazardous Substances at, on, under or migrating to or from any Thunder Property at concentrations in excess of those permitted under such Environmental Laws, but excluding the presence of naturally occurring radioactive material resulting from operations customary in the oil and natural gas industry.

(ii) The term “Environmental Defect Value” shall mean, with respect to an Environmental Defect, the estimated costs and expenses to correct such Environmental Defect in the most cost-effective manner reasonably available, consistent with Environmental Laws, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize Hazardous Substances, including, without limitation, monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost-effective manner reasonably available.

(c) Notice of Environmental Defects. If the Buyer Parties discover any alleged Environmental Defect affecting the Thunder Properties, the Parent shall promptly notify the Company of such alleged Environmental Defect. To be effective, such notice (an “Environmental Defect Notice”) must: (i) be received by the Company prior to the expiration of the Examination Period; (ii) describe the Environmental Defect in sufficient, specific detail, including (A) the written conclusion of the Parent that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in the Environmental Review, and (B) a separate specific citation of the provisions of Environmental Laws alleged to be violated and the related facts that substantiate such violation; (iii) identify the specific Thunder Property affected by such Environmental Defect, including, if available, a site plan showing the location of all sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, chain-of-custody documentation and laboratory reports; (iv) the procedures recommended to correct the Environmental Defect; and (v) the Parent’s reasonable good faith estimate of the Environmental Defect Value, including, without limitation, the basis for such estimate, for which the Parent would agree to adjust the Cash Consideration in order to accept such Environmental Defect if the Company elected Section 5.8(d)(ii) as the remedy therefor.

(d) Exclusive Remedies for Environmental Defects. Subject to Section 5.8(e) below, the following shall be the Buyer Parties’ sole and exclusive remedy with respect to alleged Environmental Defects asserted prior to the expiration of the Examination Period:

(i) Upon the receipt of an Environmental Defect Notice from the Parent asserting an alleged Environmental Defect, the Company shall have the option, but not the obligation, to attempt to cure such Environmental Defect at any time prior to the Closing.

(ii) With respect to each alleged Environmental Defect that is not reasonably cured on or before the Closing, the Cash Consideration shall be reduced by the Environmental Defect Value for such Environmental Defect agreed upon in writing by the Parent and the Company acting reasonably.

(iii) Any Environmental Defect cured by the Company or for which the Parent receives an adjustment to the Cash Consideration shall be excluded from the scope of the Company’s representations and warranties in Section 3.16.

In order to avoid any doubt, the Buyer Parties’ exclusive remedies with respect to Environmental Defects identified and asserted prior to the expiration of the Examination Period shall be recourse to the procedures set forth in this Section 5.8. Following the expiration of the Examination Period, the Buyer Parties’ exclusive remedies with respect to matters relating to Environmental Laws shall be as set forth in Article VII (prior to the Closing) or Article VIII (after the Closing); provided, however, that no breach of any representation or warranty of the Company relating to compliance with Environmental Laws or other related matters with respect to any Thunder Property shall be asserted by or on behalf of any Indemnitee unless all such alleged breaches have collectively resulted in Damages in excess of the amount that would have been sufficient for an adjustment to the Cash Consideration pursuant to Section 5.8(e) below.

(e) Limitation of Remedies for Environmental Defects. Notwithstanding anything to the contrary contained in this Agreement, (i) if the Environmental Defect Value for a given Environmental Defect does not exceed $100,000, then no adjustment to the Cash Consideration shall be made for such Environmental Defect, (ii) if the aggregate of all Environmental Defect Values exceeding $100,000 individually for uncured Environmental Defects not waived by the Parent does not exceed $68,750,000, then no adjustment of the Cash Consideration shall be made therefor, and (iii) if the aggregate of all Environmental Defect Values exceeding $100,000 individually for uncured Environmental Defects not waived by the Parent exceeds $68,750,000, then the Cash Consideration shall only be reduced by the amount of such excess.

Section 5.9 Solicitation of Other Proposals.

(a) During the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives not to, directly or indirectly, solicit, initiate, knowingly encourage, knowingly facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any offer or proposal regarding any Acquisition Transaction, or participate in any discussions (other than to respond negatively) or negotiations with, any Person (other than the Parent and its Affiliates or Representatives) concerning any Acquisition Transaction or any proposal that reasonably could be expected to lead to an Acquisition Transaction.

(b) During the Pre-Closing Period, the Company shall advise the Parent within the Notice Period (as defined below) of the receipt, directly or indirectly, of any inquiries or proposals from any third party, or of any discussions or negotiations with any third party involving the Company, the Members or their respective Representatives, relating to an Acquisition Transaction (including a summary of the material and significant terms and conditions thereof and the identity of the other Person(s) involved), and promptly furnish to the Parent a copy of any such inquiry or written proposal. For purposes of this Agreement, the term “Notice Period” shall mean (i) with respect to such written inquiries or proposals or other written materials, written notice as promptly as practicable and in no event later than 24 hours after receipt thereof and (ii) with respect to such oral inquiries, discussions, negotiations or proposals, oral notice as promptly as practicable and in no event later than 24 hours after receipt thereof.

Section 5.10 Regulatory Applications.

(a) The Buyer Parties and the Company and their respective Subsidiaries will cooperate, coordinate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the Merger (the “Requisite Regulatory Approvals”) and will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable, including, without limitation, all required filings by the Company and the Parent, respectively, and the payment of all required fees by the Parent under and pursuant to the HSR Act. Notwithstanding anything to the contrary contained in this Section 5.10 or elsewhere in this Agreement, Parent: (i) shall have the principal responsibility for devising and implementing the strategy of the parties with respect to seeking any Requisite Regulatory Approvals and coordinating any contacts, where permitted, with any Governmental Authorities; and (ii) shall take the lead in all meetings and communications with any Governmental Authorities in connection with obtaining any such Requisite Regulatory Approvals; provided, however, that, except where prohibited by applicable Law or any Governmental Authorities, each of the Company and the Parent will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all material written information submitted to any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions.

(b) Each of the Company and the Buyer Parties will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, managers, directors, officers, Members and shareholders and such other matters, in each case as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Governmental Authority in connection with the Contemplated Transactions.

(c) Notwithstanding anything to the contrary contained in this Section 5.10 or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Subsidiaries (including, after the Effective Time, the Surviving Entity or any of its Subsidiaries) to divest or agree to divest) any of its businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries (including, after the Effective Time, the Surviving Entity or any of its Subsidiaries) to take or agree to take) any other action or to agree (or cause any of its Subsidiaries (including, after the Effective Time, the Surviving Entity or any of its Subsidiaries) to agree) to any limitation or restriction on any of its businesses, product lines or assets; or (ii) to contest any Legal Proceeding relating to the Merger or any of the other Contemplated Transactions.

Section 5.11 Indemnification.

(a) Following the Effective Time, the Parent will indemnify, defend and hold harmless the present and former managers, officers and employees of the Company and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities as incurred, in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the Contemplated Transactions), whether asserted or claimed prior to, at or after the Effective Time, (i) to the same extent as such Persons are indemnified, exculpated or have the right to advancement of expenses pursuant to the Company’s and its Subsidiaries’ Constituent Documents and indemnification agreements, if any, in effect on the date of this Agreement, and (ii) without expanding clause (i), to the fullest extent permitted by Law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.11, upon learning of any Legal Proceeding, shall promptly notify the Parent, but the failure to so notify shall not relieve the Parent of any liability it may have to such Indemnified Party if such failure does not actually and materially prejudice the Parent. In the event of any such Legal Proceeding (whether arising before or after the Effective Time), (i) the Parent shall have the right to assume the defense thereof, and the Parent shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Parent elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest between the Parent and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to the Parent, and the Parent shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party will cooperate in the defense of any such matter, and (iii) the Parent shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld or delayed.

(c) For a period of six years following the Effective Time, the Parent will provide director’s and officer’s liability insurance that serves to reimburse the present and former officers, managers and directors of the Company or any of its Subsidiaries (determined immediately prior to the Effective Time) with respect to claims against such managers, directors and officers arising from facts or events occurring before the Effective Time (including the

Contemplated Transactions), which insurance will contain substantially similar coverage and amounts, and contain terms and conditions materially no less advantageous to the Indemnified Party as that coverage currently provided by the Company; provided, that the Parent may substitute therefor policies of the Parent or its Subsidiaries containing terms with respect to coverage and amount materially no less advantageous to such managers, directors or officers; provided, further, that in no event shall the Parent be required to pay aggregate premiums for insurance under this Section 5.11(c) in excess of 250% of the aggregate premiums paid by the Company in 2014 on an annualized basis for such purpose and, if the annual premiums of such insurance coverage exceed such amount, the Parent shall use its reasonable best efforts to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, that officers, managers and directors of the Company or any Subsidiary may be required to make application and provide customary representations and warranties to the Parent’s insurance carrier for the purpose of obtaining such insurance (provided that no such application or representation or warranty shall limit or preclude coverage for any act or omission occurring prior to the Effective Time).

(d) Notwithstanding anything to the contrary in this Agreement, in lieu of Parent’s obligations under the first sentence of Section 5.11(c), Parent may, prior to the Effective Time, purchase a six-year “tail” prepaid policy on the Company’s existing policy of directors’ and officers’ liability insurance on terms with respect to coverage and amounts no less favorable in the aggregate than the Company’s current policy, with an annual cost not in excess of 250% of the aggregate premiums paid by the Company in 2014 on an annualized basis. In the event that Parent shall purchase such “tail” policy, Parent shall maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder, in lieu of all other applicable obligations under the first sentence of 5.11(c) for so long as such “tail” policy shall be maintained in full force and effect.

(e) The provisions of this Section 5.11 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

Section 5.12 Notification of Certain Matters. Each of the Company and the Parent will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect or any material adverse effect on the Parent, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VI; provided, however, that any noncompliance with the foregoing shall not constitute the failure to satisfy a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right; and provided further, that the covenants of the parties in this Section 5.12 shall expire at the Effective Time.

Section 5.13 Activities of the Company Pending Closing. Except in connection with the PRB Transaction, the sale or other disposition of the Non-Core Assets to one or more Persons, and otherwise as expressly permitted by this Agreement or as required by applicable Law, during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, (ii) comply in all material respects with all applicable Laws, all Leases, all Contracts and all Material Contracts, (iii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees (other than any departing personnel identified in Section 3.10 of the Company Disclosure Schedule), in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, and (iv) keep in full force and effect all material insurance policies (including maintaining the amount of coverage provided by any such policies) maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, and otherwise as expressly permitted by this Agreement or as required by applicable Law, during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries, to:

(a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber any Equity Securities, except in connection with the settlement of any outstanding Rights; (ii) redeem, purchase or otherwise acquire any of its Equity Securities; (iii) declare, set aside for payment or pay any distribution on or in respect of its Equity Securities; (iv) split, combine, subdivide or reclassify any of the Existing Shares; or (v) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Share Plan or any agreement evidencing any Rights or any similar or related Contract, except for amendments to the Company Share Plan made to facilitate the vesting of unvested Existing Shares at the Effective Time and the withholding of amounts required for Tax withholdings from the Members holding such unvested Existing Shares;

(b) incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries; provided, however, that the Company’s borrowings under the Credit Facility to fund the Thunder Entities’ business operations and other activities authorized pursuant to this Section 5.13 shall be permitted without the consent of the Parent;

(c) except in connection with the PRB Transaction and the disposition of the Non-Core Assets as permitted herein, sell, transfer, lease, license, mortgage, encumber, abandon, allow to lapse or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) with a fair market value in excess of $250,000 individually or $1,000,000 in the aggregate to any Person, except (i) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.13(c) of the Company Disclosure Schedule, correct and complete copies of which have been Made Available to Parent, (ii) dispositions of obsolete or worthless assets, and (iii) the termination of Leases either in the ordinary course of business based on the expiration of their underlying primary term or that are no longer capable of production in paying quantities, as reasonably determined by the Company in accordance with customary industry standards and after consultation with Parent;

(d) make any capital expenditure or expenditures that, individually or in the aggregate, would exceed the budgeted capital expenditures provided for in the Company’s 2015 Capital Expenditure Plan set forth in Section 5.13(d) of the Company Disclosure Schedule;

(e) form any Subsidiary or acquire (by merger, consolidation, acquisition of Equity Securities or assets or otherwise) any Person or any Equity Securities, assets or properties of any Person, other than the formation of the PRB Subsidiary if determined to be necessary by the Company;

(f) make any Investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business or in connection with the PRB Transaction;

(g) (i) other than in the ordinary course of business and consistent with past practice, enter into, terminate or amend any Material Contract, or, other than in the ordinary course of business consistent with past practice, any other Contract that is material to the Company or the Subsidiary party thereto, (ii) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Merger, or (iii) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(h) increase in any manner the compensation or benefits of any of its current or former managers, officers, employees or consultants, amend or terminate any Benefit Plan or enter into or establish any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any Member, manager, officer, other employee, consultant or Affiliate, other than (i) as required pursuant to applicable Law or the terms of the agreements set forth on Section 5.13(h) of the Company Disclosure Schedule (correct and complete copies of which have been Made Available to Parent), (ii) increases in salaries, wages and benefits of employees (other than officers or managers) made in the ordinary course of business and in amounts and in a manner consistent with past practice, and (iii) in connection with the hiring of any replacement employee;

(i) enter into any collective bargaining agreement;

(j) make or change any election concerning Taxes, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(k) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(l) amend the Constituent Documents of the Company or any Subsidiary of the Company;

(m) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(n) enter into any new line of business or make any material change in the business policies of the Company or its Subsidiaries;

(o) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the Financial Statements or incurred since the Unaudited Balance Sheet Date in the ordinary course of business consistent with past practice, (ii) the application of the net proceeds to the Company from the PRB Transaction, if any, to the outstanding balance under the Credit Facility and (iii) performance of obligations under any Contract;

(p) (i) commence any Legal Proceeding, or (ii) settle or compromise any Legal Proceeding other than those that provide for a complete release of the Company or its Subsidiaries from all claims subject to such dispute and do not provide for any admission of liability by the Company or its Subsidiaries;

(q) knowingly permit to lapse any material Company Registered IP or knowingly disclose to any Person (other than a Representative of Parent) any Trade Secret owned by the Thunder Entities, except for disclosures made pursuant to written non-disclosure obligations;

(r) enter into or terminate any Hedge Agreement;

(s) enter into any Preferential Right Agreement;

(t) take or fail to take any action which action or failure to take action has or could reasonably be expected to have a Material Adverse Effect; or

(u) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action that would (i) cause any of the representations or warranties of the Company set forth in this Agreement to be untrue or (ii) in any material respect impede or delay the ability of the parties to satisfy any of the conditions set forth in Article VI.

Section 5.14 Activities of the Parent Pending Closing. Except in connection with the Contemplated Transactions or as required by applicable Law, during the Pre-Closing Period, the Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except in connection with the Contemplated Transactions or as required by applicable Law, during the Pre-Closing Period, the Parent shall not, and shall not permit any of its Subsidiaries, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), to (a) enter into any transaction that reasonably could be expected to have a material adverse effect on the Parent, its consolidated operations or its consolidated financial condition, or that would be reasonably likely to have a material adverse effect on, or materially delay, the consummation of the Contemplated Transactions, (b) solely in the case of Parent, declare or pay any cash or non-cash dividends, (c) solely in the case of Parent, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, or (d) take, or agree to take, any action that would cause any of the representations or warranties of the Buyer Parties set forth in this Agreement to be untrue or that would, in any material respect, impede or delay the ability of the parties to satisfy any of the conditions set forth in Article VI.

Section 5.15 Company Employees. At the Effective Time and continuing until 12 months thereafter, all employees of the Company and its Subsidiaries retained by the Parent (“Continuing Employees”) shall be afforded comparable compensation and benefits to similarly situated employees of Parent and its Subsidiaries (excluding any defined benefit pension plans), having due regard for the tenure, experience, technical expertise and position of such employees. The Parent shall give credit to all such Continuing Employees for their prior service time with the Company and/or its Subsidiaries in connection with the determination of eligibility for and participation in any employee benefit plans maintained by Parent and/or its Subsidiaries; provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service. No provision of this Section 5.15 or any other provision of this Agreement shall create any third-party beneficiary rights in any employee or former employee of the Company or its Subsidiaries (including any beneficiary or dependent thereof) in respect of continued employment by the Company or its Subsidiaries or otherwise. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent, the Company or its Subsidiaries to terminate the employment of any Continuing Employee at any time and for any reason, (ii) require Parent or the Company to continue any Benefit Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time, or (iii) amend any Benefit Plans or other employee benefit plans or arrangements.

Section 5.16 Stockholder Litigation. In the event any litigation is commenced by any Member against the Company or the Company Board challenging or otherwise relating to the Merger and the other Contemplated Transactions, the Company shall cooperate with Parent with respect to such litigation and keep Parent reasonably informed as to the status of such litigation. The Company shall provide Parent the opportunity to participate in the defense thereof (including, by entering into any joint defense or similar agreements as may be advisable or appropriate under the circumstances). No settlement of such litigation shall be proposed or agreed to by the Company, and no agreement or arrangement with any Member with respect to any such litigation shall be proposed or entered into by the Company without the prior written consent of Parent.

Section 5.17 Tax Matters.

(a) Filing of Tax Returns; Payment of Taxes.

(i) The Company shall prepare, or cause to be prepared, on or before the Closing Date, all Tax Returns of the Thunder Entities that are due on or before such date (determined without regard to any applicable extensions) and the Company shall pay or cause to be paid all Taxes shown due thereon. All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law.

(ii) The Company shall provide Parent with a draft of the 2014 U.S. federal income Tax Return of the Thunder Entities along with any supporting work papers on or before the Closing Date, and in any event, within 10 days before the filing date for such Tax Return (taking into account any applicable extensions) for Parent’s review, comment and approval (not to be unreasonably withheld or delayed). If such Tax Return is required to be filed prior to the Closing Date, the Company will incorporate any reasonable comments proposed by Parent and timely file such Tax Return; provided, that any such comments would not result in material incremental Taxes. The Company and Parent shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents and auditors reasonably to cooperate, in preparing and filing the 2014 U.S. federal income Tax Return of the Thunder Entities, including maintaining and making available to each other all records necessary in connection with Taxes.

(iii) Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Thunder Entities for any taxable period ending on or before the Closing Date or any Straddle Period (other than those Tax Returns described in Section 5.17(a)(i)) in a manner consistent with the past practices of the Company with respect to such Tax Returns, except as otherwise required by applicable Law.

(iv) Until the General Representation Survival Time, Parent shall not cause or permit the amendment of any Tax Returns of the Thunder Entities for any taxable period ending on or before the Closing Date or any Straddle Period that have been filed prior to the Closing Date, except with the prior approval of the Members’ Agent (not to be unreasonably withheld or delayed) or with the advice of Tax counsel to Parent that such amendment is required to correct one or more material errors in such Tax Returns.

(v) Until the General Representation Survival Time, without duplication of amounts receivable under Article VIII and without regard to the limitations set forth in Section 8.3(a), but taking into account the limitations set forth in Section 8.3(c), to the extent of any increase in the Tax Liability Amount over the amount reflected in respect thereof in the Closing Statement or any Taxes due and payable with respect to a Tax Return of the Thunder Entities for any taxable period, or the portion of any Straddle Period (allocated in accordance with Section 5.17(b)), ending on or before the Closing Date that were not previously taken into account in the Tax Liability Amount, then ten days prior to the due date for such Taxes, or as soon as reasonably practicable thereafter, the parties shall cause the Escrow Bank to release from the Escrow Fund to the applicable Thunder Entity the amount of such increase in the Tax Liability Amount or Taxes, as reasonably determined by Parent.

(b) Straddle Period Tax Allocation. Unless prohibited by applicable Law, the taxable period of each Thunder Entity shall end as of the Closing Date. If applicable Law does not permit any Thunder Entity to close its taxable period as of the end of the Closing Date, and in any case in which a Tax is assessed with respect to a Straddle Period, the Taxes, if any, attributable to a such taxable period shall be allocated (i) to the Company for the period up to and including the Closing Date, and (ii) to Parent for the period subsequent to the Closing Date.

(c) Tax Audits.

(i) If notice of any Tax Claim shall be received by Parent or any Thunder Entity, the notified party shall notify the Members’ Agent in writing of such Tax Claim within 15 Business Days of receipt of such notice by Parent or such Thunder Entity.

(ii) Parent shall have the right to represent the interests of the Thunder Entities in any Tax Claim; provided, however, that Parent shall keep the Members’ Agent reasonably informed and consult in good faith with the Members’ Agent with respect to any issue relating to such Tax Claim, including the ultimate resolution of the Tax Claim, and shall not resolve any such Tax Claim in a manner resulting in any amount becoming payable to a Thunder Entity pursuant to Section 5.17(a)(v) without the prior approval of the Members’ Agent (not to be unreasonably withheld or delayed).

(d) Transfer Taxes. The Company shall be liable for and shall pay all sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges as levied by any Governmental Authority (including any interest and penalties) in connection with the Contemplated Transactions (“Transfer Taxes”). All necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be filed by the party legally obligated to file such Tax Return, and, if required by applicable Law, the parties will, or will cause their Affiliates to, join in the execution of any such Tax Returns.

(e) Termination of Tax Sharing Agreements. The Company shall terminate any Tax sharing, allocation, indemnity or similar agreement or arrangement between any Thunder Entity and any other Person (other than another Thunder Entity) as of the Closing Date and, from and after the Closing Date, no Thunder Entity shall be obligated to make any further payments, or take or refrain from taking any action, pursuant to any such agreement.

(f) FIRPTA Certification of Non-Foreign Status. As promptly as practicable after the execution of this Agreement but in no event later than five days prior to the Closing Date, the Company shall use reasonable efforts to obtain a Certification of Non-Foreign Status (as provided in Section 1.1445-2(b)(2)(iv)(A) or (B), as applicable, of the Treasury Regulations) (“FIRPTA Certification”) from each holder of Existing Shares that is eligible to provide a FIRPTA Certification. For each holder of Existing Shares that is ineligible or otherwise fails to provide a FIRPTA Certification, Parent shall be permitted to instruct the Exchange Agent to withhold from the Cash Consideration otherwise payable to such Person pursuant to Section 2.7 or Section 2.8 of this Agreement, as applicable, and pay over to the appropriate taxing authorities any amounts required to be withheld pursuant to Section 1445 of the Code. If a holder of Existing Shares is a disregarded entity (as provided in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations), including an entity that is disregarded as separate from its owner under Section 301.7701-3 of the Treasury Regulations, the owner of such holder for Tax purposes must provide the FIRPTA Certification.

(g) Tax Treatment of Payments. The parties agree to treat any indemnity payment made pursuant to this Agreement, in each case, as an adjustment to the purchase price for all income Tax purposes, except as otherwise required by applicable Law.

(h) Disputes. Any dispute as to any matter covered by this Section 5.17 shall be resolved by an independent nationally recognized accounting firm mutually agreed to by the parties (the “Tax Arbiter”). The fees and expenses of the Tax Arbiter shall be borne equally by the Indemnitors from the Escrow Fund, on the one hand, and Parent, on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for filing such Tax Return deems correct, without prejudice to the other party’s rights hereunder.

Section 5.18 Financing Cooperation.

(a) During the Pre-Closing Period, upon the request of Parent, the Company shall, and shall cause its Subsidiaries and Representatives to, cooperate reasonably in connection with any Parent financing, including any offering of securities, requested repayment or refinancing of Indebtedness and any SEC filing to be made by Parent, including, as applicable, by: (i) causing the Company’s management teams, with appropriate seniority and expertise, to participate in meetings, due diligence and drafting sessions, rating agency presentations and road shows, if any; (ii) providing information with respect to the Company and its Subsidiaries, including reserve reports and lease operating statements, reasonably requested by Parent or its Financing Sources; (iii) preparing and furnishing to Parent the Required Information, business projections, the Financial Statements, which shall be prepared in accordance with Regulation S-X under the Securities Act, and other financial data (including such information reasonably necessary to allow Parent to prepare pro forma financial statements in accordance with Article XI of Regulation S-X under the Securities Act) and such other financial information concerning the Thunder Entities as reasonably requested by Parent, including, without limitation, balance sheet, income statements and statements of cash flows for each subsequent interim financial quarter ended at least 45 days before the Closing Date; (iv) assisting in the preparation of SEC filings to be made by Parent, offering memoranda, private placement memoranda, prospectuses, bank confidential information memoranda, rating agency presentations and similar documents (“Offering Documents”); (v) (A) causing Grant Thornton LLP or other relevant accountants of the Company and its Subsidiaries to cooperate with Parent, including by participating in drafting sessions and accounting due diligence sessions, obtaining the consent of, and customary comfort letters from, Grant Thornton LLP (including by providing customary management letters and requesting legal letters to obtain such consent) in connection with any securities offering by Parent if necessary or desirable for Parent’s use of the Company or its Subsidiaries’ financial statements, (B) causing LaRoche Petroleum Consultants, Ltd. or other relevant independent reserve engineers of the Company and its Subsidiaries to cooperate with Parent, including by participating in drafting sessions and reserve engineer due diligence sessions, obtaining the consent of, and customary comfort letters from, LaRoche Petroleum Consultants, Ltd. (including, if necessary, by providing customary management letters and requesting legal letters to obtain such consent) in connection with any securities offering by Parent if necessary or desirable for Parent’s use of the Company or its Subsidiaries’ reserve report, (C) cooperating with the Parent’s or other relevant independent reserve engineers in connection with the drafting of any customary comfort letters that such independent engineers may be required to deliver in connection with any securities offering and (D) cooperating with Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with any securities offering; (vi) cooperating reasonably with any due diligence, to the extent customary and reasonable; (vii) in connection with any such financing, provide customary authorization letters authorizing the distribution of information to prospective lenders and containing customary representations that such information does not contain a misstatement or omission; (viii) assisting in the amendment or novation of any of the Company’s or any of its Subsidiaries’ Hedge Agreements, in each case, on terms that are reasonably requested by the Parent; provided that no obligation of the Company or any of its Subsidiaries under any such amendments or novations shall be effective until the Closing Date; (ix) furnishing promptly all documentation and other information required by any Governmental Authority or as reasonably requested by any financing source under applicable “know your customer,” anti-bribery and anti-money laundering rules and regulations, including the PATRIOT Act, the FCPA, and economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; (x) in connection with the Financing, executing and delivering (A) any borrowing base certificate requested by Parent and (B) any solvency certificate of the chief financial officer requested by the Parent for purposes of the Financing; (xi) in connection with the Financing, executing and delivering any definitive financing documents, including any necessary pledge and security documents, as reasonably requested by Parent and otherwise facilitating the pledging of collateral in connection with the Financing, including taking reasonable actions necessary to permit the Financing Sources to evaluate the Company’s and its Subsidiaries’ assets, inventory, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including establishing bank and other accounts and blocked account and control agreements in connection with the foregoing), and providing customary title information and title opinions; provided that no obligation of the Company or any of its Subsidiaries under any such definitive financing documents, including any pledge and security documents, shall be effective until the Closing Date; (xii) causing the taking of any corporate, limited liability company or partnership actions, as applicable, by the Company and its Subsidiaries reasonably necessary to permit the completion of the Financing; and (xiii) seeking to obtain customary payoff letters, lien terminations and releases and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness and release of liens contemplated by any repayment or refinancing of such indebtedness to be paid off, discharged and terminated on the Closing Date, including the Credit Facility; provided that the documents in respect of such arrangements contemplated by this clause (xiii) shall not need to be effective until the Closing Date.

(b) The Company hereby consents to the use of the trademarks, service marks and logos of the Company and its Subsidiaries in connection with the arrangement of financing and repayment or refinancing of indebtedness in connection with the Contemplated Transactions.

(c) Without limiting the generality of Section 5.18(a), within three Business Days after receipt of any written request by Parent to do so, the Company shall: (i) prepare notices of redemption for all of the outstanding aggregate principal amount of the Senior Notes pursuant to the applicable provisions of the indenture entered into by the Company with respect to the Senior Notes (together with each supplemental indenture thereto, the “Repayment Indenture”); (ii) use its reasonable best efforts to cause the Trustee (as defined in the Repayment Indenture) to agree to proceed with the redemption of the Senior Notes on notice of 45 days (or such shorter period as such Trustee may agree to) before the redemption date, which notice may be subject to the consummation of the Closing, and use reasonable best efforts to cause the Trustee to provide the notice of redemption to the holders of the Senior Notes substantially concurrently with the completion of the Closing; (iii) provide Parent the opportunity to review and comment on each of the notices and other documents contemplated by this Section 5.18(c) reasonably in advance of their delivery; and (iv) take all other actions and prepare and deliver all other documents (including any officers certificates and legal opinions) as may be required under the Repayment Indenture to (A) issue an irrevocable notice of redemption providing for the redemption 30 days after the Closing Date of all of the outstanding aggregate principal amount of the Senior Notes (together with all accrued and unpaid interest and applicable premiums related to the Senior Notes) pursuant to the applicable provisions of the Repayment Indenture and (B) cause the satisfaction and discharge of the Repayment Indenture and the Senior Notes substantially concurrently with the Closing (subject to the irrevocable deposit with the Trustee on the Closing Date of funds sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the redemption date on, and applicable premiums related to, the Senior Notes, as arranged by Parent).

Section 5.19 Section 280G Approval. As promptly as practicable after the execution of this Agreement but in no event later than five days prior to the Closing Date, the Company shall (a) obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code and the Treasury Regulations thereunder) a written waiver that shall provide that if the requisite stockholder approval under Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) is not obtained, no Section 280G Payments (as defined below) shall be payable to, or retained by, such disqualified individual, and (b) submit to the Members (in a manner satisfactory to the Buyer Parties) for approval by such number of Members of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G inapplicable to any and all payments and/or benefits provided pursuant to Benefit Plans or other Contracts that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”). Any such Member approval shall be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. The Company agrees that: (i) in the absence of such Member approval, no Section 280G Payments shall be made; and (ii) the form and substance of all Member approval documents contemplated by this Section 5.19, including the waivers, shall be provided to the Buyer Parties at least five days prior to distribution and shall be subject to the advance review, comment and approval of the Buyer Parties, such approval not to be unreasonably withheld.

Section 5.20 Matters Concerning PRB Transaction and the Non-Core Assets.

(a) During the Pre-Closing Period, the Company agrees to keep Parent reasonably informed on a timely basis regarding the timing and actions taken in connection with any PRB Sale and any PRB Agreement, the transfer or disposition of the Non-Core Assets to Prize Exploration, LLC, and the transfer or disposition of the Equity Securities of Prize Exploration, LLC to a third party. The Company shall not, and shall cause its Subsidiaries not to, enter into, or thereafter waive, amend or modify any provision of, any PRB Agreement or any agreement related to the transfer or disposition of the Non-Core Assets to Prize Exploration, LLC that, in either case, (i) is adverse in any respect to Parent, the Company or the Surviving Entity; or (ii) results in the imposition of any residual liability on Parent, the Company or the Surviving Entity; provided, however, that none of (A) the decision to sell the PRB Assets or the amount of cash or equity securities included as a component of the purchase price to be received therefor, the decision to transfer or dispose of the Non-Core Assets to Prize Exploration, LLC, or the decision to transfer or dispose of the Equity Securities of Prize Exploration, LLC to a third party (B) any modification (including decrease) in the amount of any cash or equity securities included as a component of the purchase price applicable to the PRB Sale, or (C) any extension or delay of closing of the PRB Sale shall be deemed to be adverse to Parent, the Company or the Surviving Entity for these purposes. In no event shall any PRB Agreement or any agreement related to the transfer or disposition of the Non-Core Assets contemplate or permit the delay of the Closing in order to consummate the PRB Sale or any other transaction contemplated by any PRB Agreement.

(b) Following the Closing, if the PRB Sale occurred prior to the Effective Time, the Parent shall, and shall cause the Surviving Entity to, consult in good faith with the Members’ Agent with respect to all notices of claims for indemnification received by the Surviving Entity from the PRB Acquirer following the PRB Sale. Neither the Parent nor the Surviving Entity shall compromise, settle or resolve any such indemnity claims without the prior approval of the Members’ Agent (not to be unreasonably withheld, conditioned or delayed). If reasonably requested by the Members’ Agent in connection with such matters, the Surviving Entity shall retain legal counsel reasonably satisfactory to the Members’ Agent in order to assist the Surviving Entity in matters relating to any such indemnity claims; provided, that the fees and expenses of such counsel shall be recouped by the Surviving Entity out of any amounts received by the Surviving Entity from the PRB Escrow Fund. Upon the expiration of the escrow period described in the PRB Agreement (which the Surviving Entity shall not agree to amend or modify without the prior consent of the Members’ Agent, in its sole discretion), the Parent shall cause the Surviving Entity to promptly request and, if necessary, pursue all necessary steps to obtain payment to the Surviving Entity of any amounts remaining in the PRB Escrow Fund to which the Surviving Entity is entitled. Promptly following receipt of the PRB Escrow Recovery, but in any event within 10 Business Days, the Parent shall cause the Surviving Entity to pay the amount of the PRB Escrow Recovery to the Exchange Agent for distribution to the Persons who held Existing Shares immediately prior to the Effective Time pursuant to Section 2.7(b)(iii) or Section 2.8(a)(ii) and Section 2.8(b)(iii), as applicable. The Parent shall cause the Surviving Entity not to waive, or agree to waive, amend or modify, any provision of any PRB Agreement without the prior consent of the Members’ Agent, in its sole discretion. If the PRB Sale does not occur prior to the Effective Time and the PRB Subsidiary Interests constitute part of the Merger Consideration pursuant to this Agreement, the Company and the Parent agree that, for United

States federal income Tax purposes, the transfer of the PRB Subsidiary Interests to the holders of Existing Shares pursuant to this Agreement shall be treated as part of the consideration received by them in redemption of a portion of the Existing Shares consistent with the principles of Revenue Ruling 79-273, 1979-2 C.B. 125.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the Company and the Buyer Parties to consummate the Merger is subject to the fulfillment or written waiver by the Company and the Buyer Parties prior to the Effective Time of each of the following conditions:

(a) Member Approval. The Required Member Vote shall have been duly obtained.

(b) HSR Act. Any waiting period (or any agreed upon extension of any waiting period) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and precludes consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Merger.

Section 6.2 Conditions to the Company’s Obligations. The Company’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

(a) Parent’s Representations and Warranties. The representations and warranties of the Parent in Section 4.5 of this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except that any inaccuracies in such representations and warranties that are de minimis in nature will be disregarded. Each of the other representations and warranties of the Parent in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of the representations and warranties of the Parent to be true and correct in all material respects would not reasonably be expected to have a material adverse effect on the ability of the Parent to consummate the Merger. The Company shall have received a certificate to that effect, dated the Closing Date, signed on behalf of the Parent by its Chief Executive Officer or Chief Financial Officer.

(b) Performance of Buyer Parties’ Obligations. The Buyer Parties shall have performed in all material respects all obligations respectively required to be performed by them under this Agreement at or before the Effective Time. The Company shall have received a certificate to that effect (which may be the same certificate as that described in Section 6.2(a)), dated the Closing Date, signed on behalf of the Parent by its Chief Executive Officer or Chief Financial Officer.

Section 6.3 Conditions to the Buyer Parties’ Obligations. The Buyer Parties’ obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Parent prior to the Effective Time of each of the following conditions:

(a) Company’s Representations and Warranties. Each of the Specified Representations (other than Section 3.13(e)) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such Specified Representations are made as of an earlier date, in which case such Specified Representation shall be true and correct as of such earlier date). Each of the representations and warranties set forth in Section 3.13(e) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Each of the representations and warranties (other than the Specified Representations) of the Company in this Agreement (i) that is qualified as to Material Adverse Effect, “materiality” and similar terms shall be true and correct in all respects, except, in the case of representations and warranties qualified by “materiality,” that any inaccuracies in such representations and warranties that are immaterial to the Thunder Entities as a whole will be disregarded for purposes of this Section 6.3(a)(i), and (ii) that is not so qualified, shall be true except in any respect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). The Parent shall have received a certificate to that effect, dated the Closing Date, signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer.

(b) Performance of the Company’s Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time. The Parent shall have received a certificate to that effect (which may be the same certificate as that described in Section 6.3(a)), dated the Closing Date, signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer.

(c) Closing Statement. Parent shall have received a spreadsheet, in form and substance reasonably satisfactory to Parent (it being understood that the substance of such spreadsheet will be reasonably satisfactory to Parent if the information reflected therein is generally consistent with the comparable information previously provided by Company to Parent), containing the following information, together with a certificate duly executed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company, containing the representation and warranty of the Company that (x) all historical information contained therein is accurate and complete (and in the case of dollar amounts, properly calculated) as of the Closing, (y) all estimates contained therein represent appropriate and reasonable estimates, made in good faith, based on all available information, and (z) except for the Existing Shares set forth in the Closing Statement, no Equity Security of the Company, no security instrument or obligation that is or may become convertible into or exchangeable for any Equity Security of the Company, and no Right (whether or not currently exercisable) to acquire any Equity Securities of the Company is authorized or outstanding as of the Closing (such spreadsheet and accompanying certificate, the “Closing Statement”):

(i) the (A) Adjusted Net Working Capital; (B) aggregate amount, as of immediately prior to the Closing, of all unpaid Company Transaction Expenses and all Company Indebtedness; (C) Adjusted Indebtedness Amount and all amounts used in calculating the Adjusted Indebtedness Amount; (D) Aggregate COC Amount; (E) Employment Tax Amount; and (F) Tax Liability Amount; and

(ii) with respect to each holder of Existing Shares:

(A) the name and last-known address of record of each such Person;

(B) the number of Existing Shares held by each such Person;

(C) the Merger Consideration that each such Person is entitled to receive pursuant to Section 2.7 (or, if applicable, Section 2.8);

(D) the cash amount to be contributed to the Escrow Fund with respect to the Existing Shares held by each such holder pursuant to Section 2.7 (or, if applicable, Section 2.8);

(E) the total amount of Taxes to be withheld in accordance with Section 2.12(c) from the consideration that each such Person is entitled to receive pursuant to Section 2.7 (or, if applicable, Section 2.8);

(F) the net cash amount to be paid to each such holder by the Exchange Agent upon delivery of such Person’s letter of transmittal in accordance with Section 2.12 (after deduction of any amounts to be contributed to the Escrow Fund by such holder in accordance with Section 2.7 (or, if applicable, Section 2.8) and any Taxes to be withheld in accordance with Section 2.12(c)); and

(G) such Person’s Pro Rata Share.

(d) Consents and Notices. The Company shall have obtained each of the consents and delivered all notices set forth on Section 3.3 of the Company Disclosure Schedule. The Company and Parent shall have received Member Consents on behalf of Members holding at least 85% of the Existing Shares.

(e) Transfer of Non-Core Assets. The Company shall have transferred the Non-Core Assets to a third party.

(f) No Restraint on Business. No action shall have been taken by any Governmental Authority, and no Law (whether temporary, preliminary or permanent) shall have been enacted, adopted or issued by any Governmental Authority, in connection with any of the Contemplated Transactions that has the effect of materially limiting or restricting Parent’s business, or the effect of materially limiting or restricting the conduct or operation of the business of the Surviving Entity or any of its Subsidiaries or any Affiliate thereof following the Closing.

(g) No Material Adverse Effect. Since the Unaudited Balance Sheet Date, there shall not have occurred any Material Adverse Effect, and no event or other Effect shall have occurred or circumstance or other Effect shall exist that, in combination with any other events, circumstances or other Effects, could reasonably be expected to have or result in a Material Adverse Effect.

(h) No Legal Proceedings. No Governmental Authority shall have commenced or threatened to commence any Legal Proceeding: (i) challenging or seeking to restrain, prohibit, prevent, delay or make illegal any of the Contemplated Transactions, the Voting and Support Agreements or the Support Agreements; (ii) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, or receive dividends with respect to or otherwise exercise ownership rights with respect to the Existing Shares of the Company; or (iii) seeking to compel the Company, Parent or any Affiliate of Parent to dispose of or hold separate any Existing Shares or any material assets as a result of any of the Contemplated Transactions.

(i) Agreements and Documents. In addition to the documents listed elsewhere in this Article VI, Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) the Certificate of Merger, duly executed by the Company;

(ii) the Registration Rights/Lock-Up Agreement, signed on behalf of each Person that will be receiving Parent Common Stock at Closing;

(iii) certificates of good standing (or equivalents thereof) from the Secretary of State of the State of Delaware and from each other jurisdiction set forth in Section 3.1(a) of the Disclosure Schedule as to the good standing (or equivalent thereof) of the Thunder Entities in such jurisdiction and payment of all applicable Taxes;

(iv) the FIRPTA Certifications received by the Company;

(v) Release Agreements, substantially in the form of Exhibit C (the “Release Agreements”), dated as of the Closing Date and duly executed by each of the Members executing a Voting and Support Agreement or Support Agreement and each director and officer of the Company; and

(vi) Voting and Support Agreements and Support Agreements from Members holding at least 85% of the outstanding Existing Shares.

ARTICLE VII.

TERMINATION

Section 7.1 Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time:

(a) Mutual Agreement. By the Company and the Parent by mutual agreement in writing.

(b) End Date. By the Company or the Parent if the Merger has not been consummated on or before 5:00 p.m. (Oklahoma time) on November 30, 2015 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time; provided, further, that the End Date shall be extended for each day that the Required Information has not been delivered to Parent and Merger Sub.

(c) Breach. By the Company or the Parent, upon written notice of termination to the other party, if there has occurred: (i) a breach by the other party of any representation or warranty contained herein, or (ii) a breach by the other party of any of the covenants or agreements in this Agreement; provided that (x) such breach (under either clause (i) or (ii)) if uncured prior to the Effective Time would entitle the non-breaching party not to consummate the Merger under Article VI, (y) the terminating party is not then itself in material breach of any provision of this Agreement and (z) such breach has not been cured within 30 days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period.

(d) Restraint; Illegality. By the Company or the Parent, if (i) a court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and nonappealable; provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action; or (ii) there shall be any applicable Law enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Authority that would make consummation of the Merger illegal.

(e) Lack of Member Approval. By the Parent, if the Member Consents on behalf of Members holding at least 85% of the Existing Shares shall have not been duly executed and delivered within two hours after the execution and delivery of this Agreement.

Section 7.2 Effect of Termination and Abandonment. Except as provided in Section 7.3, as applicable, if this Agreement is terminated and the Merger is abandoned, neither party will have any liability or further obligation under this Agreement, except that termination will not relieve a party from liability for any willful and intentional breach by it of this Agreement or Fraud and except that Section 5.5, the last sentence of Section 5.6, Section 5.8(a)(ii), this Section 7.2, Section 7.3, Section 7.4 and Article IX will survive termination of this Agreement.

Section 7.3 Termination Fees.

(a) The Company and the Parent agree that if the Parent terminates this Agreement pursuant to Section 7.1(c) or Section 7.1(e), the Company shall pay to the Parent, in cash, $82,500,000 (the “Termination Fee”) within two Business Days after receipt by Company of written notice of termination of this Agreement.

(b) The Company and the Parent agree that if the Company terminates this Agreement pursuant to Section 7.1(c), the Parent shall pay to the Company, in cash, $82,500,000 (the “Reverse Termination Fee”) within two Business Days after receipt by Parent of written notice of termination of this Agreement.

(c) The Company and the Parent agree that if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) and (i) at the time of the termination all of the conditions to the Closing set forth in Sections 6.1 and 6.3 (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied assuming a Closing would occur) were satisfied or waived; (ii) at the time of such termination, Parent and Merger Sub have not received the Financing; and (iii) the failure of Parent and Merger Sub to receive the Financing is not attributable to a breach of: (A) Section 5.18; or (B) any covenant or obligation of the Company contained in this Agreement, then the Parent shall pay to the Company, in cash, the Reverse Termination Fee within two Business Days after receipt by the Parent of written notice of termination of this Agreement.

(d) If a party fails to pay when due any amount payable by such party under this Section 7.3, then: (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 7.3; and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (A) 350 basis points over the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (B) the maximum rate permitted by Law.

(e) The parties acknowledge and agree that in no event shall the Parent or the Company be required to pay the Reverse Termination Fee or the Termination Fee, respectively, on more than one occasion, whether or not such Reverse Termination Fee or Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Nothing in this Section 7.3(e) shall limit the obligations of the Parent or the Company, as the case may be, to pay any amounts required to be paid by such party under Section 9.3 in addition to any nonrefundable fee required to be paid by such party. Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the Contemplated Transactions and that neither of the Reverse Termination Fee or the Termination Fee is a penalty, but rather is a reasonable amount that will compensate the receiving party in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Contemplated Transactions, each of which amounts would otherwise be impossible to calculate with precision. The parties agree that in the event the Company pays the Termination Fee to Parent, in a situation in which such amount is payable pursuant to this Section 7.3, the Company shall have no further liability to Parent or Merger Sub; provided, that, nothing contained herein shall relieve the Company from liability for any willful and intentional breach of this Agreement that gives rise to the Parent’s right to terminate this Agreement or Fraud. The parties further agree that in the event Parent pays the Reverse Termination Fee to the Company, in a situation in which such amount is payable pursuant to this Section 7.3, Parent shall have no further liability to the Company; provided, that, nothing contained herein shall relieve Parent from liability for any willful and intentional breach of this Agreement that gives rise to the Company’s right to terminate this Agreement or Fraud. So long as this Agreement shall not have been terminated, Parent and the Company shall be entitled to pursue a grant of specific enforcement pursuant to Section 9.13, but under no circumstance shall Parent or the Company be permitted or entitled to receive both a grant of specific enforcement under Section 9.13 and payment of the Termination Fee or Reverse Termination Fee, as applicable, or other damages. If Parent shall be obligated to pay the Reverse Termination Fee, the Company’s sole and exclusive remedy with respect to the Financing Sources and each Affiliate, controlling person or Representative of any such Person and any successors or assigns of any of the foregoing shall be the receipt of the Reverse Termination Fee from Parent.

ARTICLE VIII.

INDEMNIFICATION

Section 8.1 Survival of Representations.

(a) General Survival. Subject to Sections 8.1(b) and 8.1(d), the representations and warranties made by the Company in this Agreement and the representations and warranties set forth in the certificates delivered pursuant to Sections 6.3(a), 6.3(b) and 6.3(c) and in the Closing Statement, in each case other than the Specified Representations, shall survive the Effective Time until 11:59 p.m. Central time on the date that is 12 months after the Closing Date (the “General Representation Survival Time”), at which time such representations and warranties shall expire and shall be of no further force or effect; provided, however, that if, at any time prior to the General Representation Survival Time, any Indemnitee delivers to the Members’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 8.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the General Representation Survival Time until such time as such claim is fully and finally resolved. All covenants and agreements of the Company contained in this Agreement shall survive the Closing indefinitely or for the period expressly specified therein.

(b) Specified Representations. Notwithstanding anything to the contrary contained in Section 8.1(a), but subject to Section 8.1(d), each Specified Representation shall survive the Effective Time until 60 days following the expiration of the longest statute of limitations (as it may be extended) applicable to the Indemnitees’ right of recovery for the inaccuracy in or breach of such Specified Representation, at which time such Specified Representation shall expire and shall be of no further force or effect; provided, however, that if, at any time on or prior to the applicable expiration date referred to in this sentence, any Indemnitee delivers to the Members’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such Specified Representations and asserting a claim for recovery under Section 8.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive such expiration date until such time as such claim is fully and finally resolved.

(c) Parent Representations. All representations and warranties made by the Buyer Parties in this Agreement or in any certificate referred to in this Agreement shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

(d) Fraud. Notwithstanding anything to the contrary contained in Section 8.1(a) or Section 8.1(b), the limitations set forth in Sections 8.1(a) and 8.1(b) shall not apply in the event of Fraud (whether on the part of an Indemnitor against whom liability is being asserted, on the part of any other Member of the Company, on the part of any Thunder Entity or on the part of any Representative of any Thunder Entity).

(e) Representations Not Limited. The Company and the Members’ Agent (on behalf of the Indemnitors) hereby agree that (i) the Indemnitees’ rights to indemnification, compensation and reimbursement contained in this Article VIII relating to the representations, warranties, covenants and obligations of the Company or the Members’ Agent are part of the basis of the bargain contemplated by this Agreement, and (ii) such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Indemnitees shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any knowledge on the part of any of the Indemnitees or any of their Representatives, regardless of whether obtained through any investigation by any Indemnitee or any Representative of any Indemnitee or through disclosure by the Company (except in the Company Disclosure Schedule in the manner contemplated in this Agreement) or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.

Section 8.2 Indemnification. From and after the Effective Time (but subject to Section 8.1), each Indemnitor shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, such Indemnitor’s Pro Rata Share of any Damages which are directly or indirectly suffered or incurred at any time by any of the Indemnitees or to which any of the Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(a) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement as of the date of this Agreement (without giving effect to (i) any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty, or (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(b) any inaccuracy in or breach of any representation or warranty made by the Company (i) in this Agreement as if such representation or warranty was made on and as of the Closing (except to the extent such representation or warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), or (ii) in the certificates referred to in Sections 6.3(a), 6.3(b) and 6.3(c) (in each case, without giving effect to (x) any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty, or (y) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(c) any inaccuracy in any information or breach of any representation or warranty set forth in the Closing Statement, including any inaccuracy or failure to calculate properly the Adjusted Indebtedness Amount or any other amount as set forth in the Closing Statement;

(d) any breach of any covenant or obligation of the Company or the Members’ Agent in this Agreement (provided there shall be no right to indemnification for the covenant of the Company set forth in clause “(b)” of Section 5.12 with respect to notice of any fact, event or circumstance that would cause or constitute a material breach of any of its representations or warranties, unless the failure to give such notice was a willful and intentional breach by the Company);

(e) any claim asserted by any current, former or alleged Member of the Company (i) relating to this Agreement, any other Transaction Document or any of the Contemplated Transactions, (ii) alleging any ownership of, interest in or right to acquire any Equity Securities of the Company of any of its Subsidiaries, or (iii) that is in any way inconsistent with, or that involves an allegation of facts inconsistent with, any of the information set forth in Section 3.4 (other than Section 3.4(d)) or the corresponding section of the Company Disclosure Schedule or in the Closing Statement;

(f) the PRB Assets, the PRB Subsidiary, the Non-Core Assets, the PRB Transaction or the disposition of the Non-Core Assets (provided that, in order to avoid any doubt, if the PRB Transaction was a PRB Sale, no Damages shall be deemed to exist with respect to such PRB Transaction in connection with any claims (and associated fees and expenses related thereto) by the PRB Acquirer to the extent satisfied out of the PRB Escrow Fund); and

(g) Disputed Title Defects.

Section 8.3 Limitations.

(a) Threshold. Subject to Section 8.3(b), the Indemnitors shall not be required to make any indemnification payment pursuant to Section 8.2(a) or Section 8.2(b) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise directly or indirectly become subject, exceeds $27,500,000 (the “Threshold Amount”) in the aggregate. Subject to Section 8.3(d), if the total amount of such Damages exceeds the Threshold Amount, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages exceeding the Threshold Amount.

(b) Applicability of Threshold. The limitation set forth in Section 8.3(a) shall not apply (and shall not limit the indemnification or other obligations of any Indemnitor): (i) to inaccuracies in or breaches of any of the Specified Representations; and (ii) to the matters referred to in Sections 8.2(c) through 8.2(g), inclusive.

(c) Closing Statement Threshold. The Indemnitors shall not be required to make any indemnification payment pursuant to Section 8.2(c) as a result of any variance between estimates used in the Closing Statement and the actual figures (once known) unless the net effect of such variances (both positive and negative) results in actual Adjusted Net Working Capital that is at least $5,000,000 less than the Adjusted Net Working Capital set forth on the Closing Statement. In the event actual Adjusted Net Working Capital is determined to be at least $5,000,000 more than the Adjusted Net Working Capital set forth on the Closing Statement, the Parent promptly shall deposit with the Escrow Bank the amount of actual Adjusted Net Working Capital in excess of the Adjusted Net Working Capital set forth on the Closing Statement, which shall thereafter be part of the Escrow Amount.

(d) Liability Cap. The total amount of indemnification payments that each Indemnitor that did not commit Fraud shall be required to make to the Indemnitees pursuant to Section 8.2 shall be limited to such Indemnitor’s Pro Rata Share of the aggregate Merger Consideration (before deduction of any applicable Taxes) (it being understood that there shall be no limitation on the liability of any Indemnitor that was directly or indirectly involved in any Fraud); provided, however, that, other than with respect to the Specified Representations, no Indemnitor shall be liable for aggregate monetary Damages resulting from the matters referred to in Sections 8.2(a), 8.2(b) or 5.17(a)(v) in excess of such Indemnitor’s Pro Rata Share of the Escrow Amount.

(e) Limitations on Disputed Title Defects. Notwithstanding anything to the contrary contained in this Agreement, (i) if the Title Defect Value for a given Disputed Title Defect does not exceed $50,000, then no claim for Damages pursuant to Section 8.2(g) shall be made, (ii) if the aggregate net value of all uncured Title Defects exceeding $50,000 asserted during the Examination Period and all Disputed Title Defects exceeding $50,000 does not exceed $68,750,000, then no claim for Damages pursuant to Section 8.2(g) shall be made, and (iii) if the aggregate net value of all uncured Title Defects exceeding $50,000 asserted during the Examination Period and all Disputed Title Defects exceeding $50,000 exceeds $68,750,000, then the Indemnitors shall only be liable for monetary Damages in the amount of such excess (less the amount of any adjustment to the Cash Consideration made prior to Closing pursuant to Section 2.10(a)(ii)).

(f) No Contribution. Each Indemnitor waives, and acknowledges and agrees that such Indemnitor shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against the Surviving Entity or any Thunder Entity in connection with any indemnification obligation or any other liability to which such Indemnitor may become subject under or in connection with this Agreement or any other agreement or document delivered to Parent in connection with this Agreement. Effective as of the Closing, the Members’ Agent, on behalf of itself and each Indemnitor, expressly waives and releases any and all rights of subrogation, contribution, advancement, indemnification or other claim against Parent, the Surviving Entity or any Thunder Entity.

Section 8.4 Defense of Third-Party Claims.

(a) In the event of the assertion or commencement by any Person (other than an Indemnitee) of any claim or Legal Proceeding (whether against the Surviving Entity, any Thunder Entity, Parent or any other Person) with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article VIII (other than any Tax Claim, which shall be governed exclusively by Section 5.17(c), and other than any claim or Legal Proceeding relating to the PRB Assets, the PRB Transaction, the Non-Core Assets or the disposition of the Non-Core Assets (an “Excluded Asset Third Party Claim”), which shall be governed exclusively by Section 8.4(b)), Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Members’ Agent; provided, however, that (x) Parent will discuss in advance, to the extent such discussion does not result in any delay adverse to such defense and is legally permissible, and consider in good faith the views of the Members’ Agent with respect to such defense, and (y) the Members’ Agent may (at its own cost and expense) participate in, but not control, any defense or settlement of any such claim or Legal Proceeding controlled by Parent pursuant to this Section 8.4(a). If Parent so proceeds with the defense of any such claim or Legal Proceeding:

(i) subject to the other provisions of this Article VIII, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnitors;

(ii) each Indemnitor shall make available to Parent any documents and materials in such Indemnitor’s possession or control that may be necessary to the defense of such claim or Legal Proceeding;

(iii) Parent shall defend such claim in good faith, subject to Parent’s right to settle, adjust or compromise such claim pursuant to Section 8.4(a)(iv); and

(iv) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding acting reasonably and in good faith; provided, however, that (x) such settlement, adjustment or compromise includes an unconditional release of each Indemnitor (by name to the extent such Indemnitor is a named party to such claim or Legal Proceeding, or otherwise by reference to generic terminology such as “current and former members” of the Company or language to similar effect) from any liabilities arising out of such claim or Legal Proceeding and does not include any statement as to, or any admission of, fault, culpability or a failure to act by or on behalf of any Indemnitor and (y) if Parent settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Members’ Agent, the Members’ Agent shall retain the right to contest the existence of any obligation of the Indemnitors to hold harmless, indemnify, compensate or reimburse any Indemnitee with respect to such claim or Legal Proceeding and/or the amount of Damages incurred by the Indemnitees in connection with such claim or Legal Proceeding; provided further, that, for the avoidance of doubt, in no event shall any Indemnitor be liable for Damages with respect to any claim or Legal Proceeding settled or compromised as set forth in this Section 8.4(a)(iv) in excess of such Indemnitor’s Pro Rata Share of the amount of such settlement, adjustment or compromise (other than Parent’s reasonable attorneys’ fees and reasonable out-of-pocket costs in defending such claim or Legal Proceeding).

If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Members’ Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Members’ Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). In such case, Parent shall cooperate with the Members’ Agent in all reasonable respects in connection with the defense of any such claim or Legal Proceeding, including making available any documents and materials in its possession or control that may be necessary to the defense of such claim or Legal Proceeding.

(b) In the event of the assertion or commencement by any Person of any Excluded Asset Third Party Claim with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article VIII:

(i) the Members’ Agent shall have the right to assume the defense of such Excluded Asset Third Party Claim on behalf of the Indemnitors, at the Indemnitors’ expense and with its own counsel, and the Indemnitee(s) shall cooperate in good faith in such defense; provided, the Members’ Agent shall not have the right to defend or direct the defense of any such Excluded Asset Third Party Claim that seeks an injunction or other equitable relief against the Indemnitee(s). In the event that the Members’ Agent assumes the defense of any such Excluded Asset Third Party Claim, subject to Section 8.4(b)(ii), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Excluded Asset Third Party Claim in the name and on behalf of the Indemnitee(s). The Indemnitee(s) shall have the right to participate in the defense of any such Excluded Asset Third Party Claim with counsel selected by such Indemnitee(s), subject to the Members’ Agent’s right to control the defense thereof. The reasonable fees and disbursements of such counsel shall be at the expense of the Indemnitors. If the Members’ Agent elects not to compromise or defend any such Excluded Asset Third Party Claim, fails to promptly notify the Indemnitee(s) in writing of its election to defend as provided in this Section 8.4(b)(i), or fails to diligently prosecute the defense of such Excluded Asset Third Party Claim, then, upon reasonable notice from Parent to the Members’ Agent, the

Indemnitee(s) may, subject to Section 8.4(b)(ii), pay, compromise, or defend such claim and seek indemnification for any and all Damages based upon, arising from or relating thereto. The Indemnitors and the Parent shall cooperate with each other in all reasonable respects in connection with the defense of any such Excluded Asset Third Party Claim, including making available any documents and materials in their possession or control that may be necessary to the defense of such Excluded Asset Third Party Claim.

(ii) The Members’ Agent shall defend such claim in good faith, subject to the Members’ Agent’s right to settle, adjust or compromise such claim pursuant to Section 8.4(b)(iv);

(iii) Notwithstanding any other provision of this Agreement, the Members’ Agent shall not agree to settle any Excluded Asset Third Party Claim without the prior written consent of the Parent (not to be unreasonably withheld, conditioned or delayed), and no Indemnitee shall agree to settle any Excluded Asset Third Party Claim without the prior written consent of the Members’ Agent (not to be unreasonably withheld, conditioned or delayed).

(iv) If the Member’s Agent has assumed the defense of an Excluded Asset Third Party Claim and a firm offer that the Member’s Agent desires to accept is made to settle any such Excluded Asset Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee(s) and which provides, in customary form, for the unconditional release of such Indemnitee(s) from all liabilities and obligations in connection with such Excluded Asset Third Party Claim, the Member’s Agent shall give written notice to that effect to the Indemnitee(s). If the Indemnitee(s) fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnitee(s) may continue to contest or defend such Excluded Asset Third Party Claim and in such event, the maximum liability of the Indemnitors as to such Excluded Asset Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnitee(s) fails to consent to such firm offer and also fails to assume defense of such Excluded Asset Third Party Claim, the Member’s Agent may settle the Excluded Asset Third Party Claim upon the terms set forth in such firm offer to settle such Excluded Asset Third Party Claim.

(c) Parent shall give the Members’ Agent prompt notice of the commencement of any Legal Proceeding described in this Section 8.4 against Parent, Merger Sub or the Surviving Entity; provided, however, that any failure on the part of Parent to so notify the Members’ Agent shall not limit any of the obligations of the Indemnitors under this Article VIII (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

Section 8.5 Indemnification Claim Procedure. Any claim for indemnification, compensation or reimbursement pursuant to this Article VIII shall be brought and resolved exclusively as follows:

(a) If any Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under Article VIII or for which it is or may be entitled to a monetary remedy (including in the case of a claim based on Fraud), such Indemnitee shall deliver a notice of claim (a “Notice of Claim”) to the Members’ Agent promptly, but in any event within 30 days of becoming aware of such Damages. Each Notice of Claim shall: (i) state that such Indemnitee believes in good faith that such Indemnitee is or may be entitled to indemnification, compensation or reimbursement under Article VIII or is or may otherwise be entitled to a monetary remedy; (ii) contain a brief description of the facts and circumstances supporting such Indemnitee’s claim; and (iii) if practicable, contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Damages that the Indemnitee believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnitee from time to time, being referred to as the “Claimed Amount”).

(b) During the 20-day period commencing upon delivery by an Indemnitee to the Members’ Agent of a Notice of Claim (the “Dispute Period”), the Members’ Agent may send to the Indemnitee who delivered the Notice of Claim a written response (the “Response Notice”) in which the Members’ Agent: (i) agrees that the full Claimed Amount is owed to such Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to such Indemnitee. If the Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, such Response Notice shall also contain a brief description of the facts and circumstances supporting the Members’ Agent’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Members’ Agent asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not sent to the Indemnitee prior to the expiration of the Dispute Period, then the Members’ Agent shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.

(c) If (i) the Members’ Agent delivers a Response Notice to the Indemnitee agreeing that the full Claimed Amount is owed to the Indemnitee, or (ii) the Members’ Agent does not deliver a Response Notice to the Indemnitee during the Dispute Period, then (A) Parent shall pay the Claimed Amount to the Indemnitee from the Escrow Fund, and (B) if the amount available in the Escrow Fund is insufficient to cover the full Claimed Amount, then, subject to the limitations provided for in Section 8.3(d), each Indemnitor shall, within ten Business Days following such earlier date, pay such Indemnitor’s Pro Rata Share of the amount of such shortfall to the Indemnitee.

(d) If the Members’ Agent delivers a Response Notice to the Indemnitee during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then (i) Parent shall pay the Agreed Amount to the Indemnitee from the Escrow Fund, and (ii) if the amount available in the Escrow Fund is insufficient to cover the full Agreed Amount, then, subject to the limitations provided for in Section 8.3(d), each Indemnitor shall, within ten Business Days following the date of such Response Notice, pay such Indemnitor’s Pro Rata Share of the amount of such shortfall to the Indemnitee.

(e) If the Members’ Agent delivers a Response Notice to the Indemnitee during the Dispute Period indicating that there is a Contested Amount, the Members’ Agent and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount within 30 days after the date on which the Members’ Agent delivers such Response Notice (or such longer period as the Indemnitee and the Members’ Agent may mutually agree in writing). If the Indemnitee and the Members’ Agent resolve such dispute during such period, then their resolution of such dispute shall be binding on the Members’ Agent, the Indemnitors and such Indemnitee and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Members’ Agent. Parent shall, following the execution of such settlement agreement, pay the Stipulated Amount to the Indemnitee from the Escrow Fund. If the amount available in the Escrow Fund is insufficient to cover the full Stipulated Amount, then, subject to the limitations provided for in Section 8.3(d), each Indemnitor shall, within ten Business Days following the execution of such settlement agreement (or such shorter period of time as may be set forth in the settlement agreement), pay such Indemnitor’s Pro Rata Share of the amount of such shortfall to the Indemnitee.

(f) Other than with respect to any claim for indemnification relating primarily to Tax matters (which shall be governed by Section 5.17), in the event that the Indemnitee and the Members’ Agent fail to reach a resolution on a Notice of Claim or Contested Amount that is the subject of a Response Notice, within 30 days after the date on which the Members’ Agent delivers such Response Notice (or such longer period as the Indemnitee and the Members’ Agent may mutually agree in writing) (whether it is a matter between the Indemnitee, on the one hand, and the Members’ Agent, on the other hand, or it is a matter that is subject to a claim or Legal Proceeding asserted or commenced by a third party brought against the Indemnitee or any Thunder Entity), such dispute (an “Arbitrable Dispute”) shall be settled by binding arbitration. Notwithstanding the preceding sentence, nothing in this Section 8.5 shall prevent the Indemnitee from seeking preliminary injunctive relief from a court of competent jurisdiction pending settlement of any Arbitrable Dispute.

(i) Except as herein specifically stated, any Arbitrable Dispute shall be resolved by arbitration in Dallas, Texas in accordance with JAMS’ Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”) then in effect. However, in all events, the provisions contained in this Agreement shall govern over any conflicting rules which may now or hereafter be contained in the JAMS Rules. Any judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve an Arbitrable Dispute. The final decision of the arbitrator, as entered by a court of competent jurisdiction, will be furnished by the arbitrator to the Members’ Agent and the Indemnitee in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the Members’ Agent, the Indemnitors and the Indemnitee, and an order with respect thereto may be entered in any court of competent jurisdiction. Any such arbitration shall be kept confidential by the Indemnitee, the Members’ Agent and the Indemnitors; provided that such parties may discuss the arbitration with their respective advisors, attorneys, directors, officers, members and Affiliates.

(ii) Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the Indemnitee and the Members’ Agent or by JAMS, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

(iii) The arbitrator shall be mutually agreed upon by the Indemnitee and the Members’ Agent. In the event the Indemnitee and the Members’ Agent are unable to agree within 20 days following submission of the dispute to JAMS by one of the parties, JAMS will have the authority to select an arbitrator from a list of arbitrators who satisfy the criteria set forth in clause “(iv)” below.

(iv) The arbitrator shall not have any past or present family, business or other relationship with the Indemnitee, any Thunder Entity, the Members’ Agent, any of the Indemnitors or any Affiliate, director or officer thereof, unless, following full disclosure of all such relationships, the Indemnitee and the Members’ Agent agree in writing to waive such requirement with respect to the arbitrator in connection with such dispute. In addition, unless otherwise agreed to between the Indemnitee and the Members’ Agent in writing, the arbitrator in any dispute related to an Arbitrable Dispute shall have at least 15 years’ experience in the negotiation of definitive merger and acquisition agreements involving privately held entities; provided, however, that if JAMS is not able to provide an arbitrator for such arbitration with the requisite experience set forth in this clause “(iv),” such arbitrator shall be a retired Article III Federal District Court judge.

(v) The arbitrator shall be instructed to hold up to an eight-hour, one-day hearing regarding the disputed matter within 60 days of his or her designation and to render an award no later than 30 days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by the Indemnitee and the Members’ Agent. The final decision of the arbitrator: (A) shall include the amount of the award to the Indemnitee (the “Award Amount”), if any; (B) shall be furnished to the Members’ Agent and the Indemnitee in writing; and (C) shall constitute a conclusive determination of the issue(s) in question, shall be binding upon the Members’ Agent, the Indemnitors and the Indemnitee and shall not be contested by any of them.

(vi) No discovery other than an exchange of relevant documents may occur in any arbitration commenced under the provisions of this Section 8.5. The Indemnitee and the Members’ Agent agree to act in good faith to promptly exchange relevant documents.

(vii) The Indemnitee and the Members’ Agent (on behalf of the Indemnitors) will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that (A) the prevailing party in any arbitration will be entitled to an award of attorneys’ fees and costs, and (B) all costs of arbitration, other than those provided for above, will be paid by the losing party, and the arbitrator will be authorized to determine the identity of the prevailing party and the losing party. The losing party shall be determined solely by the arbitrator. If an Indemnitee is found to be the prevailing party in any arbitration, the amount of the fees and expenses of such Indemnitee payable by the Indemnitors pursuant to this clause “(vii)” shall be added to the Award Amount.

(viii) The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Section 8.5 or this Agreement.

(ix) Upon resolution of the Arbitrable Dispute in accordance with this Section 8.5 (A) Parent shall pay the Indemnitee the Award Amount from the Escrow Fund, and (B) if the amount available in the Escrow Fund is insufficient to cover the full Award Amount, then, subject to the limitations provided for in Section 8.3(d), each Indemnitor shall, within ten Business Days following the delivery of the final decision of the arbitrator (or such shorter period as may be set forth in such final decision), pay such Indemnitor’s Pro Rata Share of the amount of such shortfall to the Indemnitee. Any ruling or decision of the arbitrator may be enforced in any court of competent jurisdiction.

(g) Promptly after the General Representation Survival Time, Parent shall notify the Members’ Agent in writing of the amount that Parent determines in good faith to be necessary to satisfy any amounts due pursuant to Section 5.17(a)(v) and all claims made by an Indemnitee pursuant to Section 8.2 that have been asserted, but not resolved prior to the General Representation Survival Time (each such claim an “Unresolved Claim” and such amount, the “Retained Escrow Amount”); provided, however, the Retained Escrow Amount shall not exceed the sum of all Agreed Amounts and Stipulated Amounts not yet paid from the Escrow Fund plus the amount of any Claimed Amounts for which the Dispute Period has not yet lapsed and any Contested Amounts then pending. Within ten Business Days after the General Representation Survival Time, Parent shall cause the Escrow Bank to release from the Escrow Fund to the Exchange Agent for distribution to each Indemnitor, an amount equal to (i) such Indemnitor’s Pro Rata Share, multiplied by (ii) the amount, if any, by which the aggregate amount remaining in the Escrow Fund as of the General Representation Survival Time exceeds the Retained Escrow Amount.

(h) Following the General Representation Survival Time, if an Unresolved Claim is finally resolved, then Parent shall within five Business Days after the final resolution of such Unresolved Claim and the delivery to the Indemnitee of the amount to be delivered to the Indemnitee from the Escrow Fund pursuant to Article VIII, release from the Escrow Fund to the Exchange Agent for distribution to each Indemnitor, an amount equal to (i) such Indemnitor’s Pro Rata Share, multiplied by (ii) the amount, if any, by which the aggregate amount held in the Escrow Fund as of the time of such disbursement exceeds the amounts that Parent determines in good faith to be necessary to satisfy all remaining Unresolved Claims (which amounts will continue to be held in the Escrow Fund).

(i) All claims by an Indemnitee for Damages pursuant to Article VIII shall be recovered (i) first, from the Escrow Fund in accordance with the procedures set forth in this Section 8.5 and (ii) second, subject to the limitations set forth in Section 8.3(d), when either the Escrow Fund has been exhausted or the aggregate amount of the claims made by the Indemnitees pursuant to Article VIII exceeds the amount then remaining in the Escrow Fund, from the Indemnitors, severally and not jointly and severally, in proportion to each Indemnitor’s Pro Rata Share; provided, however, that, to the extent any amounts are released from the Escrow Fund to any Indemnitee with regard to claims for indemnification, compensation or reimbursement that are not subject to the limitations set forth in Section 8.3(d), such recovered amounts shall not reduce the amount that the Indemnitees may recover with regard to claims for indemnification, compensation or reimbursement that are subject to the limitation contained in Section 8.3(d); provided, further, that with respect to claims for Damages with respect to any Excluded Asset Third Party Claim for which the Members’ Agent has assumed the defense thereof pursuant to Section 8.4(b), the Indemnitees may elect, in their sole discretion, to recover such Damages from the Indemnitors, severally and not jointly and severally, in proportion to each Indemnitor’s Pro Rata Share without first seeking recovery from the Escrow Fund pursuant to clause “(i)” of this Section 8.5(i).

Section 8.6 Setoff. In addition to Section 8.5 and any rights of setoff or other similar rights that Parent or any of the other Indemnitees may have at common law or otherwise, Parent shall have the right to withhold and deduct any sum that is or may be owed to any Indemnitee under this Article VIII from any amount otherwise payable by any Indemnitee to any Indemnitor under any Transaction Document or otherwise in connection with any of the Contemplated Transactions.

Section 8.7 Exercise of Remedies Other Than by Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

Section 8.8 Exclusive Remedies. Following the Effective Time, the sole and exclusive remedy of the Parent, other than in the case of Fraud and the Tax matters addressed in Section 5.17(a)(v), for any and all (a) claims relating to any representations, warranties, covenants and agreements of the Company that are contained in this Agreement or in any certificate delivered by the Company at Closing, and (b) other claims pursuant to or in connection with this Agreement shall be any right to indemnification set forth in this Article VIII, and if no such right of indemnification is expressly provided in this Article VIII, then such claims are hereby waived to the fullest extent permitted by Law.

ARTICLE IX.

MISCELLANEOUS

Section 9.1 Members’ Agent.

(a) Appointment. By virtue of the adoption and approval of this Agreement in exchange for Merger Consideration pursuant to this Agreement, the Indemnitors irrevocably nominate, constitute and appoint EscroSol, LLC, an Oklahoma limited liability company, as the agent and true and lawful attorney in fact of the Indemnitors (the “Members’ Agent”), with full power of substitution, to act in the name, place and stead of the Indemnitors for purposes of executing any documents and taking any actions that the Members’ Agent may, in the Members’ Agent’s sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under Article VIII. EscroSol, LLC hereby accepts its appointment as Members’ Agent.

(b) Authority. The Indemnitors grant to the Members’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Indemnitors (in the name of any or all of the Indemnitors or otherwise) any and all documents that the Members’ Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Members’ Agent may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by Section 9.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the Contemplated Transactions (i) each Indemnitee shall be entitled to deal exclusively with the Members’ Agent on all matters relating to any claim for indemnification, compensation or reimbursement under Article VIII, and (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Indemnitor, by the Members’ Agent, and on any other action taken or purported to be taken on behalf of any Indemnitor, by the Members’ Agent, as fully binding upon such Indemnitor.

(c) Power of Attorney. The Indemnitors recognize and intend that the power of attorney granted in Section 9.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Members’ Agent; and (iii) shall survive the death, incapacity, dissolution, liquidation or winding up of each of the Indemnitors.

(d) Replacement. If the Members’ Agent shall die, resign, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Indemnitors shall (by consent of those Persons entitled to at least a majority of the Merger Consideration), within ten days after such death, resignation, disability or inability, appoint a successor to the Members’ Agent (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Members’ Agent as Members’ Agent hereunder. If for any reason there is no Members’ Agent at any time, all references herein to the Members’ Agent shall be deemed to refer to the Indemnitors.

(e) Limitation of Liability. In consideration of the services to be provided by the Members’ Agent pursuant to this Agreement, each Indemnitor, for itself and its heirs, successors and assigns, hereby irrevocably releases and agrees to hold harmless the Members’ Agent from any claim or Damages arising or alleged to arise out of the Members’ Agent’s actions or failure to act in connection with its obligations hereunder, save and except for the Members’ Agent’s gross negligence or willful misconduct. The Indemnitors acknowledge and agree that, but for the release of liability in favor of the Members’ Agent contained in this Section 9.1(e), the Members’ Agent would not be willing to serve in such capacity, and that the foregoing release of liability is intended to induce the Members’ Agent to serve in such capacity. The foregoing release of liability is intended to be enforceable to the fullest extent allowed by applicable Law.

Section 9.2 No Waiver Relating to Claims for Fraud. The liability of any Person under Article VIII will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on such Person’s Fraud. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article VIII, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s Fraud, nor will any such provisions limit, or be deemed to limit: (a) the amounts of recovery sought or awarded in any such claim for Fraud; (b) the period during which a claim for Fraud may be brought; or (c) the recourse which any such party may seek against another Person with respect to a claim for Fraud.

Section 9.3 Fees and Expenses. Whether or not this Agreement and the Merger are consummated, and except as otherwise expressly set forth in this Agreement, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses (including, with respect to fees and expenses incurred by the Company and unpaid as of the Effective Time, by the Surviving Entity following the Effective Time, provided, however, that such amounts shall be taken into account in the calculation of Adjusted Net Working Capital, Adjusted Indebtedness Amount, Company Transaction Expenses, Tax Liability Amount, Aggregate COC Amount and the Employment Tax Amount in the Closing Statement).

Section 9.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by hand, by facsimile transmission or electronic mail transmission, or by certified or registered mail, postage prepaid and return receipt requested. Notices shall be deemed to have been given upon delivery, if delivered by hand, three days after mailing, if mailed, and upon receipt of an appropriate electronic confirmation, if delivered by facsimile or electronic mail transmission. Notices shall be delivered to the parties at the addresses set forth below:

if to the Company:

RKI Exploration & Production, LLC

Oklahoma Tower

210 Park Avenue #700

Oklahoma City, Oklahoma 73102

Attention: Jeffrey A. Bonney, Chief Financial Officer

Phone: (405) 996-5760

Fax:     (405) 949-2223

e-mail:  jbonney@rkixp.com

with a copy to (which will not constitute notice to the Company):

Crowe & Dunlevy, A Professional Corporation

324 N. Robinson Avenue, Suite 100

Oklahoma City, Oklahoma 73102

Attention: James W. Larimore, Esq.

Phone: (405) 239-6643

Fax:     (405) 272-5968

e-mail: james.larimore@crowedunlevy.com

If to Buyer Parties:

WPX Energy, Inc.

3500 One Williams Center

Tulsa, Oklahoma 74172

Attention: Bryan K. Guderian, Stephen E. Brilz

and Amy Flakne

Phone: (539) 573-5224

Fax:     (539) 573-5608

e-mail: bryan.guderian@wpxenergy.com

    stephen.brilz@wpxenergy.com

    amy.flakne@wpxenergy.com

with a copy to (which will not constitute notice to the Buyer Parties):

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention: Glenn D. West

  James R. Griffin

Phone:       (214) 746-7700

Facsimile: (214) 746-7777

Email:       gdwest@weil.com

  james.griffin@weil.com

Any party may from time to time change its address or designee for notification purposes by giving the other parties prior notice in the manner specified above of the new address or the new designee and the subsequent date upon which the change shall be effective.

Section 9.5 Amendment; Waivers. This Agreement may be amended only by a written instrument duly executed and delivered on behalf of each of the parties; provided, however, that no amendment, modification or supplement shall be made to this Agreement that would adversely affect the rights of the Financing Sources as set forth in Section 7.3, Section 9.7, Section 9.12, Section 9.13, Section 9.16 or this Section 9.5 without the consent of the Financing Sources. Compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same. No failure to exercise any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

Section 9.6 Parties in Interest; Assignment. This Agreement shall be binding upon the parties and their respective successors and assigns and shall inure to the benefit of the parties, the Indemnified Parties entitled to indemnification under the terms of Section 5.11, the Indemnitees entitled to indemnification under the terms of Article VIII and their respective successors, assigns and legal representatives. Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the prior written consent of each of the other parties hereto.

Section 9.7 Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than (a) the parties hereto, (b) the Indemnified Parties who are entitled to indemnification under the terms of Section 5.11, (c) the Indemnitees entitled to indemnification under the terms of Article VIII, (d) the Financing Sources under the Financing (solely with respect to Section 7.3, Section 9.5, this Section 9.7, Section 9.12, and Section 9.16), and (e) the respective successors, assigns and legal representatives of each Person described in subsections (a) through (d), any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 9.8 Severability. In the event that any one or more of the terms or provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality or enforceability of all the other terms and provisions of this Agreement shall not be affected.

Section 9.9 Headings. The Article and Section headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall not limit, extend or otherwise affect the meaning or interpretation of the terms and provisions of this Agreement.

Section 9.10 Rules of Construction. In this Agreement, unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number and the plural number, as the context may require. All references herein to dollar amounts are in United States dollars. The terms “herein,” “hereunder,” “hereto” and similar terms refer to this Agreement generally and not to any one Article or Section of this Agreement, unless the context otherwise requires. The terms “include” and “including” shall mean include or including, as the case may be, without limiting the generality of the description preceding such term. This Agreement shall not be construed against either the Company or the Buyer Parties as the party responsible for the drafting of this Agreement.

Section 9.11 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), together with the other documents referred to therein, constitute the entire agreement and understanding among the parties with respect to the Merger and related transactions and supersedes all prior and contemporaneous oral or written agreements, representations and warranties, arrangements and understandings relating to the subject matter hereof and thereof.

Section 9.12 Choice of Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be constructed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Delaware without regard to principles of conflicts of law.

(b) All actions and proceedings for the enforcement of or based on, arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over the particular matter, any other court of the State of Delaware, or any federal court sitting in the State of Delaware), and each of the parties hereto hereby (i) irrevocably submits to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding, (ii) irrevocably waives the defense of an inconvenient forum to the maintenance of any such action or proceeding, and (iii) agrees that it shall not bring any such action in any court other than the Court of Chancery of the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over the particular matter, any other court of the State of Delaware, or any federal court sitting in the State of Delaware). The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Financing or the performance thereof or any action, proceeding or counterclaim that involves a Financing Source.

(d) EACH OF THE PARTIES AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE FINANCING SOURCES OR ANY OF THEIR REPRESENTATIVES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF), AND MAKES THE AGREEMENTS, WAIVERS AND CONSENTS SET FORTH IN SECTION 9.12(b) AND (B) MUTATIS MUTANDIS BUT WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 9.12(d).

Section 9.13 Specific Enforcement.

(a) Subject to the agreement of the parties in Section 7.3 that, except for the limited circumstances described therein and in this Section 9.13, the Termination Fee and Reverse Termination Fee, as applicable, shall constitute liquidated damages, and, in the case of the Company, subject to the limitations set forth in Section 9.13(b), the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the Company shall be entitled to seek specific enforcement of (or other equitable relief with respect to) Parent’s and Merger Sub’s obligations to consummate the Contemplated Transactions only in the event that (i) all of the conditions to the Closing set forth in Article VI were satisfied or waived as of the date the Closing should have been consummated pursuant to Section 2.3 (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied assuming a Closing would occur); (ii) the Financing has been funded or will be funded at the Closing; (iii) Parent has failed to consummate the Closing in breach of Section 2.3; and (iv) the Company has irrevocably confirmed to Parent in writing that (A) all of the conditions to the Closing set forth in Article VI were satisfied or waived as of the date the Closing should have been consummated pursuant to Section 2.3 (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied assuming a Closing would occur); (B) the Company is prepared to consummate the Closing and it stands ready, willing and able to consummate the Closing; and (C) if specific enforcement is granted and the Financing is funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to consummate the Contemplated Transactions if the Financing has not been funded (or will not be funded at the Closing).

Section 9.14 Counterparts. This Agreement may be executed by the parties in separate counterparts (including by means of executed counterparts delivered via facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.15 Disclosure Schedule. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that (a) such information is cross-referenced in another part of the Company Disclosure Schedule, or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies another representation and warranty of the Company in this Agreement. The Company Disclosure Schedule shall be delivered as of the date hereof, and no amendments or modifications thereto shall be made. Any purported update or modification to the Company Disclosure Schedule after the date hereof shall be disregarded.

Section 9.16 Provisions Related to the Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, the Company agrees that neither it nor any of its Representatives or Affiliates shall have any rights or claims against any Financing Source in connection with or related to this Agreement, the Financing or the transactions contemplated hereby or thereby. In addition, no Financing Source shall have any liability or obligation to the Company or any of the Company’s Representatives or Affiliates in connection with or related to this Agreement, the Financing or the transactions contemplated hereby or thereby, including for any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from any Financing Source.

Execution page follows this page.

The parties have caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

COMPANY:	RKI EXPLORATION & PRODUCTION, LLC, a Delaware limited liability company

	By:	/s/ Ronnie K. Irani
	Name:	Ronnie K. Irani
	Title:	Chief Executive Officer

PARENT:	WPX ENERGY, INC., a Delaware corporation

	By:	/s/ Richard E. Muncrief
	Name:	Richard E. Muncrief
	Title:	President and Chief Executive Officer

MERGER SUB:	THUNDER MERGER SUB LLC, a Delaware limited liability company

	By:	/s/ Richard E. Muncrief
	Name:	Richard E. Muncrief
	Title:	President and Chief Executive Officer

For the purposes indicated in Section 9.1 hereof:

MEMBERS’ AGENT:	ESCROSOL, LLC, an Oklahoma limited liability company

	By:	/s/ Ronnie K. Irani
	Name:	Ronnie K. Irani
	Title:	Manager

EXHIBIT A

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

RKI EXPLORATION & PRODUCTION, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of RKI Exploration & Production, LLC, a Delaware limited liability company (the “Company”), is executed and adopted, effective as of [            ], 2015, by WPX Energy, Inc., a Delaware limited liability corporation and the Company’s sole member (the “Member”).

RECITALS

WHEREAS, on the 21st day of June, 2005, the Company was formed pursuant to the provisions of the Delaware Limited Liability Company Act by the Certificate of Formation being filed with the Secretary of the State of Delaware.

NOW, THEREFORE, the Member hereby declares as follows:

ARTICLE I - ADOPTION OF ORGANIZATIONAL

DOCUMENTS; PRIORITY OF AUTHORITIES

Section 1.1 Certificate of Formation and LLC Agreement Adoption. The form of the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware is hereby adopted by the Member, and all actions taken in organizing the Company, including, but not limited to, the filing of such Certificate of Formation, are in all respects ratified, confirmed, adopted and approved. This LLC Agreement is hereby adopted by the Member to govern the internal business and affairs of the Company.

Section 1.2 Priority of Authorities. The provisions of the Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) shall be controlling except to the extent the provisions hereof are in direct conflict with provisions of the Certificate of Formation of the Company as now in existence and as amended from time to time (the “Certificate”) or provisions of the Delaware Limited Liability Company Act as now in existence and as amended from time to time (the “Act”).

Section 1.3 Change of Certificate and LLC Agreement. Only the consent of the Member shall be required to change the Certificate and/or this LLC Agreement.

ARTICLE II - OFFICES; RESIDENT AGENT

Section 2.1 Offices. The Company’s principal place of business shall be 3500 One Williams Center, Tulsa, Oklahoma until changed as provided by the Act. The Company also may have such other offices and places of business as the business of the Company may require.

Section 2.2 Name. The name of the limited liability company formed by the Certificate shall continue to be RKI Production & Exploration, LLC. All business of the Company shall be conducted in such name.

Section 2.3 Registered Agent. The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the Company’s registered agent at such address is CT Corporation System.

ARTICLE III - MANAGEMENT

Section 3.1 Board of Managers.

(a) The management of the Company and its business shall be vested in a board of managers (the “Board”) which shall consist of at least one (1) member, the exact number to be determined from time to time by the Member. All members of the Board shall be appointed by, and may be removed or replaced at the discretion of, the Member.

(b) The Board shall act by resolution duly adopted by vote at a meeting of the Board or by consent in writing of all of its members. At all Board meetings, members may vote in person or by proxy. Board members may participate in a meeting by any means of communication by which all members participating in such meeting may simultaneously hear each other during the meeting.

(c) The Member hereby appoints the following Board members:

Dennis C. Cameron

Bryan K. Guderian

Richard E. Muncrief

Each Board member shall serve until his resignation is accepted or successor is appointed.

Section 3.2 Appointment and Removal of Board Members. The Member may at any time, by written notice, substitute a new Board member to serve or designate an alternate to act for and in place of an existing Board member.

Section 3.3 Exercise of Authority Granted to the Board.

(a) Subject to the limitations of paragraph (b) below, or otherwise contained in this LLC Agreement, the Board may delegate such general or specific authority to the Officers (defined in Section 3.5 hereof) as it considers desirable. The Officers may, subject to any restraints or limitations imposed by the Board, exercise the authority granted to them.

(b) Notwithstanding anything contained herein to the contrary, the authority to determine the following matters with respect to the Company shall be retained by the Board and any action with respect thereto may be taken by the Officers (within such general or specific limits as may be determined by the Board) only after the Board has approved the action in question in accordance with this Section. The following actions shall require the affirmative vote of a majority of all the members of the Board:

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(i) Appointing and removing any Officer;

(ii) Changing the fiscal year of the Company or any accounting policy or procedure of the Company, except as required by law;

(iii) Sale, lease or other disposition of all or substantially all of the Company’s assets;

(iv) Borrowing, lending, securing or guaranteeing the payment of funds or obligations of the Company;

(v) Recapitalization, dissolution or merger of the Company, other than where the Company survives the transaction in which case any Officer may approve the transaction;

(vi) Pledging, placing in trust, assigning or otherwise encumbering any existing property, real or personal, owned or hereafter acquired by the Company as collateral or security for any borrowing or other obligation of the Company, except for pledges or deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of money), or leases, or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance or similar bonds used in the ordinary course of business; and

(vii) Making loans or advances to any party, excluding advances for travel and relocation expenses.

(c) Subject to the foregoing, the Officers shall be fully authorized to handle the day-to-day business and decisions of the Company.

Section 3.4 Meetings of the Board.

(a) Meetings of the members of the Board shall be held from time-to-time on the date and at the time determined by the President or any member of the Board.

(b) Unless waived in writing by all of the members of the Board, at least five business days’ prior notice of any meeting shall be given to each member of the Board, except in the case of an emergency meeting. Such notice shall state the purpose for which such meeting has been called.

(c) A quorum for any meeting of the Board shall be a majority of the members thereof.

(d) The Board shall cause to be kept a book of minutes of all of its meetings in which there shall be recorded the time and place of such meeting, whether regular or special, and if special, by whom such meeting was called, the notice thereof given, the name of those present and the proceedings thereof. Copies of any consents in writing shall also be filed in such minute book.

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Section 3.5 Officers.

(a) The Company may have such officers as may be designated by the Board from time-to-time (the “Officers”), who shall act as agents of the Company, who shall have such powers as are usually exercised by comparably designated officers of a Delaware corporation and who shall have the power to bind the Company through the exercise of such powers, to the extent consistent with the terms of this LLC Agreement. The Officers of the Company may be a Chairman, Chief Executive Officer, a President, one or more Senior Vice Presidents and one or more Vice Presidents, a Secretary, a Treasurer and such other Officers as the Board may from time to time appoint.

(b) The Member hereby appoints the Officers named below to serve until they are removed from office by the Board or until their resignations are accepted and their successors are appointed by the Board:

Name:	Office:
Richard E. Muncrief	President and Chief Executive Officer
Dennis C. Cameron	Senior Vice President and Secretary
Bryan K. Guderian	Senior Vice President and Treasurer

Section 3.6 Execution of Documents.

(a) Any deed, deed of trust, bill of sale, lease agreement, security agreement, financing agreement, contract of purchase or sale, partnership agreement, merger agreement, or joint venture agreement, or other contract or instrument purporting to bind the Company or to convey or encumber any of the assets of the Company, may be signed by the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary, and no other signature shall be required.

(b) Any person dealing with the Company shall be entitled to rely on a certificate of the Secretary or any Assistant Secretary as conclusive evidence of the incumbency of any Officer and his authority to take action on behalf of the Company and shall be entitled to rely on a copy of any resolution or other action taken by the Board and certified by any Officer not named in the resolution, as conclusive evidence of such action of the authority of the Officer referred to in such resolution to bind the Company to the extent set forth therein.

(c) The Chief Executive Officer, the President, any Vice President, the Treasurer or any Assistant Treasurer of the Company shall have the authority by a letter signed by any of them to open bank accounts with any banks and to name the person or persons, or combination of persons, authorized to sign checks and withdrawal documents drawn against such accounts, and to sign agreements and other documents providing for the transfer of funds by computers or similar electronic means or otherwise, the same as though the contents of such

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letter were incorporated in a formal resolution duly passed at a duly conducted meeting of the Board. The Secretary or any Assistant Secretary of the Company be, and each is, hereby authorized to certify any such letter as may be required by any such bank at any time to evidence authority for the deposit and withdrawal of funds and the borrowing of money or otherwise.

ARTICLE IV - GENERAL PROVISIONS

Section 4.1 Exculpation and Indemnification.

(a) Company Indemnity. The Company shall indemnify and hold any person, as defined in the Act, (an “Indemnitee”) harmless who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Indemnitee is or was a member, manager on the Board or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, manager or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with the action, suit or proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the conduct was unlawful.

(b) Advancement of Expenses. Expenses incurred by an Indemnitee in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by and on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by the provisions of Section 4.1(a).

(c) Non-Exclusivity. The indemnification and advancement of expenses provided by or granted pursuant to Sections 4.1(a) and 4.1(b) shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled in the discretion of the Board or pursuant to any agreement, vote of the Member, as a matter of law or equity or otherwise, and such rights shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.

(d) Insurance. The Company shall be required to purchase and maintain insurance, including directors and officers insurance, at the Company’s expense, on behalf of any Indemnitees against any liability that may be asserted against or expense that may be incurred by an Indemnitee in connection with the activities of the Company regardless of whether the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this LLC Agreement, unless the Board determines such insurance cannot be obtained on commercially reasonable terms.

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Section 4.2 Binding Effect. Except as otherwise provided herein, every covenant, term and provision hereof shall be binding upon and inure to the benefit of the Member and its permitted successors, transferees, and assigns (including any assignee for security purposes or person holding a security interest).

Section 4.3 Severability. Except as otherwise provided in the succeeding sentence, every provision of this LLC Agreement is intended to be severable, and, if any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this LLC Agreement. The preceding sentence of this Section shall be of no force or effect if the consequence of enforcing the remainder of this LLC Agreement without such illegal or invalid term or provision would be to cause the Member to lose the benefit of its economic bargain.

Section 4.4 Choice of Law. This LLC Agreement shall be construed and interpreted according to the laws of the State of Delaware.

EXECUTED AND ADOPTED by WPX ENERGY, INC., as sole member of the Company, as of the date first above stated.

WPX ENERGY, INC.

Name:
Title:

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EXHIBIT B – FORM OF REGISTRATION RIGHTS/LOCK-UP AGREEMENT

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of [•], 2015 (this “Agreement”), is by and among WPX Energy, Inc., a Delaware corporation (the “Company”), and the holders of Company Common Stock listed on the signature page hereof.

RECITALS

WHEREAS, on July 13, 2015, the Company entered into an Agreement and Plan of Merger by and among RKI Exploration & Production, LLC, the Company and Thunder Merger Sub LLC (the “Merger Agreement”);

WHEREAS, under the Merger Agreement, the Holders will receive shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company; and

WHEREAS, resales by the Holders of the Common Stock may be required to be registered under the Securities Act and applicable state securities laws, depending upon the status of a Holder or the intended method of distribution of the Common Stock.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

1.1 Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1; provided, however, that capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

“Affiliate” means, with respect to any Person, any Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any Person.

“Automatic Shelf Registration Statement” means an “Automatic Shelf Registration Statement,” as defined in Rule 405 under the Securities Act.

“Beneficial Ownership” and terms of similar import shall be as defined under and determined pursuant to Rule 13d-3 promulgated under the Exchange Act.

“Business Day” means any day other than (a) a Saturday, Sunday or a federal holiday, or (b) a day on which commercial banks in New York City, New York are authorized or required to be closed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Registration” means a registration under the Securities Act of (i) securities pursuant to one or more Demand Requests pursuant to Section 2.1 hereof, (ii) securities registered on Form S-8 or any similar successor form and (iii) securities registered to effect the acquisition of or combination with another Person.

“Holder” means (i) a securityholder listed on the signature page hereof and (ii) any direct or indirect transferee of any such securityholder, including any securityholder that receives shares of Common Stock upon a distribution or liquidation of a Holder, who has been assigned the rights of the transferor Holder under this Agreement in accordance with Section 2.8.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Prospectus” means the prospectus (including any preliminary, final or summary prospectus) included in any Registration Statement, all amendments and supplements to such prospectus and all other material incorporated by reference in such prospectus.

“register,” “registered” and “registration” refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement.

“Registrable Securities” means, at any time, the Common Stock owned by the Holders, whether owned on the date hereof or acquired hereafter, including any shares of Common Stock which may be issued or distributed in respect of such shares of Common Stock by way of conversion, concession, stock dividend or stock split or other distribution, recapitalization or reclassification or similar transaction; provided, however, that Registrable Securities shall not include any shares (i) the sale of which has been registered pursuant to the Securities Act and which shares have been sold pursuant to such registration or (ii) which have been sold pursuant to Rule 144.

“Registration Expenses” means all expenses (other than underwriting discounts and commissions) arising from or incident to the Company’s performance of or compliance with this Agreement, including, without limitation: (i) SEC, stock exchange, FINRA and other registration and filing fees; (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including, without limitation, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) all printing, messenger and delivery expenses; (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any special audits or “comfort” letters required in connection with or incident to any registration); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities on the NYSE or NASDAQ (or any other national securities exchange) or the quotation of Registrable Securities on any inter-dealer quotation system; (vi) the fees and expenses incurred

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by the Company in connection with any road show for underwritten offerings; and (vii) reasonable fees, charges and disbursements of counsel to the Holders, including, for the avoidance of doubt, any expenses of counsel to the Holders in connection with the filing or amendment of any Registration Statement or Prospectus hereunder; provided that Registration Expenses shall only include the fees and expenses of one counsel to the Holders (and one local counsel per jurisdiction) with respect to any offering.

“Registration Statement” means any registration statement of the Company that covers the resale of any Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits, financial information and all other material incorporated by reference in such registration statement.

“Required Holders” means Holders who then own beneficially more than 66-2/3% of the aggregate number of shares of Common Stock subject to this Agreement.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such rule.

“SEC” means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations promulgated by the SEC thereunder.

“Selling Expenses” means the underwriting fees, discounts, selling commissions and stock transfer taxes applicable to all Registrable Securities registered by the Holders and legal expenses not included within the definition of Registration Expenses.

“Shelf Registration Statement” means a “shelf” registration statement of the Company that covers all the Registrable Securities (and may cover other securities of the Company) on Form S-3 and under Rule 415 under the Securities Act or, if the Company is not then eligible to file on Form S-3, on Form S-1 under the Securities Act, or any successor rule that may be adopted by the SEC, including without limitation any such registration statement filed pursuant to Section 2.1, and all amendments and supplements to such “shelf” registration statement, including post-effective amendments, in each case, including the Prospectus contained therein, all exhibits thereto and any document incorporated by reference therein.

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(b) For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Advice	2.5
Agreement	Introductory Paragraph
Common Stock	Recitals
Company	Introductory Paragraph
Company Notice	2.1(c)
Company Underwritten Offering	2.3
Demand Request	2.1(c)
First Reserve	2.1(d)
Lock-Up Period	2.3
Material Adverse Effect	2.2(b)
Merger Agreement	Recitals
Participating Majority	2.1(d)
Records	2.4(l)
Requesting Holder	2.1(c)
Seller Affiliates	2.7
Suspension Period	2.1(f)
Suspension Notice	2.5
Underwritten Shelf Takedown	2.1(b)
Ziff	2.1(d)

1.2 Other Definitional and Interpretive Matters. Unless otherwise expressly provided or the context otherwise requires, for purposes of this Agreement the following rules of interpretation apply.

(a) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.

(b) Any reference in this Agreement to $ means U.S. dollars.

(c) Any reference in this Agreement to gender includes all genders, and words imparting the singular number also include the plural and vice versa.

(d) The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not affect, and should not be utilized in, the construction or interpretation of this Agreement.

(e) All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement.

(f) The words “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g) The word “including” or any variation thereof means “including, but not limited to,” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.

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ARTICLE II - REGISTRATION RIGHTS

2.1 Shelf Registration.

(a) On or prior to the 120th day following the Closing, the Company will prepare and file a Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Company is then eligible to file an Automatic Shelf Registration Statement) registering for resale the Registrable Securities under the Securities Act; provided, however, that the Company shall not, and shall not be required, to file such Shelf Registration Statement prior to [•], 2015.1 The plan of distribution indicated in the Shelf Registration Statement will include all such methods of sale as any Holder may reasonably request in writing prior to the filing of the Shelf Registration Statement and that can be included in the Shelf Registration Statement under the rules and regulations of the SEC. The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the SEC as promptly as practicable following such filing. Until such time as all Registrable Securities cease to be Registrable Securities or the Company is no longer eligible to maintain a Shelf Registration Statement, the Company shall use its commercially reasonable efforts to keep current and effective such Shelf Registration Statement and file such supplements or amendments to such Shelf Registration Statement (or file a new Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Company is then eligible to file an Automatic Shelf Registration Statement) when such preceding Shelf Registration Statement expires pursuant to the rules of the SEC) as may be necessary or appropriate in order to keep such Shelf Registration Statement continuously effective and useable for the resale of all Registrable Securities under the Securities Act. Any Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply in all material respects as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) Any one or more Holders of Registrable Securities may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided, however, that in the case of each such Underwritten Shelf Takedown, such Holder or Holders will be entitled to make such demand only if the proceeds from the sale of Registrable Securities in the offering (before the deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $175 million; provided, further that the Company shall not be obligated to effect more than three Underwritten Shelf Takedowns during any period of twelve consecutive months and shall not be obligated to effect an Underwritten Shelf Takedown within ninety days after the pricing of a previous Underwritten Shelf Takedown. The Company shall not be deemed to have effected any Underwritten Shelf Takedown if the Holders participating in such offering are not able to sell at least 50% of the Registrable Securities desired to be sold in such Underwritten Shelf Takedown.

[1]	To be 90 days after entry into the underwriting agreement for Company common stock.

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(c) All requests (a “Demand Request”) for Underwritten Shelf Takedowns shall be made by the Holder or Holders making such request (the “Requesting Holder”) by giving written notice to the Company. Each Demand Request shall specify the approximate number of Registrable Securities to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Within three Business Days after receipt of any Demand Request, the Company shall send written notice of such requested Underwritten Shelf Takedown to all other Holders of Registrable Securities (the “Company Notice”) and shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five Business Days after sending the Company Notice.

(d) The Company shall select one or more nationally prominent firms of investment bankers reasonably acceptable to the Participating Majority to act as the lead managing underwriter or underwriters in connection with such Underwritten Shelf Takedown. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement with such underwriter or underwriters in accordance with Section 2.1(g). The Company shall not, without the written consent of the Participating Majority, include in such Underwritten Shelf Takedown any securities other than those beneficially owned by the participating Holders. The “Participating Majority” shall mean, with respect to any particular Underwritten Shelf Takedown, the Holder(s) of a majority of the Registrable Securities requested to be included in such Underwritten Shelf Takedown; provided, however, that in the event that, with respect to any particular Underwritten Shelf Takedown, either FR Rhino Holdings, LLC (“First Reserve”) or ZAM Ventures, LP and its affiliates (“Ziff”) proposes to sell in such offering 20% or more of the Registrable Securities acquired by it at the Closing, then it shall constitute the “Participating Majority” for purposes of such Underwritten Shelf Takedown; provided, further, however, that if each of First Reserve and Ziff proposes to sell in such offering 20% or more of the Registrable Securities acquired by it at the Closing, then they shall jointly constitute the Participating Majority, provided, that if they shall fail to agree on any matter in such capacity, the one of them that proposes to sell the largest number of Registrable Securities in such offering shall be the “Participating Majority” for purposes of such Underwritten Shelf Takedown.

(e) If the managing underwriters for such Underwritten Shelf Takedown advise the Company and the participating Holders in writing that, in their opinion, marketing factors require a limitation of the amount of securities to be underwritten (including Registrable Securities) because the amount of securities to be underwritten is likely to have an adverse effect on the price, timing or the distribution of the securities to be offered, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the amount of Registrable Securities that may be included in the underwriting shall be allocated among participating Holders, (i) first among the participating Holders as nearly as possible on a pro rata basis based on the total amount of Registrable Securities held by such Holders requested to be included in such underwriting and (ii) second to the extent all Registrable Securities requested to be included in such underwriting by the participating Holders have been included, to any securities to be included with the written consent of the Participating Majority pursuant to the previous sentence allocated on such basis as the Company shall determine. The Company shall prepare preliminary and final prospectus supplements for use in connection with the Underwritten Shelf Takedown, containing such additional information as may be reasonably requested by the underwriter(s).

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(f) Upon written notice to the Holders of Registrable Securities, the Company shall be entitled to suspend, for a period of time (each, a “Suspension Period”), the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference if the board of directors, chief executive officer or chief financial officer of the Company determines in its or his or her reasonable good faith judgment that the Registration Statement or any Prospectus may contain an untrue statement of a material fact or may omit any fact necessary to make the statements in the Registration Statement or Prospectus not misleading; provided, that the Company shall use its good faith efforts to amend the Registration Statement or Prospectus to correct such untrue statement or omission as promptly as reasonably practicable, unless the Company determines in good faith that such amendment would reasonably be expected to have a materially detrimental effect on the Company. The Holders acknowledge and agree that written notice of any Suspension Period may constitute material non-public information regarding the Company and shall keep the existence and contents of any such written notice confidential.

(g) If requested by the underwriters for an Underwritten Shelf Takedown, the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be form and substance (including with respect to representations and warranties by the Company) as is customarily given by the Company to underwriters in an underwritten public offering, and to contain indemnities to the effect and to the extent provided in Section 2.7. The Holders of Registrable Securities participating in the Underwritten Shelf Takedown shall be parties to such underwriting agreement; provided, however, that no such Holder shall be required to (i) make any representations or warranties in connection with any such registration other than representations and warranties as to (A) such Holder’s ownership of his or its Registrable Securities to be sold or transferred free and clear of all liens, claims and encumbrances, (B) such Holder’s power and authority to effect such transfer and (C) such matters pertaining to compliance with securities laws as may be reasonably requested or (ii) undertake any indemnification obligations to the Company or the underwriters with respect thereto except as otherwise provided in Section 2.7. No Holder may participate in the Underwritten Shelf Takedown unless such Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each participating Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters also be made to and for such participating Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations.

2.2 Piggyback Registrations.

(a) Each time the Company proposes to register any of its equity securities (other than pursuant to an Excluded Registration) under the Securities Act for sale to the public (whether for the account of the Company or the account of any securityholder of the Company) and the form of registration statement to be used permits the registration of Registrable Securities, the Company shall give prompt written notice to each Holder of Registrable Securities (which notice shall be given not less than 10 days prior to the anticipated filing date), which notice shall offer each such Holder the opportunity to include any or all of its or his Registrable Securities in

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such registration statement, subject to the limitations contained in Section 2.2(b) hereof. Each Holder who desires to have its or his Registrable Securities included in such registration statement shall so advise the Company in writing (stating the number of shares desired to be registered) within five days after the date of such notice from the Company. Any Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Securities in any registration statement pursuant to this Section 2.2(a) by giving written notice to the Company of such withdrawal. Subject to Section 2.2(b) below, the Company shall include in such registration statement all such Registrable Securities so requested to be included therein; provided, however, that the Company may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other equity securities originally proposed to be registered. For the avoidance of doubt, any registration or offering pursuant to this Section 2.2 shall not be considered an Underwritten Shelf Takedown for purposes of Section 2.1 of this Agreement.

(b) With respect to any registration pursuant to Section 2.2(a), if the managing underwriter advises the Company that the inclusion of Registrable Securities requested to be included in the Registration Statement will materially and adversely affect the price or success of the offering (a “Material Adverse Effect”), the Company will be obligated to include in the Registration Statement (after all such shares for its own account), as to each Requesting Holder, only a portion of the shares such Holder has requested be registered equal to the product of: (i) the ratio which such Holder’s requested shares bears to the total number of shares requested to be included in such Registration Statement by all Persons (including Holders) who have requested (pursuant to this Agreement or other contractual registration rights) that their shares be included in such Registration Statement; and (ii) the maximum number of Registrable Securities that the managing underwriter advises may be sold in an offering covered by the Registration Statement without a Material Adverse Effect. If, as a result of the provisions of this Section 2.2(b), any Holder shall not be entitled to include all Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such Registration Statement. No Person may participate in any Registration Statement pursuant to Section 2.2(a) unless such Person (i) agrees to sell such person’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents, each in customary form, reasonably required under the terms of such underwriting arrangements; provided, however, that no such Person shall be required to (A) make any representations or warranties in connection with any such registration other than representations and warranties as to (1) such Person’s ownership of his or its Registrable Securities to be sold or transferred free and clear of all liens, claims and encumbrances, (2) such Person’s power and authority to effect such transfer and (3) such matters pertaining to compliance with securities laws as may be reasonably requested or (B) undertake any indemnification obligations to the Company or the underwriters with respect thereto except as otherwise provided in Section 2.7.

2.3 Holdback Agreement. In connection with any Underwritten Shelf Takedown or other registered underwritten offering of equity securities by the Company (a “Company Underwritten Offering”) commencing after the date of execution of the Merger Agreement (other than any registration on Form S-8, S-4 or any successor forms thereto), each Holder agrees, with respect to the Registrable Securities owned by such Holder, to be bound by any and all

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restrictions on the sale, disposition, distribution, hedging or other transfer of any interest in Registrable Securities (except with respect to such Registrable Securities as are proposed to be offered pursuant to the Underwritten Shelf Takedown or other registered underwritten offering), or any securities convertible into or exchangeable or exercisable for such securities, as are imposed on the Company, without prior written consent from the managing underwriter of such Company Underwritten Offering, for the period commencing on and ending 90 days following the date of pricing of such Company Underwritten Offering (subject to extension in connection with any earnings release or other release of material information pursuant to FINRA Rule 2711(f) to the extent applicable) (the “Lock-Up Period”). If requested by the managing underwriter, each Holder agrees to execute a lock-up agreement in favor of the Company’s underwriters to such effect that the Company’s underwriters in any relevant Company Underwritten Offering shall be third party beneficiaries of this Section 2.3. The provisions of this Section 2.3 will no longer apply to a Holder once such Holder ceases to hold at least 1% of the Registrable Securities acquired as a result of the transactions contemplated in the Merger Agreement. Notwithstanding anything to the contrary set forth in this Section 2.3, (i) each Holder may sell or transfer any Registrable Securities to any Affiliate of such Holder, so long as such Affiliate agrees to be and remains bound hereby, (ii) each Holder may enter into a bona fide pledge of any Registrable Securities (and any foreclosure on any such pledge shall also be permitted), and (iii) any hedging transaction with respect to an index or basket of securities where the equity securities of the Company constitute a de minimis amount shall not be prohibited pursuant to this Section 2.3.

2.4 Registration Procedures. In connection with the registration and sale of Registrable Securities pursuant to this Agreement, the Company will use its commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will:

(a) if the Registration Statement is not automatically effective upon filing, use commercially reasonable efforts to cause such Registration Statement to become effective as promptly as reasonably practicable;

(b) promptly notify each selling Holder, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any prospectus forming a part of such Registration Statement has been filed;

(c) after the Registration Statement becomes effective, promptly notify each selling Holder of any request by the SEC that the Company amend or supplement such Registration Statement or Prospectus;

(d) prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be reasonably necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Stock covered by the Registration Statement for the period required to effect the distribution of the Registrable Securities as set forth in Section 2 hereof;

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(e) furnish to the selling Holders such numbers of copies of such Registration Statement, each amendment and supplement thereto, each Prospectus (including each preliminary Prospectus and Prospectus supplement) and such other documents as the Holder and any underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities;

(f) use its commercially reasonable efforts to register and qualify the Registrable Securities under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the Holders and any underwriter(s) and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders and any underwriter(s) to consummate the disposition of the Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act, or subject itself to taxation in any such jurisdiction, unless the Company is already subject to taxation in such jurisdiction;

(g) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar equity securities issued by the Company are then listed;

(h) provide a transfer agent and registrar for the Registrable Securities and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of the Registration Statement;

(i) use its commercially reasonable efforts to furnish, on the date that shares of Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters by the Company in an underwritten public offering, addressed to the underwriters, (ii) a letter dated as of such date, from the independent public accountants of the Company, in form and substance as is customarily given by independent public accountants to underwriters in an underwritten public offering, addressed to the underwriters and (iii) an engineers’ reserve report letter as of such date, from the independent petroleum engineers of the Company, in form and substance as is customarily given by independent petroleum engineers to underwriters in an underwritten public offering, addressed to the underwriters;

(j) if requested by the Holders, cooperate with the Holders and the managing underwriter (if any) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under the Registration Statement, and enable such securities to be in such denominations and registered in such names as such Holders or the managing underwriter (if any) may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates;

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(k) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in form and substance as is customarily given by the Company to underwriters in an underwritten public offering, with the underwriter(s) of such offering;

(l) upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company (collectively, “Records”), and use commercially reasonable efforts to cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement and to conduct appropriate due diligence in connection therewith; provided, Records that the Company determines, in good faith, to be confidential and that it notifies the selling Holders are confidential shall not be disclosed by the selling Holders unless the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is otherwise required by applicable law. Each Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its affiliates (other than with respect to such Holders’ due diligence) unless and until such information is made generally available to the public, and further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, to the extent permitted and to the extent practicable it shall give notice to the Company and allow the Company to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(m) promptly notify the selling Holders and any underwriter(s) of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement, and in the event of the issuance of any stop order suspending the effectiveness of such Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, use its commercially reasonable efforts to obtain promptly the withdrawal of such order;

(n) promptly notify the selling Holders and any underwriter(s) at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the Prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus, or a revised Prospectus, as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which

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they were made (following receipt of any supplement or amendment to any Prospectus, the selling Holders shall deliver such amended, supplemental or revised Prospectus in connection with any offers or sales of Registrable Stock, and shall not deliver or use any Prospectus not so supplemented, amended or revised);

(o) promptly notify the selling Holders and any underwriter(s) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

(p) make available to each Holder (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company, one copy of each Registration Statement and any amendment thereto, each preliminary Prospectus and Prospectus and each amendment or supplement thereto, each letter written by or on behalf of the Company to the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), and each item of correspondence from the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to such Registration Statement or to any of the documents incorporated by reference therein, and (ii) such number of copies of each Prospectus, including a preliminary Prospectus, and all amendments and supplements thereto and such other documents as any Holder or any underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities. The Company will promptly notify the Holders of the effectiveness of each Registration Statement or any post-effective amendment or the filing of any supplement or amendment to such Registration Statement or of any Prospectus supplement. The Company will promptly respond to any and all comments received from the SEC, with a view towards causing each Registration Statement or any amendment thereto to be declared effective by the SEC as soon as practicable and shall file an acceleration request, if necessary, as soon as practicable following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review;

(q) take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Company, the Company will take all reasonable action to make any such prohibition inapplicable;

(r) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement; and

(s) take all such other actions as are reasonably necessary in order to facilitate the disposition of such Registrable Securities.

2.5 Suspension of Dispositions. Each Holder agrees by acquisition of any Registrable Securities that, upon receipt of any notice (a “Suspension Notice”) from the Company of the happening of any event of the kind described in Section 2.4(n) such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus, or until it is advised in writing (the “Advice”) by the Company that the use of the Prospectus may be resumed, and has

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received copies of any additional or supplemental filings which are incorporated by reference in the Prospectus. The Company shall extend the period of time during which the Company is required to maintain the Registration Statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such Suspension Notice to and including the date such Holder either receives the supplemented or amended Prospectus or receives the Advice. If so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. The Company shall use its commercially reasonable efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable. The Holders acknowledge and agree that receipt of a Suspension Notice may constitute material non-public information regarding the Company and shall keep the existence and contents of any such Suspension Notice confidential.

2.6 Registration Expenses. All Registration Expenses shall be borne by the Company. In addition, for the avoidance of doubt, the Company shall pay its internal expenses in connection with the performance of or compliance with this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are to be listed. All Selling Expenses relating to Registrable Securities registered shall be borne by the Holders of such Registrable Securities pro rata on the basis of the number of Registrable Securities sold.

2.7 Indemnification.

(a) The Company agrees to indemnify and reimburse, to the fullest extent permitted by law, each Holder that is a seller of Registrable Securities, and each of its employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act) and any agent or investment advisor thereof (collectively, the “Seller Affiliates”) (i) against any and all losses, claims, damages, liabilities and expenses, joint or several (including, without limitation, attorneys’ fees and disbursements except as limited by Section 2.7(c)) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) against any and all losses, liabilities, claims, damages and expenses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (iii) against any and all costs and expenses (including reasonable fees and disbursements of counsel) as may be reasonably incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or such violation of the Securities Act or Exchange Act, to the extent that any such expense or cost is not paid under subparagraph (i) or (ii) above; except insofar as any such statements are made in reliance upon information furnished to the Company in writing by such seller or any Seller Affiliate expressly for use therein. The reimbursements required by this Section 2.7(a) will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

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(b) In connection with any Registration Statement in which a Holder that is a seller of Registrable Securities is participating, each such Holder will furnish to the Company such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the fullest extent permitted by law, each such seller will indemnify the Company and its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements except as limited by Section 2.7(c)) resulting from any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished by such seller or any of its Seller Affiliates in writing specifically for inclusion in the Registration Statement; provided that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Securities, and the liability of each such seller of Registrable Securities will be in proportion to the amount of Registrable Securities registered by them, and, provided, further, that such liability will be limited to the net amount received by such seller from the sale of Registrable Securities pursuant to such Registration Statement; provided, however, that such seller of Registrable Securities shall not be liable in any such case to the extent that prior to the filing of any such Registration Statement or Prospectus, such seller has furnished to the Company information expressly for use in such Registration Statement or Prospectus or any amendment thereof or supplement thereto which corrected or made not misleading information previously furnished to the Company.

(c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (A) the indemnifying party has agreed to pay such fees or expenses or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (i) such settlement or compromise contains a full and unconditional release of the indemnified party or (ii) the indemnified party otherwise consents in writing (which

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consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

(d) Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 2.7(a) or Section 2.7(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.7(d) were determined by pro rata allocation (even if the Holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 2.7(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 2.7(c), defending any such action or claim. Notwithstanding the provisions of this Section 2.7(d), no Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Securities exceeds the amount of damages which such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any Registration Statement or Prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations in this Section 2.7(d) to contribute shall be several in proportion to the amount of Registrable Securities registered by them and not joint.

If indemnification is available under this Section 2.7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.7(a) and Section 2.7(b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 2.7(d) subject, in the case of the Holders, to the limited dollar amounts set forth in Section 2.7(b).

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(e) The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.

2.8 Transfer of Registration Rights. The registration rights of a Holder under this Agreement with respect to any Registrable Securities may be transferred or assigned to any purchaser or transferee of Registrable Securities; provided, however, that (i) such Holder shall give Parent written notice prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; (ii) such transferee shall agree in writing, in form and substance reasonably satisfactory to Parent, to be bound as a Holder by the provisions of this Agreement; (iii) such transferee is not a direct competitor of the Company; and (iv) immediately following such transfer the further disposition of such securities by such transferee shall be restricted to the extent set forth under applicable law.

2.9 Current Public Information. With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit a Holder of Registrable Securities to sell securities of the Company to the public without registration, the Company covenants that it will (i) use its reasonable best efforts to file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder and (ii) make available information necessary to comply with Rule 144 and Rule 144A, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (x) Rule 144 and Rule 144A promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rules may be amended from time to time or (y) any other rules or regulations now existing or hereafter adopted by the SEC.

2.10 Company Obligations Regarding Transfers. In connection with any sale or transfer of Registrable Securities by any Holder, including any sale or transfer pursuant to Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit a Holder of Registrable Securities to sell securities of the Company to the public without registration, the Company shall, to the extent allowed by law, take any and all action necessary or reasonably requested by such Holder in order to permit or facilitate such sale or transfer, including, without limitation, at the sole expense of the Company, by (i) issuing such directions to any transfer agent, registrar or depositary, as applicable, (ii) delivering such opinions to the transfer agent, registrar or depositary as are requested by the same, and (iii) taking or causing to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by such Holder to be removed and to rescind any transfer restrictions (other than as may apply pursuant to Section 2.3) with respect to such Registrable Securities.

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2.11 No Conflict of Rights. The Company represents and warrants that it has not granted, and is not subject to, any registration rights that are superior to, inconsistent with or that in any way violate or subordinate the rights granted to the Holders hereby. The Company shall not, prior to the termination of this Agreement, grant any registration rights that are superior to, inconsistent with or that in any way violate or subordinate the rights granted to the Holders hereby.

2.12 Free Writing Prospectuses. The Company shall not permit any officer, director, underwriter, broker or any other person acting on behalf of the Company to use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with any registration statement covering Registrable Securities, without the prior written consent of each participating Holder and any underwriter. No Holder shall, or permit any officer, manager, underwriter, broker or any other person acting on behalf of such Holder to use any free-writing prospectus in connection with any registration statement covering Registrable Securities, without the prior written consent of the Company.

ARTICLE III - TERMINATION

3.1 Termination. The provisions of this Agreement shall terminate and be of no further force and effect upon the earlier of (a) the first anniversary of the date of this Agreement and (b) the date when there shall no longer be any Registrable Securities outstanding; provided, however, that notwithstanding the foregoing, the obligations of the Company under Section 2.10 shall not terminate and shall remain in effect until there shall no longer be any Registrable Securities outstanding.

ARTICLE IV - MISCELLANEOUS

4.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by hand, by facsimile transmission or electronic mail transmission, or by certified or registered mail, postage prepaid and return receipt requested. Notices shall be deemed to have been given upon delivery, if delivered by hand, three days after mailing, if mailed, and upon receipt of an appropriate electronic confirmation, if delivered by facsimile or electronic mail transmission. Notices shall be delivered to the parties at the addresses set forth below:

If to the Company:

WPX Energy, Inc.

One Williams Center, Suite 300

Tulsa, Oklahoma 74172

Attention: Bryan K. Guderian

                  Stephen E. Brilz

                  Amy Flakne

With copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

17

Dallas, Texas 75201

Attention: Glenn D. West

                James R. Griffin

Phone: (214) 746-7700

Facsimile: (214) 746-7777

Email: gdwest@weil.com

            james.griffin@weil.com

If to any Holder, at its address listed on the signature pages hereof.

Any party may from time to time change its address or designee for notification purposes by giving the other parties prior notice in the manner specified above of the new address or the new designee and the subsequent date upon which the change shall be effective.

4.2 Choice of Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be constructed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Delaware without regard to principles of conflicts of law.

(b) All actions and proceedings for the enforcement of or based on, arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over the particular matter, any other court of the State of Delaware, or any federal court sitting in the State of Delaware), and each of the parties hereto hereby (i) irrevocably submits to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding, (ii) irrevocably waives the defense of an inconvenient forum to the maintenance of any such action or proceeding, (iii) agrees that it shall not bring any such action in any court other than the Court of Chancery of the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over the particular matter, any other court of the State of Delaware, or any federal court sitting in the State of Delaware), and (iv) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which Member or Parent, as the case may be, is to receive notice in accordance with Section 4.2. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

4.3 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement; provided, however, the parties hereto hereby acknowledge that the Persons set forth in Section 2.3 and Section 2.7 are express third-party beneficiaries of the obligations of the parties hereto set forth in Section 2.3 and Section 2.7, respectively.

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4.4 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and benefit the Company, each Holder and their respective successors and assigns. The Company shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Company shall not be the surviving entity unless the surviving entity shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Company under this Agreement, and for that purpose references hereunder to “Registrable Securities” shall be deemed to include the common equity interests or other securities, if any, which the Holders would be entitled to receive in exchange for Registrable Securities under any such merger, consolidation or reorganization, provided that, to the extent the Holders receive securities that are by their terms convertible into common equity interests of the issuer thereof, then any such common equity interests as are issued or issuable upon conversion of said convertible securities shall be included within the definition of “Registrable Securities.”

4.5 Counterparts. This Agreement may be executed by the parties in separate counterparts (including by means of executed counterparts delivered via facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.6 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions shall not in any way be affected or impaired thereby.

4.7 No Waivers; Amendments.

(a) No failure or delay on the part of the Company or any Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any Holder at law or in equity or otherwise.

(b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Holders; provided, however, that, so long as each of First Reserve or Ziff, each together with its Affiliates, continues to own 20% or more of the Registrable Securities acquired by it at the closing of the transactions contemplated in the Merger Agreement, any such amendment or waiver shall require the written consent of First Reserve and/or Ziff, as applicable.

4.8 Entire Agreement. This Agreement and the other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement between the Holders and the Company with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

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4.9 Remedies; Specific Performance.

(a) Each Holder shall have all rights and remedies reserved for such Holder pursuant to this Agreement and all rights and remedies which such Holder has been granted at any time under any other agreement or contract and all of the rights which such Holder has under any law or equity. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.

(b) The parties hereto recognize and agree that money damages may be insufficient to compensate the Holders of any Registrable Securities for breaches by the Company of the terms hereof and, consequently, that the equitable remedies of injunctive relief and of specific performance of the terms hereof will be available in the event of any such breach. If any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

4.10 Negotiated Agreement. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to the construction or interpretation hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

WPX ENERGY, INC.

By:
Name:
Title:

Signature Page to Registration Rights Agreement

[SECURITYHOLDER]

By:
Name:
Title:

Address:
[ADDRESS]
Attention:

Copy to:
[COUNSEL FOR SECURITYHOLDER]
[ADDRESS]
Attention:

Signature Page to Registration Rights Agreement

EXHIBIT C – FORM OF RELEASE AGREEMENT

[•], 2015

WPX Energy, Inc., Thunder Merger Sub LLC, RKI Exploration & Production, LLC and the other Releasees (as defined below)

c/o

WPX Energy, Inc.

One Williams Center, Suite 300

Tulsa, Oklahoma 74172

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of July 13, 2015 (the “Merger Agreement”), by and among WPX Energy, Inc., a Delaware corporation (“Parent”), Thunder Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), RKI Exploration & Production, LLC, a Delaware limited liability company (the “Company”), and EscroSol, LLC, as the Members’ Agent.

In order to induce Parent to consummate the transactions contemplated by the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the party executing this letter agreement (the “Releasing Party”), intending to be legally bound, hereby covenants and agrees as follows:

1. Release. Effective as of the Effective Time, the Releasing Party (on the Releasing Party’s own behalf and on behalf of the Releasing Party’s Affiliates) hereby irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Releasees from any Claim, and hereby irrevocably, unconditionally and completely waives and relinquishes each and every Claim, that the Releasing Party or any of the Releasing Party’s Affiliates may have had in the past, may now have or may have in the future against any of the Releasees, in each case directly or indirectly relating to or directly or indirectly arising out of (a) any liability or obligation under any written or oral agreement, arrangement or plan occurring, existing, entered into or adopted by or in favor of the Releasing Party or any of the Releasing Party’s Affiliates at any time up to the Effective Time or (b) any event, matter, cause, thing, act, omission or conduct occurring or existing at any time up to the Effective Time, including, without limitation, any Claim: (i) to the effect that the Releasing Party or any of the Releasing Party’s Affiliates is or may be entitled to any compensation, benefits or perquisites from, or any indemnification or related rights against, the Company or any of the other Releasees (under any agreement, under any Releasee’s Constituent Documents or under applicable laws or regulations or otherwise); or (ii) otherwise arising (directly or indirectly) out of or in any way connected with any employment or other relationship of the Releasing Party or any of the Releasing Party’s Affiliates with the Company or with any of the other Releasees; provided, however, that:

(A) the Releasing Party is not releasing (1) any rights under or in respect of the Merger Agreement, including, without limitation, any right to receive merger consideration or any right to indemnification pursuant to the Merger Agreement or (2) any rights of the Releasing Party (or any of the Releasing Party’s Affiliates) under any agreement entered into by the Releasing Party (or any of the Releasing Party’s Affiliates) with Parent or the Company in connection with the execution of the Merger Agreement or the consummation of the Merger;

(B) if (and only if) the Releasing Party is a manager, officer or employee of the Company, the Releasing Party is not releasing the Releasing Party’s rights, if any, with respect to (1) any salaries, bonuses or other compensation, and any reimbursable expenses, that are payable to the Releasing Party and have accrued prior to the Effective Time, or (2) any rights of the Releasing Party that have accrued prior to the Effective Time under any employee benefit plan of the Company or any subsidiary of the Company;

(C) if (and only if) the Releasing Party is a manager or officer of the Company or any subsidiary of the Company, or, with respect to any Affiliate of the Releasing Party who is a manager or officer of the Company or any subsidiary of the Company, such manager or officer is not releasing (1) any rights such manager or officer may have under any tail insurance policy acquired by the Company for the benefit of its managers and officers or (2) any D&O Indemnification Claim that arises and is asserted by the Releasing Party or such Affiliate against the Company or Parent within six years after the Effective Time; and

(D) the Releasing Party is not releasing any rights the Releasing Party or any of its Affiliates may have that does not involve or relate directly or indirectly to the Company or any subsidiary of the Company.

2. Definitions. For purposes of this letter agreement:

(a) Capitalized terms used but not otherwise defined in this letter agreement have the meanings assigned to such terms in the Merger Agreement;

(b) the term “Affiliate” means, with respect to any person or entity, any other person or entity that directly or indirectly through one or more intermediaries controls, is controlled by or under common control with such person or entity; provided, however, that, if the Releasing Party is an individual, the Releasing Party’s spouse and other family members shall be deemed “Affiliates” of the Releasing Party. For purposes of this definition, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person or entity;

(c) the term “Claim” means any past, present or future dispute, claim, controversy, demand, right, obligation, liability, action or cause of action of any kind or nature, including, without limitation, (i) any unknown, unsuspected or undisclosed claim and (ii) any claim or right that may be asserted or exercised by the Releasing Party or any Affiliate of the Releasing Party in the Releasing Party’s or such Affiliate’s capacity as a Member, securityholder, manager, officer or employee of the Company or in any other capacity;

(d) the term “D&O Indemnification Claim” means a right to indemnification and reimbursement of expenses asserted against the Company by a manager or officer of the Company, under the Company’s Constituent Documents or under a written indemnification agreement entered into by the Company and such manager or officer prior to the date of the Merger Agreement;

(e) the term “Effective Time” means the time at which the Merger becomes effective;

(f) the term “Merger” means the merger contemplated by the Merger Agreement;

(g) the term “Proceeding” means any litigation proceeding (whether civil or criminal) heard by or conducted before a court of competent jurisdiction; and

(h) the term “Releasees” means: [(i) with respect to Claims arising solely in the Releasing Party’s capacity as a manager and/or officer of the Company, Parent; (ii) with respect to Claims arising solely in the Releasing Party’s capacity as a manager and/or officer of the Company, Merger Sub; (iii) the Company; (iv) each of the direct and indirect wholly-owned or partially-owned subsidiaries of the Company; [(v) each of the direct and indirect wholly-owned or partially-owned subsidiaries of Parent;] (vi) each other person or entity that is an Affiliate of [Parent or] the Company; and (vii) the successors and past, present and future assigns, directors (in their capacities as such), officers (in their capacities as such), managers (in their capacities as such) and agents (in their capacities as such) of the respective persons and entities identified or otherwise referred to in clauses “(i)” through “[(vi)]” of this clause “(h)”.]1

3. D&O Indemnification Claims. If the Releasing Party is a manager or officer of the Company or any subsidiary of the Company, then the Releasing Party shall use good faith efforts to pursue any available insurance benefits relating to any D&O Indemnification Claim, but the foregoing shall not foreclose the Releasing Party from seeking indemnification from the Company or Parent for any such D&O Indemnification Claim.

4. Further Assurances. The Releasing Party (a) represents and warrants that the Releasing Party and the Releasing Party’s Affiliates have taken all actions necessary or appropriate to give full effect to the release given by the Releasing Party (on the Releasing Party’s own behalf and on behalf of the Releasing Party’s Affiliates) in this letter agreement, and (b) agrees that the Releasing Party shall execute and deliver (and cause the Releasing Party’s Affiliates to execute and deliver) to Parent and the other Releasees such instruments and other documents, and shall take (and cause the Releasing Party’s Affiliates to take) such other actions, as Parent may reasonably request for the purpose of carrying out or evidencing the release given by the Releasing Party (on the Releasing Party’s own behalf and on behalf of the Releasing Party’s Affiliates) in this letter agreement. Without limiting the generality of the foregoing: (i) the Releasing Party agrees that the Releasing Party will not assert or attempt to assert, and will ensure that none of the Releasing Party’s Affiliates will assert or attempt to assert, any Claim of the type described in Section 1 of this letter agreement against any Releasee at any time after the execution and delivery of this letter agreement; and (ii) the Releasing Party shall hold harmless and indemnify the Releasees from and against, and shall compensate and reimburse the Releasees for, any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature (excluding in each such case any punitive, exemplary, speculative or remote damages, except to the extent any such punitive, exemplary, speculative or remote damages are required to be paid to a third party pursuant to a third-party claim) which is directly or indirectly suffered or incurred at any time by any of the Releasees or to which any of the Releasees may otherwise directly or indirectly become subject at any time and which arises directly or indirectly from or as a result of, or is directly or indirectly connected with (A) any inaccuracy in or breach of any representation, warranty, covenant or obligation set forth in this Release or (B) the assertion or attempted assertion by the Releasing Party or any Affiliate of the Releasing Party of any Claim of the type described in Section 1 of this letter agreement against any Releasee.

5. Unknown Claims. The Releasing Party (on the Releasing Party’s own behalf and on behalf of the Releasing Party’s Affiliates) hereby waives the benefits of, and any rights that the Releasing Party or any of the Releasing Party’s Affiliates may have under, any statute or common law regarding the release of unknown claims in any jurisdiction.

[1]	Note to Draft: Only Releases delivered by Company directors and officers will contain clauses (i) and (ii) and the other references to Parent in the definition of “Releasees”.

6. Remedies. Notwithstanding anything to the contrary contained in this letter agreement, no party hereto is waiving or being required to waive any Claim with respect to any fraud by any other person, or any right that cannot be waived under applicable law, and nothing contained in this letter agreement will be construed as an admission by the Releasing Party of any liability of any kind to any Person.

7. Miscellaneous. This letter agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws). This letter agreement sets forth the entire understanding of the Releasing Party, the Releasing Party’s Affiliates and the Releasees relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of those parties relating to the subject matter hereof. In the event that any provision of this letter agreement, or the application of any such provision to any person or entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this letter agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law. The delivery of this letter agreement by facsimile or .pdf shall be sufficient to bind the Releasing Party and the Releasing Party’s Affiliates to the terms of this letter agreement. This letter agreement is for the benefit of, and may be enforced by, each of the Releasees.

Very truly yours,

Signature

Name

Address

( )
Telephone

( )
Facsimile

EXHIBIT D – NON-CORE ASSETS

See attached schedule.

RKI EXPLORATION & PRODUCTION LLC

EXHIBIT D - NON-CORE ASSETS

ASSET	DESCRIPTION
DJ Basin acreage, wells and production	Acreage, wells, reserves and production in the following townships of Laramie, Platte and Goshen counties, WY:

13N-63W; 13N-64W
14N-61W; 14N-62W
15N-61W; 15N-62W; 15N-63W
16N-64W
19N-67W; 19N-68W
20N-67W; 20N-68W
21N-66W; 21N-67W
22N-66W; 22N-67W
23N-65W; 23N-66W; 23N-67W
24N-65W; 24N-66W; 24N-67W
25N-64W; 25N-65W
26N-63W; 26N-64W; 26N-65W
27N-63W

Oklahoma acreage, wells and production (includes LLC interests of PetroWater Solutions LLC)	Acreage, wells, reserves and production, in the following townships of Pushmataha and Custer counties, OK; 33% WI in the Bouse 1A-9 SWD well:

2S-15E; 3S-15E
14N-17W; 14N-18W
15N-18W; 15N-19W

Keller lease	Wells, reserves and production for the Keller lease in Wheeler County, TX Survey H&GN RR Co, Blk 24

McKinley County lease	6,254 undeveloped acres in McKinley County, NM 20N-5W; 20N-6W

Oklahoma Tower 9th Floor furniture & fixtures	Office sub-lease, computers, office furniture and fixtures, 2008 Ford Explorer